Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192600

To the Stockholders of Camco Financial Corporation:

On October 9, 2013, Camco Financial Corporation (which we refer to as “Camco Financial”) entered into a merger agreement with Huntington Bancshares Incorporated (which we refer to as “Huntington”). Camco Financial is sending you this document to ask you to vote on the adoption of the merger agreement.

If the merger agreement is adopted and the merger is subsequently completed, Camco Financial will merge with and into Huntington, with Huntington as the surviving corporation (which we refer to as the “merger”). In addition, if the merger is completed, you will be entitled to receive, without interest, for each share of Camco Financial common stock you hold, at your election and subject to certain election and allocation procedures described elsewhere in this proxy statement/prospectus, either (i) 0.7264 shares of Huntington common stock, or (ii) $6.00 in cash, unless you exercise your dissenter’s rights. You will have the opportunity to elect the form of consideration to be received for your shares, subject to certain allocation procedures set forth in the merger agreement that are intended to ensure that 80% of the outstanding shares of Camco Financial common stock will be converted into the right to receive shares of Huntington common stock and the remaining outstanding shares of Camco Financial common stock will be converted into the right to receive cash. Therefore, your ability to receive the cash or stock elections of your choice may depend on the elections of other Camco Financial stockholders. In addition, the merger agreement provides Huntington with the right, under certain circumstances, to increase the cash portion of the aggregate consideration paid to Camco Financial stockholders if Camco Financial stockholders have elected to receive more than 20% of the merger consideration in cash.

We expect that the merger will generally be tax-free with respect to any Huntington common stock that you receive and will generally be taxable with respect to any cash that you receive. Huntington’s common stock is traded on the Nasdaq Global Select Market under the symbol “HBAN,” and Camco Financial’s common stock is traded on the Nasdaq Global Market under the symbol “CAFI.”

This is a prospectus of Huntington relating to its offering of up to 9,767,032 shares of Huntington common stock to Camco Financial stockholders in the proposed merger and a proxy statement of Camco Financial. This document, including the materials incorporated by reference into this document, contains important information about Camco Financial, Huntington, the merger and the conditions that must be satisfied before the merger can occur.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

On behalf of the Camco Financial board of directors, I thank you for your prompt attention to this important matter.

James E. Huston

Chairman of the Board, President, Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the Huntington common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This document is dated January 10, 2014, and is first being mailed to stockholders of Camco Financial on or about January 13, 2014.

WHERE YOU CAN FIND MORE INFORMATION

Both Huntington and Camco Financial file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either Huntington or Camco Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Huntington and Camco Financial file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents that are filed by Huntington, free of charge, from Huntington at www.huntington.com under the “Investor Relations” tab and then under the heading “Publications and Filings” or, with respect to these documents filed by Camco Financial, from Camco Financial by accessing Camco Financial’s website at www.advantagebankonline.com under the “Investor Relations” link and then under the heading “SEC Filings.” We have included the web addresses of the SEC, Huntington and Camco Financial as inactive textual references only. Except as may be specifically incorporated by reference into this document, information on those websites is not part of this document.

Huntington has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Huntington and Camco Financial have previously filed with the SEC. They contain important information about Huntington, Camco Financial and their financial condition. See “Incorporation of Certain Documents by Reference” on page 86. These documents are available without charge to you upon written or oral request to Huntington’s and Camco Financial’s principal executive offices:

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Attention: Richard A. Cheap

(614) 480-8300

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Attention: James E. Huston

(740) 435-2020

To obtain timely delivery of these documents, you must request the information no later than February 12, 2014 in order to receive them before Camco Financial’s special meeting of stockholders.

Huntington common stock is traded on the Nasdaq Global Select Market under the symbol “HBAN,” and Camco Financial common stock is traded on the Nasdaq Global Market under the symbol “CAFI.”

CAMCO FINANCIAL CORPORATION

814 WHEELING AVENUE

CAMBRIDGE, OHIO 43725

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 19, 2014

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Camco Financial Corporation (“Camco Financial”) will be held at the Cambridge Country Club, 60755 Southgate Road, Byesville, Ohio 43723 at 3:00 p.m., Eastern time, on February 19, 2014, for the following purposes:

1. To adopt the Agreement and Plan of Merger, dated as of October 9, 2013 (the “merger agreement”), by and between Huntington Bancshares Incorporated and Camco Financial Corporation (the “merger proposal”);

2. To approve, on a non-binding, advisory basis, the compensation to be paid to Camco Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Camco Financial’s Directors and Executive Officers in the Merger” beginning on page 50 (the “Merger-Related Named Executive Officer Compensation proposal”); and

3. To approve one or more adjournments of the Camco Financial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal (the “Camco Financial adjournment proposal”).

Camco Financial will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

The merger proposal and the Merger-Related Named Executive Officer Compensation proposal are described in more detail in this document, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this document.

The Camco Financial board of directors has set December 31, 2013 as the record date for the Camco Financial special meeting. Only holders of record of Camco Financial common stock at the close of business on December 31, 2013 will be entitled to notice of and to vote at the Camco Financial special meeting and any adjournments or postponements thereof. Any stockholder entitled to attend and vote at the Camco Financial special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Camco Financial common stock.

Your vote is very important. To ensure your representation at the Camco Financial special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly whether or not you expect to attend the Camco Financial special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Camco Financial special meeting.

The Camco Financial board of directors has approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal, “FOR” the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Camco Financial adjournment proposal.

BY ORDER OF THE BOARD OF DIRECTORS

Cambridge, Ohio

January 10, 2014

PLEASE VOTE YOUR SHARES OF CAMCO FINANCIAL COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL ALLIANCE ADVISORS, LLC TOLL-FREE AT (855) 737-3177.

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Appendix A	Merger Agreement	A-1
Appendix B	Opinion of Boenning & Scattergood, Inc.	B-1
Appendix C	Section 262 of the General Corporation Law of the State of Delaware	C-1

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	WHAT IS THE MERGER?

A.	Huntington and Camco Financial have entered into a merger agreement, pursuant to which Camco Financial will merge with and into Huntington, with Huntington continuing as the surviving corporation, in a transaction which is referred to as the merger. A copy of the merger agreement is attached as Appendix A to this document. Immediately following the merger, Advantage Bank, an Ohio bank and a wholly owned subsidiary of Camco Financial, will merge with and into The Huntington National Bank, a national banking association and wholly owned subsidiary of Huntington, which is referred to as Huntington Bank, with Huntington Bank being the surviving entity, which transaction is referred to as the bank merger. In order for us to complete the transaction we need not only the approval of the Camco Financial stockholders but the approval of both these mergers by our applicable banking regulators.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A.	Camco Financial is sending these materials to its stockholders to help them decide how to vote their shares of Camco Financial common stock with respect to the merger and the other matters to be considered at the special meeting.

The merger cannot be completed unless Camco Financial stockholders adopt the merger agreement. Camco Financial is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in this document.

This document constitutes both a proxy statement of Camco Financial and a prospectus of Huntington. It is a proxy statement because the board of directors of Camco Financial is soliciting proxies from its stockholders using this document. It is a prospectus because Huntington, in connection with the merger, is offering shares of its common stock in partial exchange for outstanding shares of Camco Financial common stock in the merger.

Q:	WHAT WILL CAMCO FINANCIAL STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the merger is completed, subject to certain allocation procedures, each Camco Financial stockholder may elect to receive, without interest, for each share of Camco Financial common stock owned (other than shares of dissenting stockholders and certain shares owned by Camco Financial or Huntington), either (i) 0.7264 of a share of Huntington common stock, or (ii) $6.00 in cash, subject to the payment of cash instead of fractional shares, or a combination thereof. You will have the opportunity to elect the form of consideration to be received for your shares, subject to certain adjustment and allocation procedures set forth in the merger agreement, which procedures are intended to ensure that 80% of the outstanding shares of Camco Financial common stock will be converted into the right to receive shares of Huntington common stock and the remaining outstanding shares of Camco Financial common stock will be converted into the right to receive cash. In addition, the merger agreement provides Huntington with the right, under certain circumstances, to increase the cash portion of the aggregate merger consideration paid to Camco Financial stockholders if they elect to receive more than 20% of the merger consideration in cash. Therefore, your ability to receive the cash or stock elections of your choice will depend on the elections of other Camco Financial stockholders. The allocation of the mix of consideration payable to Camco Financial stockholders in the merger will not be known until Huntington tallies the results of the cash and stock elections made by Camco Financial stockholders, which may not occur until shortly after the closing of the merger. See “The Merger—Terms of the Merger” beginning on page 33.

Q:	HOW DO CAMCO FINANCIAL STOCKHOLDERS MAKE THEIR ELECTION TO RECEIVE CASH, HUNTINGTON COMMON STOCK OR A COMBINATION OF BOTH?

A:	Each Camco Financial stockholder of record will receive an election form, which you should complete and return, along with your Camco Financial stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m., Eastern Time, on February 18, 2014 (which we refer to as the “election deadline”). A copy of the election form is being mailed under separate cover on or about the date of this proxy statement/prospectus. Huntington will also make an election form available if requested by a Camco Financial stockholder of record following the mailing of the election forms and before the election deadline.

If you own shares of Camco Financial common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

Q:	CAN I CHANGE MY ELECTION?

A:	You may change your election at any time prior to the election deadline by submitting to Computershare Investor Services written notice accompanied by a properly completed and signed, revised election form. You may revoke your election by submitting written notice to Computershare prior to the election deadline or by withdrawing your stock certificates prior to the election deadline. Camco Financial stockholders will not be entitled to change or revoke their elections following the election deadline. If you instructed a bank, broker or other financial institution to submit an election for your shares, you must follow their directions for changing those instructions.

Q:	WHAT HAPPENS IF I DO NOT MAKE A VALID ELECTION TO RECEIVE CASH OR HUNTINGTON COMMON STOCK?

A:	If you do not return a properly completed election form by the election deadline specified in the election form, your shares of Camco Financial common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of consideration (cash or shares of Huntington common stock) is undersubscribed in the merger, shares of Camco Financial common stock for which no election has been validly made will be allocated to that form of consideration before shares of Camco Financial common stock electing the oversubscribed form will be switched to it pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your shares of Camco Financial common stock, in the event proration is necessary electing shares will have a priority over non-election shares.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	Huntington and Camco Financial are working to complete the merger as soon as practicable. If the stockholders of Camco Financial adopt the merger agreement, the parties currently expect that the merger will be completed during the first half of 2014. Neither Huntington nor Camco Financial can predict, however, the actual date on which the merger will be completed (or whether it will be completed) because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals will be received. See “The Merger Agreement—Conditions to the Merger” beginning on page 65.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	Camco Financial stockholders are being asked to vote on the following proposals:

1.	to adopt the merger agreement, a copy of which is attached as Appendix A to this document, which is referred to as the merger proposal;

2.	to approve, on a non-binding, advisory basis, the compensation to be paid to Camco Financial’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Camco Financial’s Directors and Executive Officers in the Merger” beginning on page 50, which is referred to as the Merger-Related Named Executive Officer Compensation proposal; and

3.	to approve one or more adjournments of the Camco Financial special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the Camco Financial adjournment proposal.

Stockholder approval of the merger proposal is required for completion of the merger. Camco Financial will transact no other business at the Camco Financial special meeting.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:	The merger proposal: The affirmative vote of a majority of the outstanding shares of Camco Financial common stock entitled to vote is required to approve the merger proposal.

The Merger-Related Named Executive Officer Compensation proposal: The affirmative vote of a majority of the shares of Camco Financial common stock represented (in person or by proxy) at the Camco Financial special meeting and entitled to vote on the proposal is required to approve the Merger-Related Named Executive Officer Compensation proposal. However, this is an advisory vote and, therefore, not binding on Camco Financial or on Huntington or the boards of directors or the compensation committees of Camco Financial or Huntington. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. Camco Financial is seeking this non-binding advisory stockholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, which requires Camco Financial to provide its stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Camco Financial’s named executive officers in connection with the merger. The Merger-Related Named Executive Officer Compensation proposal gives Camco Financial’s stockholders the opportunity to express their views on the merger-related compensation of Camco Financial’s named executive officers. Approval of the proposal is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to approve the merger proposal.

The Camco Financial adjournment proposal: The affirmative vote of a majority of the shares of Camco Financial common stock represented (in person or by proxy) at the Camco Financial special meeting and entitled to vote on the proposal is required to approve the Camco Financial adjournment proposal.

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at Camco Financial’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank, or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a stockholder of Camco Financial as of December 31, 2013, which is referred to as the record date, you may submit your proxy before Camco Financial’s special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at Camco Financial’s special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	WHEN AND WHERE IS THE CAMCO FINANCIAL SPECIAL MEETING OF STOCKHOLDERS?

A:	The special meeting of Camco Financial stockholders will be held at the Cambridge Country Club, 60755 Southgate Road, Byesville, Ohio 43723 at 3:00 p.m., Eastern time, on February 19, 2014. Subject to space availability, all Camco Financial stockholders as of the record date, or their duly appointed proxies, may attend the Camco Financial special meeting.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank or other nominee will not vote your shares unless instructed, and such failure will have the same effect as a vote “AGAINST” the merger. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Camco Financial or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Your broker, bank or other nominee may not vote your shares on the non-binding, advisory vote on the Merger-Related Named Executive Officer Compensation proposal or the Camco Financial adjournment proposal, for which broker non-votes will have no effect on the vote count for each such proposal.

Q:	WHAT IF I DO NOT VOTE OR ABSTAIN?

A:	For purposes of the Camco Financial special meeting, an abstention occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” vote.

If you are a Camco Financial stockholder and you fail to vote or fail to instruct your broker, bank or other nominee how to vote on the merger proposal, it will have the same effect as a vote cast “AGAINST” the merger proposal. If you respond with an “abstain” vote on the merger proposal, your proxy will have the same effect as a vote cast “AGAINST” the merger proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY OR VOTING INSTRUCTION CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Camco Financial common stock represented by your proxy will be voted as recommended by the Camco Financial board of directors with respect to that proposal. Unless a Camco Financial stockholder checks the box on its proxy card to withhold discretionary authority, the proxyholders may use their discretion to vote on other matters relating to the Camco Financial special meeting, as applicable.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Camco Financial special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of Camco Financial;

•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the Camco Financial special meeting and voting in person, as long as you have also revoked by one of the above methods any previously delivered proxy.

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	ARE CAMCO FINANCIAL STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:	Yes, Camco Financial stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which is referred to as Delaware law, provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. More information regarding these appraisal rights is provided in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix C to this document. You should read these provisions carefully and in their entirety. See “Appraisal Rights” beginning on page 82.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO CAMCO FINANCIAL STOCKHOLDERS?

The obligation of Huntington and Camco Financial to complete the merger is conditioned upon the receipt of legal opinions from their respective counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Provided that the merger qualifies as a “reorganization” for United States federal income tax purposes, the specific tax consequences of the merger to a Camco Financial stockholder will depend upon the form of consideration such Camco Financial stockholder receives in the merger.

•	If you receive solely shares of Huntington common stock and cash instead of a fractional share of Huntington common stock in exchange for your Camco Financial common stock, then you generally will not recognize any gain or loss, except with respect to the cash received instead of a fractional share of Huntington common stock.

•	If you receive solely cash in exchange for your Camco Financial common stock, then you generally will recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your shares of Camco Financial common stock. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Camco Financial common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

•	If you receive a combination of shares of Huntington common stock and cash, other than cash instead of a fractional share of Huntington common stock, in exchange for your Camco Financial common stock, then you may recognize gain, but you will not recognize loss. If the sum of the fair market value of the shares of Huntington common stock and the amount of cash you receive in exchange for your shares of Camco Financial common stock exceeds your cost basis in your shares of Camco Financial common stock, you generally will recognize gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Camco Financial common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 69.

The tax consequences of the merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the merger is not completed, Camco Financial stockholders will not receive any consideration for their shares of Camco Financial common stock in connection with the merger. Instead, Camco Financial will remain an independent public company and its common stock will continue to be listed and traded on the Nasdaq Global Market, which is referred to as the NASDAQ. Under specified circumstances, Camco Financial may be required to pay to Huntington a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination” beginning on page 66.

Q:	SHOULD CAMCO FINANCIAL STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	As addressed above under “How do Camco Financial Stockholders make their election to receive cash, Huntington common stock or a combination of both, you may send in your stock certificates with the election materials that are being separately circulated. You should not, however, send in your stock certificates with your proxy card.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Alliance Advisors, LLC, the proxy solicitation agent for Camco Financial, toll-free at (855) 737-3177.

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to the merger-related proposals. In addition, we incorporate by reference important business and financial information about Huntington into this document. For a description of this information, see “Incorporation of Certain Documents by Reference” on page 86. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this document, “Huntington” refers to Huntington Bancshares Incorporated, “Camco Financial” refers to Camco Financial Corporation and “we,” “us” and “our” refers collectively to Huntington and Camco Financial. Also, we refer to the proposed merger of Camco Financial with and into Huntington as the “merger,” the proposed merger of Advantage Bank with and into Huntington Bank as the “bank merger” and the Agreement and Plan of Merger, dated as of October 9, 2013, by and between Camco Financial and Huntington as the “merger agreement.”

The Merger and the Merger Agreement (pages 33 and 56)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger.

Under the terms of the merger agreement, Camco Financial will merge with and into Huntington with Huntington surviving the merger.

Merger Consideration (page 33)

Each Camco Financial stockholder will have the right to receive, without interest, for each share of Camco Financial common stock, at the stockholder’s election, either (i) 0.7264 shares of Huntington common stock, or (ii) $6.00 in cash, unless such stockholder exercises its dissenter’s rights, in each case, subject to the certain election and allocation procedures specified in the merger agreement.

Based on the closing price of Huntington common stock on the NASDAQ on October 9, 2013, the last trading day before the announcement of the merger, of $8.12, a share of Camco Financial common stock entitled to receive 0.7264 of a share of Huntington common stock would receive stock consideration valued at approximately $5.90. Based on the closing price of Huntington common stock on the NASDAQ on January 8, 2014, the latest practicable date before the printing of this document, a share of Camco Financial entitled to 0.7264 of a share of Huntington common stock would receive stock consideration valued at approximately $7.08. If you receive Huntington common stock as merger consideration, the implied value of the merger consideration that you will receive for each share of Camco Financial common stock will depend on the price per share of Huntington common stock at the time you receive the shares of Huntington common stock. Therefore, if you receive Huntington common stock as merger consideration, the implied value of the merger consideration may be different than its estimated value based on the current price of Huntington common stock or the price of Huntington common stock at the time of the Camco Financial special meeting.

Recommendation of the Camco Financial Board of Directors (page 42)

After careful consideration, the Camco Financial board of directors recommends that Camco Financial stockholders vote “FOR” the merger proposal, “FOR” the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Camco Financial adjournment proposal (if necessary or appropriate).

For a more complete description of Camco Financial’s reasons for the merger and the recommendations of the Camco Financial board of directors, see “The Merger—Recommendation of the Camco Financial Board of Directors and Reasons for the Merger” beginning on page 42.

Opinion of Camco Financial’s Financial Advisor (page 44)

Boenning & Scattergood, Inc. (“Boenning”), Camco Financial’s financial advisor in connection with the merger, delivered a written fairness opinion to the Camco Financial board of directors dated October 9, 2013, the date the merger agreement was executed, to the effect that, as of such date, subject to the factors and assumptions set forth in Boenning’s opinion, the merger consideration is fair, from a financial point of view, to the holders of Camco Financial common stock.

Appendix B to this proxy statement/prospectus sets forth the full text of the Boenning opinion, which includes the assumptions Boenning made, the procedures Boenning followed, the matters Boenning considered and the limitations on the review Boenning undertook in connection with its opinion. Boenning provided its opinion for the information and assistance of the Camco Financial board of directors in connection with its consideration of the merger. The Boenning opinion is not a recommendation as to how you should vote with respect to the merger or any related matter. You are encouraged to read the Boenning opinion in its entirety, a copy of which is attached to this proxy statement/prospectus as Appendix B.

Camco Financial’s Directors and Executive Officers Have Certain Interests in the Merger (page 50)

Camco Financial’s directors and executive officers have interests in the acquisition as individuals which are in addition to, or different from, their interests as stockholders of Camco Financial. These interests include, among other things:

•	payments made upon a qualifying termination of employment in connection with the merger pursuant to an employment agreement and change of control agreements;

•	acceleration of the vesting of stock options and shares of restricted stock;

•	acceleration of the vesting of benefits under salary continuation agreements;

•	retention bonuses to be paid by Huntington to some executive officers of Camco Financial;

•	indemnification by Huntington of current and former directors and officers to the full extent provided under the Camco Financial Certificate of Incorporation, as amended, and Bylaws; and

•	director’s and officer’s liability insurance, purchased by Huntington for a period of six years after the completion of the merger, to reimburse the present and former Camco Financial directors and officers with respect to claims arising from facts or events occurring before the completion of the merger.

The board of directors of Camco was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the acquisition.

These interests are described in more detail in the section of this document entitled “The Merger—Interests of Camco Financial Directors and Executive Officers in the Merger” beginning on page 50.

Treatment of Camco Financial Stock Options and Warrants (page 56)

Upon consummation of the merger, each outstanding Camco Financial stock option granted under Camco Financial’s stock option plans will vest and be converted into a stock option to purchase shares of Huntington common stock on the same terms and conditions as immediately prior to the closing of the merger, at an exercise price and for a number of shares to be adjusted based on the exchange ratio. Upon consummation of the merger, Huntington will assume the Camco Warrant Agreement, dated November 2, 2012, between Camco Financial and Registrar and Transfer Company, and each outstanding warrant will be converted into a warrant to purchase Huntington common stock, as adjusted based on the exchange ratio.

Regulatory Approvals Required for the Merger (page 54)

Completion of the merger and the bank merger are subject to approval of the bank merger by the Office of the Comptroller of the Currency, which is referred to as the OCC. Applications and/or notifications requesting approval for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed applications and notices to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on Huntington after the completion of the merger. The regulatory approvals to which completion of the merger is subject are described in more detail in the section of this document entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page 54.

Appraisal Rights (page 82)

Section 262 of Delaware law provides holders of Camco Financial common stock with the ability to dissent from the merger and seek the appraised value of their shares. A holder of Camco Financial common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, which are referred to as dissenting stockholders, will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Camco Financial common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Camco Financial common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights” beginning on page 82.

To seek appraisal, a Camco Financial stockholder must deliver a written demand for appraisal to Camco Financial before the vote on the merger agreement at the Camco Financial special meeting, and the Camco Financial stockholder must not vote in favor of the merger proposal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. For a further description of the appraisal rights available to Camco Financial stockholders and procedures required to exercise appraisal rights, see the section entitled “Appraisal Rights” beginning on page 82.

Conditions to the Merger (page 65)

The obligations of Huntington and Camco Financial to effect the merger are subject to the satisfaction at or prior to the effective time of the merger of the following mutual conditions:

•	approval of the merger proposal by the Camco Financial stockholders;

•	authorization for listing on the NASDAQ of the shares of Huntington common stock to be issued in the merger, subject to official notice of issuance;

•	the effectiveness of the registration statement on Form S-4 of which this document is a part and the absence of a stop order suspending the effectiveness of the registration statement or proceedings initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency or other law that prevents or makes illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the merger agreement, and the expiration of all applicable statutory waiting periods.

The obligation of Huntington to effect the merger is also subject to the satisfaction, or waiver by Huntington, of the following conditions:

•	the accuracy of Camco Financial’s representations and warranties in the merger agreement as of the date of the merger agreement and as of effective time of the merger (other than representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Camco Financial to such effect);

•	the performance by Camco Financial in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer’s certificate from Camco Financial to such effect);

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•	the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, including the merger and the bank merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the merger, restrict or burden Huntington or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Huntington or the surviving company that would have a material adverse effect on Huntington, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Camco Financial.

The obligation of Camco Financial to effect the merger is also subject to the satisfaction, or waiver by Camco Financial, of the following conditions:

•	the accuracy of Huntington’s representations and warranties in the merger agreement as of the date of the merger agreement and as of the effective time of the merger (other than representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Huntington to such effect);

•	the performance by Huntington in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer’s certificate from Huntington to such effect); and

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation (page 60)

Under the terms of the merger agreement, Camco Financial has agreed not to, directly or indirectly, solicit, initiate, encourage, knowingly facilitate or induce inquiries, proposals or offers with respect to, or the making or completion of, any acquisition proposal relating to Camco Financial (other than the merger), or enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any confidential or nonpublic information with respect to or in connection with, any acquisition proposal relating to Camco Financial (other than the merger). Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances, in response to an unsolicited bona fide written acquisition proposal which, in the good faith judgment of the Camco Financial board of directors, is or is reasonably likely to result in a proposal which is superior from a financial point of view to the merger with Huntington, and the Camco Financial board of directors determines in good faith (after consultation with its outside legal counsel) that failure to take such actions would cause it to violate its fiduciary duties under applicable law, Camco Financial may furnish information regarding Camco Financial and participate in discussions and negotiations with such third party.

Camco Financial has also agreed to submit the merger agreement for adoption by its stockholders. The Camco Financial board has recommended that its stockholders vote in favor of the merger proposal. The Camco Financial board will not withdraw, qualify or adversely modify its recommendation to its stockholders to vote in favor of the merger proposal, except as permitted under the merger agreement in connection with a superior acquisition proposal. If, prior to the receipt of the Camco Financial stockholder approval, Camco Financial’s board of directors, after consultation with outside counsel, determines in good faith that, because of the receipt of a superior acquisition proposal, it would result in a violation of its fiduciary duties under Delaware law to continue to recommend adoption of the merger agreement, the Camco Financial board of directors may submit the merger agreement without its recommendation.

Termination; Termination Fee (page 66)

Huntington and Camco Financial may mutually agree in writing at any time to terminate the merger agreement without completing the merger, even if the Camco Financial stockholders have adopted the merger agreement.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement;

•	by either party, if the merger has not closed on or before October 9, 2014, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party set forth in the merger agreement;

•	by either party, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by Huntington, if:

•

at any time prior to the effective time of the merger, Camco Financial’s board of directors has (A) failed to recommend to the stockholders of Camco Financial that they vote to approve the merger agreement, (B) changed, modified or withdrawn its recommendation with respect to the merger proposal, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, an acquisition proposal other than the merger agreement, whether or not permitted by the merger agreement, or has resolved to do the same, or (C) failed to substantially comply with its non-solicitation obligations or its obligations to recommend to the Camco Financial stockholders the adoption of the merger agreement and call a stockholder meeting for that purpose; or

•	a tender offer or exchange offer for 15% or more of the outstanding shares of Camco Financial common stock is commenced (other than by Huntington or a subsidiary of Huntington), and Camco Financial’s board of directors recommends that the stockholders of Camco Financial tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten business days; or

•	by either Huntington or Camco Financial, if the Camco Financial stockholders do not vote to approve the merger agreement at a duly held stockholders meeting (including any adjournment or postponement of such meeting).

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals, Camco Financial may be required to pay Huntington a termination fee of $3.25 million. See “The Merger Agreement—Termination; Termination Fee” beginning on page 66.

Comparison of Stockholders’ Rights (page 73)

The rights of Camco Financial stockholders who continue as Huntington stockholders after the merger will be governed by the charter and bylaws of Huntington rather than by the certificate of incorporation and bylaws of Camco Financial. In addition, the rights of stockholders under Maryland law, where Huntington is organized, differ from the rights of stockholders under Delaware law, where Camco Financial is organized.

The Parties (page 32)

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Phone: (614) 480-8300

Huntington is a regional bank holding company headquartered in Columbus, Ohio, with assets of approximately $57 billion as of September 30, 2013. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customer.

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Phone: (740) 435-2020

Camco Financial is a multi-state bank holding company for Advantage Bank, headquartered in Cambridge, Ohio, with assets of approximately $761 million as of September 30, 2013. Operating 22 branch offices in Ohio, Kentucky and West Virginia, Advantage Bank offers community banking that includes commercial, business and consumer financial services and internet banking. Advantage’s lending activities include the origination of commercial real estate and business loans, consumer loans, and residential conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Camco’s primary market areas. Camco also originates construction and permanent mortgage loans on condominiums, two- to four-family, multi-family (over four units) and nonresidential properties.

SELECTED HISTORICAL FINANCIAL DATA FOR HUNTINGTON

The following table summarizes financial results achieved by Huntington for the periods and at the dates indicated and should be read in conjunction with Huntington’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Huntington has previously filed with the SEC. Historical financial information for Huntington can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find More Information” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2013 and 2012 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Huntington believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2013 and 2012 indicate results for any future period.

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Interest income	$1,390,813	$1,451,268	$1,930,263	$1,970,226	$2,145,392	$2,238,142	$2,798,322
Interest expense	116,854	174,799	219,739	341,056	526,587	813,855	1,266,631

Net interest income	1,273,959	1,276,469	1,710,524	1,629,170	1,618,805	1,424,287	1,531,691
Provision for credit losses	65,714	107,930	147,388	174,059	634,547	2,074,671	1,057,463

Net interest income (loss) after provision for credit losses	1,208,245	1,168,539	1,563,136	1,455,111	984,258	(650,384)	474,228
Noninterest income	751,367	800,206	1,097,857	980,623	1,041,858	1,005,644	707,138
Noninterest expense:
Goodwill impairment	—	—	—	—	—	2,606,944	—
Other noninterest expense	1,311,994	1,365,248	1,835,876	1,728,500	1,673,805	1,426,499	1,477,374

Total noninterest expense	1,311,994	1,365,248	1,835,876	1,728,500	1,673,805	4,033,443	1,477,374

Income (loss) before income taxes	647,618	603,497	825,117	707,234	352,311	(3,678,183)	(296,008)
Provision (benefit) for income taxes	166,700	129,754	184,095	164,621	39,964	(584,004)	(182,202)

Net income (loss)	$480,918	$473,743	$641,022	$542,613	$312,347	$(3,094,179)	$(113,806)

Dividends on preferred shares	23,904	24,016	31,989	30,813	172,032	174,756	46,400

Net income (loss) applicable to common shares	$457,014	$449,727	$609,033	$511,800	$140,315	$(3,268,935)	$(160,206)

Net income (loss) per common share—basic	$0.55	$0.52	$0.71	$0.59	$0.19	$(6.14)	$(0.44)
Net income (loss) per common share—diluted	0.54	0.52	0.71	0.59	0.19	(6.14)	(0.44)
Cash dividends declared per common share	0.1400	0.1200	0.1600	0.1000	0.0400	0.0400	0.6625

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Balance sheet highlights

Total assets (period end)	$56,648,251	$56,443,000	$56,153,185	$54,450,652	$53,819,642	$51,554,665	$54,352,859
Total long-term debt (period end)	904,668	185,613	1,364,834	3,097,857	3,813,827	3,802,670	6,870,705
Total stockholders’ equity (period end)	5,961,579	5,807,604	5,790,211	5,418,100	4,980,542	5,336,002	7,228,906
Average long-term debt	2,129,530	2,561,505	2,273,140	3,275,913	3,953,177	5,558,001	7,374,681
Average stockholders’ equity	5,867,457	5,614,026	5,671,455	5,237,541	5,482,502	5,787,401	6,395,690
Average total assets	$55,844,746	$55,546,026	$55,673,599	$53,750,054	$52,574,231	$52,440,268	$54,921,419
Key ratios and statistics
Margin analysis
Interest income	3.69%	3.86%	3.85%	4.09%	4.55%	4.88%	5.90%
Interest expense	0.31	0.46	0.44	0.71	1.11	1.77	2.65

Net interest margin	3.38%	3.40%	3.41%	3.38%	3.44%	3.11%	3.25%

Return on average total assets	1.27%	1.19%	1.15%	1.01%	0.59%	(5.90)%	(0.21)%
Return on average common stockholders’ equity	12.3	11.9	11.5	10.5	3.7	(80.8)	(2.8)
Return on average tangible common stockholders’ equity	14.1	13.9	13.5	12.7	5.6	(22.4)	(4.4)
Efficiency ratio	60.6	64.5	63.4	63.7	60.4	55.4	57.0
Dividend payout ratio	25.9	23.1	22.5	16.9	21.1	N.R.	N.R.
Average stockholders’ equity to average assets	10.51	10.11	10.19	9.74	10.43	11.04	11.65
Effective tax rate (benefit)	25.8	14.4	22.3	23.3	11.3	(15.9)	(61.6)
Tier 1 common risk-based capital ratio (period end)	10.85	10.28	10.48	10.00	9.29	6.76	5.05
Tangible common equity to tangible assets (period end)	9.02	8.74	8.76	8.30	7.56	5.92	4.04
Tangible equity to tangible assets (period end)	9.71	9.43	9.46	9.02	8.24	9.24	7.72
Tier 1 leverage ratio (period end)	10.85	10.29	10.36	10.28	9.41	10.09	9.82
Tier 1 risk-based capital ratio (period end)	12.36	11.88	12.02	12.11	11.55	12.15	10.72
Total risk-based capital ratio (period end)	14.67%	14.36%	14.50%	14.77%	14.46%	14.55%	13.91%
Other data
Full-time equivalent employees (period end)	11,956	11,731	11,806	11,245	11,341	10,272	10,951
Domestic banking offices (period end)	731	699	705	668	620	611	613

N.R.—Not relevant, as the denominator is a negative number.

Explanatory Note Regarding Retrospective Presentation for Change in Accounting Principle

Effective January 1, 2013, Huntington adopted Accounting Standards Update (ASU) 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities beginning with our 2013 first quarter Form 10-Q filed on April 29, 2013. The ASU amends Topic 210 by requiring additional improved information to be disclosed regarding financial instruments and derivative instruments that are offset in accordance with the conditions under ASC 210-20-45 or ASC 810-10-45 or subject to an enforceable master netting arrangement or similar agreement.

The following tables present the gross amounts of these assets and liabilities with any offsets to arrive at the net amounts recognized in the Consolidated Balance Sheets at December 31, 2011:

Offsetting of Financial Assets and Derivative Assets (Unaudited)
(dollar amounts in thousands)		Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets	Gross amounts not offset in the consolidated balance sheets		Net amount
					Financial instruments	cash collateral received
Offsetting of Financial Assets and Derivative Assets
December 31, 2011	Derivatives	$492,659	$(96,428)	$396,231	$(33,199)	$(610)	$362,422

Offsetting of Financial Liabilities and Derivative Liabilities (Unaudited)
(dollar amounts in thousands)		Gross amounts of recognized assets	Gross amounts offset in the consolidated balance sheets	Net amounts of assets presented in the consolidated balance sheets	Gross amounts not offset in the consolidated balance sheets		Net amount
					Financial instruments	cash collateral received
Offsetting of Financial Liabilities and Derivative Liabilities
December 31, 2011	Derivatives	$259,626	$(2,346)	$257,280	$(189,000)	$—	$68,279

SELECTED HISTORICAL FINANCIAL DATA FOR CAMCO FINANCIAL

The following table summarizes financial results achieved by Camco for the periods and at the dates indicated and should be read in conjunction with Camco’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Camco has previously filed with the SEC. Historical financial information for Camco can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find More Information” in the forepart of this document for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2013 and 2012 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), but management of Camco believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2013 and 2012 indicate results for any future period.

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Interest income	$20,767	$24,114	$31,623	$36,237	$40,821	$44,724	$56,783
Interest expense	4,253	6,027	7,732	10,374	14,434	20,594	30,974

Net interest income	16,514	18,087	23,891	25,863	26,387	24,130	25,809
Provision for credit losses	(509)	1,599	144	2,279	18,460	21,792	14,793

Net interest income after provision for credit losses	17,023	16,488	23,747	23,584	7,927	2,338	11,016
Noninterest income	6,042	5,510	7,999	6,498	7,364	8,261	3,708
Noninterest expense:
Goodwill impairment	—	—	—	—	—	—	6,683
Other noninterest expense	21,388	20,697	27,641	29,324	29,332	28,113	28,481

Total noninterest expense	21,388	20,697	27,641	29,324	29,332	28,113	35,164

Income (loss) before income taxes	1,677	1,301	4,105	758	(14,041)	(17,514)	(20,440)
Provision (benefit) for income taxes	(5,703)	(78)	(58)	544	518	(6,297)	(5,116)

Net income (loss)	$7,380	$1,379	$4,163	$214	$(14,559)	$(11,217)	$(15,324)

Dividends on preferred shares	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

Net income (loss) applicable to common shares	$7,380	$1,379	$4,163	$214	$(14,559)	$(11,217)	$(15,324)

Net income (loss) per common share—basic	$0.55	$0.19	$0.50	$0.03	$(2.02)	$(1.56)	$(2.14)
Net income (loss) per common share—diluted	0.50	0.19	0.50	0.03	(2.02)	(1.56)	(2.14)
Cash dividends declared per common share	0.0000	0.0000	0.0000	0.0000	0.0000	0.0200	0.2625

(dollar amounts in thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Balance sheet highlights
Total assets (period end)	$760,599	$754,242	$764,259	$767,018	$814,966	$842,655	$1,000,446
Total long-term debt (period end)	71,408	64,466	64,220	80,285	104,464	109,232	183,833
Total stockholders’ equity (period end)	67,280	47,422	59,727	45,605	46,103	60,514	71,700
Average long-term debt	65,744	73,650	71,542	87,788	123,899	148,223	194,458
Average stockholders’ equity	62,748	46,375	48,648	45,398	55,170	71,329	85,486
Average total assets	759,348	771,076	769,784	782,870	844,744	935,220	1,024,597
Key ratios and statistics
Margin analysis
Interest income	3.97%	4.59%	4.51%	5.12%	5.41%	5.39%	6.10%
Interest expense	0.93	1.25	1.21	1.54	1.97	2.54	3.52

Net interest margin	3.16%	3.45%	3.41%	3.66%	3.50%	2.91%	2.77%

Return on average total assets	1.30%	0.24%	0.54%	0.03%	(1.72)%	(1.20)%	(1.50)%
Return on average common stockholders’ equity	15.68	3.96	8.56	0.47	(26.39)	(15.73)	(17.93)
Efficiency ratio
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A	*	*
Average stockholders’ equity to average assets	8.26	6.01	6.32	5.80	6.53	7.63	8.34
Tier 1 leverage ratio (period end)	9.04	6.80	8.43	6.59	5.98	7.33	7.39
Tier 1 risk-based capital ratio (period end)	11.88	9.07	11.78	8.28	7.70	10.15	11.29
Total risk-based capital ratio (period end)	13.13	10.33	13.04	9.54	8.96	11.42	12.55
Other data
Full-time equivalent employees (period end)	219	219	220	222	254	252	261
Domestic banking offices (period end)	22	22	22	22	22	23	23

*	Not meaningful

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following table shows per share data regarding income (loss) from continuing operations, book value per share and cash dividends for (a) Huntington and Camco Financial on a historical basis, (b) Huntington on a pro forma combined basis and (c) Camco Financial on a pro forma equivalent basis. The pro forma income (loss) from continuing operations information was computed as if the merger had been completed on January 1, 2012. The pro forma book value per share information was computed as if the merger had been completed on September 30, 2013.

The following pro forma information has been derived from and should be read in conjunction with Huntington’s and Camco Financial’s audited consolidated financial statements as of and for the year ended December 31, 2012, and their respective unaudited consolidated financial statements as of and for the nine months ended September 30, 2013. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

	Historical			Pro Forma Equivalent Camco Financial Share
	Huntington	Camco Financial	Pro Forma Combined
Per common share data:
Basic Earnings/(Loss)
For the nine months ended September 30, 2013	$0.55	$0.55	$0.55	$0.40
For the year ended December 31, 2012	0.71	0.50	0.71	0.51

Diluted Earnings/(Loss)
For the nine months ended September 30, 2013	$0.54	$0.50	$0.54	$0.40
For the year ended December 31, 2012	0.71	0.50	0.70	0.51

Cash Dividends
For the nine months ended September 30, 2013	$0.14	$—	$0.14	$0.10
For the year ended December 31, 2012	0.16	—	0.16	0.12

Book Value
For the nine months ended September 30, 2013	$6.72	$4.95	$6.74	$4.90
For the year ended December 31, 2012	6.41	4.51	6.44	4.68

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the cash dividend paid per share, of Huntington common stock, which trades on the NASDAQ under the symbol “HBAN,” and Camco Financial common stock, which trades on the NASDAQ under the symbol “CAFI.”

	Huntington Common Stock			Camco Financial Common Stock
	High	Low	Dividend	High	Low	Dividend
2012
First Quarter	$6.26	$5.33	$0.04	$2.80	$1.27	—
Second Quarter	$6.53	$5.63	$0.04	$2.70	$2.01	—
Third Quarter	$7.03	$5.98	$0.04	$2.50	$1.83	—
Fourth Quarter	$7.03	$5.76	$0.04	$2.34	$1.65	—
2013
First Quarter	$7.42	$6.45	$0.04	$3.80	$2.15	—
Second Quarter	$7.83	$6.77	$0.05	$3.69	$3.18	—
Third Quarter	$8.68	$7.98	$0.05	$4.43	$3.33	—
Fourth Quarter	$9.73	$8.04	$0.05	$6.71	$3.85
2014
First Quarter (through January 8, 2014)	$9.75	$9.54	$—	$6.74	$6.55	—

On October 9, 2013, the last trading day before the public announcement of the signing of the merger agreement, the closing sale price per share of Huntington common stock on the NASDAQ was $8.12 and the closing sale price per share of Camco Financial common stock on the NASDAQ was $3.95. On January 8, 2014, the latest practicable date before the date of this document, the last sales price per share of Huntington common stock on the NASDAQ was $9.75 and the last sales price per share of Camco Financial common stock on the NASDAQ was $6.74. The equivalent value per share of Camco Financial stock on October 9, 2013 and January 8, 2014, was $5.90 and $7.08, respectively. The equivalent value per share is calculated by multiplying the per share price of Huntington common stock by the exchange ratio of 0.7264. As of the record date, Camco Financial directors and executive officers and their affiliates owned and were entitled to vote 2,140,764 shares of Camco common stock, representing approximately 14.57% of the shares of Camco outstanding on that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving Huntington’s and Camco Financial’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. Forward-looking statements speak only as of the date they are made and Huntington and Camco Financial assume no duty to update forward-looking statements.

In addition to factors previously disclosed in Huntington’s reports filed with the SEC and those identified elsewhere in this filing (including the “Risk Factors” beginning on page 22), the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	ability to obtain regulatory approvals and meet other closing conditions to the merger, including approval by Camco Financial stockholders, on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the Huntington and Camco Financial businesses or fully realizing cost savings and other benefits;

•	business disruption following the merger;

•	changes in asset quality and credit risk;

•	inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer acceptance of Huntington and Camco Financial’s products and services;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestiture;

•	economic conditions;

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Board of Governors of the Federal Reserve (which is referred to as the Federal Reserve Board or the Federal Reserve) and legislative and regulatory actions and reforms; and

•	the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, and the Bureau of Consumer Financial Protection (“CFPB”).

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement. You should also consider the other information in this document and the other documents incorporated by reference into this document. See “Where You Can Find More Information” in the forepart of this document and “Incorporation of Certain Documents by Reference” on page 86.

Risks Related to the Merger

Because the Market Price of Huntington Common Stock Will Fluctuate Before and After the Merger, Camco Financial Stockholders Cannot Be Sure of the Implied Value of the Merger Consideration They Will Receive.

On October, 9, 2013, the day before the merger was announced, the closing price of a share of Huntington common stock was $8.12. On January 8, 2014, the most recent practicable date before the mailing of this proxy statement/prospectus, the closing price was $9.75. Based on these closing prices and the 0.7264 exchange ratio, the implied value of the merger consideration consisting of Huntington common stock was $5.90 on October 9, 2013 and $7.08 on January 8, 2014. The price of Huntington common stock may increase or decrease before and after completion of the merger. Upon completion of the merger, each share of Camco Financial common stock will be converted into merger consideration consisting of shares of Huntington common stock or $6.00 in cash (without interest) pursuant to the terms of the merger agreement. If a Camco Financial stockholder receives Huntington common stock as merger consideration, the implied value of the merger consideration that such stockholder will receive for each share of Camco Financial common stock will depend on the price per share of Huntington common stock at the time the shares are received. The closing price of Huntington common stock on the date that the merger is completed may vary from the closing price of Huntington common stock on the date Huntington and Camco Financial announced the merger, on the date that this document is being mailed to Camco Financial stockholders, and on the date of the special meeting of Camco Financial stockholders. Any change in the market price of Huntington common stock prior to completion of the merger will affect the implied value of the merger consideration that Camco Financial stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Huntington’s and Camco Financial’s respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Huntington and Camco Financial.

The exchange ratio of 0.7264 is fixed and will not be adjusted based on changes in the price of shares of Huntington common stock or Camco Financial common stock prior to the closing.

Camco Financial Stockholders May Receive a Form of Consideration Different From What They Elect.

Although each Camco Financial stockholder may elect to receive all cash or all Huntington common stock in the merger, or cash for certain shares of Camco Financial common stock and Huntington common stock for other shares, 80% of the Camco Financial common stock outstanding at the completion of the merger will be converted into Huntington common stock, with the remainder converted into cash (subject to Huntington’s right, under certain circumstances set forth in the merger agreement, to increase the cash portion of the aggregate consideration paid to Camco Financial stockholders if Camco Financial stockholders have elected to receive more than 20% of the merger consideration in cash). Therefore, if Camco Financial stockholders elect more cash or stock than is available under the merger agreement, elections for the over-subscribed form of merger consideration may be prorated. As a result, if either the aggregate cash or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.

Camco Financial Stockholders Who Make Elections May Be Unable to Sell Their Shares in the Market Pending the Merger.

Camco Financial stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover and is not being provided with this document. Elections will require that stockholders making the election turn in their Camco Financial stock certificates. This means that during the time between when the election is made and the date the merger is completed, Camco Financial stockholders will be unable to sell their Camco Financial common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. Camco Financial stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Camco Financial Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger.

Camco Financial stockholders currently have the right to vote in the election of the board of directors of Camco Financial and on other matters affecting Camco Financial. Upon the completion of the merger, each Camco Financial stockholder who receives shares of Huntington common stock will become a stockholder of Huntington with a percentage ownership of Huntington that is significantly smaller than the stockholder’s percentage ownership of Camco Financial. It is currently expected that the former stockholders of Camco Financial as a group will receive shares in the merger constituting approximately 1% of the outstanding shares of Huntington common stock immediately after the merger. Because of this, Camco Financial stockholders will have significantly less influence on the management and policies of Huntington than they now have on the management and policies of Camco Financial.

The Market Price for Huntington Common Stock May Be Affected by Factors Different from Those that Historically Have Affected Camco Financial.

Upon completion of the merger, certain holders of Camco Financial common stock will become holders of Huntington common stock. Huntington’s businesses differ from those of Camco Financial, and accordingly the results of operations of Huntington will be affected by some factors that are different from those currently affecting the results of operations of Camco Financial. For a discussion of the businesses of Huntington and Camco Financial and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.

Huntington May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend on, among other things, Huntington’s ability to combine the businesses of Huntington and Camco Financial in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of Camco Financial nor result in decreased revenues due to any loss of customers. If Huntington is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Huntington and Camco Financial have operated and, until the completion of the merger, will continue to operate, independently. Certain employees of Camco Financial may not be employed after the merger. In addition, employees of Camco Financial that Huntington wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Huntington’s or Camco Financial’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Huntington or Camco Financial to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on Huntington following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, Huntington may elect not to complete the merger if any governmental or regulatory entity enacts, enforces, deems applicable or imposes any restriction, requirement or condition on Huntington that, individually or in the aggregate, would be reasonably likely to have a material and adverse effect on Huntington and its subsidiaries, taken as a whole, giving effect to the merger (measured on a scale relative to Camco Financial and its subsidiaries, taken as a whole).

The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include: approval of the merger agreement by Camco Financial stockholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this document is a part, approval of the shares of Huntington common stock to be issued to Camco Financial stockholders for listing on the NASDAQ, the continued accuracy of the representations and warranties by both parties and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled and, accordingly, the merger may not be completed. In addition, if the merger is not completed by October 9, 2014, either Huntington or Camco Financial may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval. In addition, Huntington may elect to terminate the merger agreement in certain other circumstances. Please refer to “The Merger Agreement—Termination; Termination Fee” (page 66) for a fuller description of these circumstances.

Termination of the Merger Agreement Could Negatively Impact Camco Financial.

If the merger agreement is terminated and Camco Financial’s board of directors seeks another merger or business combination, Camco Financial stockholders cannot be certain that Camco Financial will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Huntington has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, Camco Financial may be required to pay a termination fee of $3.25 million to Huntington. Please refer to “The Merger Agreement—Termination; Termination Fee” (page 66).

Camco Financial Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Camco Financial and consequently on Huntington. These uncertainties may impair Camco Financial’s ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Camco Financial to seek to change existing business relationships with Camco Financial. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Huntington’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Camco Financial from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Huntington. These restrictions may prevent Camco Financial from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” beginning on page 57 for a description of the restrictive covenants applicable to Camco Financial.

Camco Financial Directors and Officers May Have Interests in the Merger Different From the Interests of Camco Financial Stockholders.

When considering the recommendation of Camco Financial’s board of directors, you should be aware that the executive officers and directors of Camco Financial have interests in the acquisition that are somewhat different from your interests. For example, certain executive officers of Camco Financial will receive severance benefits if terminated following a change in control, certain executive officers are eligible for retention bonuses from Huntington in connection with the merger, and unvested restricted stock and stock options will vest upon the closing of the merger. These arrangements may create potential conflicts of interest. These and certain other additional interests of Camco Financial’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a stockholder.

These interests are described in more detail in the section of this document entitled “The Merger—Interests of Camco Financial Directors and Executive Officers in the Merger” beginning on page 50.

Shares of Huntington Common Stock to Be Received by Camco Financial Stockholders as a Result of the Merger Will Have Rights Different from the Shares of Camco Financial Common Stock.

Upon completion of the merger, the rights of former Camco Financial stockholders who become Huntington stockholders will be governed by the certificate of incorporation and bylaws of Huntington. The rights associated with Camco Financial common stock are different from the rights associated with Huntington common stock. In addition, the rights of stockholders under Maryland law, where Huntington is organized, may differ from the rights of stockholders under Delaware law, where Camco Financial is organized. See “Comparison of Stockholders’ Rights” beginning on page 73 for a discussion of the different rights associated with Huntington common stock.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Camco Financial for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Camco Financial that might result in greater value to Camco Financial’s stockholders than the merger. These provisions include a general prohibition on Camco Financial from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, Camco Financial may be required to pay Huntington a termination fee of $3.25 million in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the section entitled “The Merger Agreement—Termination; Termination Fee” beginning on page 66.

The Opinion of Camco Financial’s Financial Advisor Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.

Camco Financial has not obtained an updated opinion from its financial advisor as of the date of this document. Changes in the operations and prospects of Camco Financial or Huntington, general market and economic conditions and other factors that may be beyond the control of Camco Financial or Huntington, and on which Camco Financial’s financial advisor’s opinion was based, may significantly alter the value of Camco Financial or the prices of the shares of Huntington common stock or Camco Financial common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Camco Financial does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed. Camco Financial’s Board of Directors’ recommendation that Camco Financial stockholders vote “FOR” adoption of the merger agreement, however, is made as of the date of this document. For a description of the opinion that Camco Financial received from its financial advisor, please refer to “The Merger—Opinion of Camco Financial’s Financial Advisor” beginning on page 44.

CAMCO FINANCIAL SPECIAL MEETING OF STOCKHOLDERS

Time, Date and Place

The special meeting of stockholders of Camco Financial will be held at 3:00 p.m., Eastern time, on Wednesday, February 19, 2014 at the Cambridge Country Club, 60755 Southgate Road, Byesville, Ohio 43723.

Matters to be Considered

The purposes of the special meeting are:

•	to approve the merger proposal;

•	to approve, on a non-binding, advisory basis, the Merger-Related Named Executive Officer Compensation proposal;

•	to approve the Camco Financial adjournment proposal; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Camco Financial’s board of directors is not aware of any matters, other than those set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on December 31, 2013 has been fixed by Camco Financial as the record date for the determination of holders of Camco Financial common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were 14,691,428 shares of Camco Financial common stock outstanding and entitled to vote. Each outstanding share of Camco Financial common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote Your Shares

Stockholders of record may vote by proxy or by attending the special meeting and voting in person. If you choose to vote by proxy, simply mark the enclosed proxy card to indicate how you would like the proxies named on the proxy card to vote your shares on your behalf on the matters presented at the special meeting, date and sign the proxy card, and return the proxy card in the postage paid envelope provided or vote over the Internet or by telephone.

If your shares are held in the name of a broker or other holder of record, you will receive instructions from the holder of record that you must follow in order to vote your shares. Also, please note that if the holder of record of your shares is a broker or other nominee and you wish to vote at the special meeting, you must bring a recent brokerage statement or letter from the broker or other nominee confirming that you are the beneficial owner of the shares.

Any stockholder of record executing a proxy may revoke it at any time before it is voted by:

•	delivering to Camco Financial prior to the special meeting a written notice of revocation addressed to the Corporate Secretary, Camco Financial Corporation, 814 Wheeling Avenue, Cambridge, Ohio 43725;

•	delivering to the Corporate Secretary of Camco Financial prior to the special meeting a properly executed proxy card with a later date;

•	by using the toll-free telephone number or Internet site stated on the proxy card prior to the deadline for transmitting proxies by telephone or Internet; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to Camco Financial (and not revoked) by a holder of Camco Financial common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the Merger-Related Named Executive Officer Compensation proposal and “FOR” the Camco Financial adjournment proposal.

Votes Required

Each outstanding share of Camco Financial common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

The holders of not less than a majority of the Camco Financial common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum for the conduct of business at the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally called. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

The affirmative vote of the holders of a majority of the outstanding shares, whether in person or by proxy, of Camco Financial common stock is necessary to approve the merger proposal. The affirmative vote of a majority of the outstanding shares of Camco Financial common stock represented at the special meeting, whether in person or by proxy, at which a quorum is present, is required to approve the Merger-Related Named Executive Officer Compensation proposal and the Camco Financial adjournment proposal.

Any “broker non-votes” submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable Nasdaq rules. Under these rules, the merger proposal is not an item on which brokerage firms may vote in their discretion on behalf of their clients. Because the merger proposal is required to be approved by the affirmative vote of the majority of the outstanding shares of Camco Financial common stock, abstentions and “broker non-votes” will have the same effect as a vote against the merger proposal. And for the same reason, the failure of a Camco Financial stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against the merger proposal. With respect to the Merger-Related Named Executive Officer Compensation proposal and the Camco Financial adjournment proposal, abstentions and “broker non-votes” will not be counted in the voting results and will have no effect on the outcome of those proposals.

Solicitation of Proxies

Camco Financial has engaged Alliance Advisors, LLC to assist in the solicitation of proxies for Camco Financial’s special meeting at a fee of $7,500, plus out-of-pocket expenses incurred by Alliance Advisors, LLC. Huntington will pay for the costs of mailing this proxy statement/prospectus to Camco Financial stockholders. Camco Financial will pay for all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, directors, officers and employees of Camco Financial and its subsidiaries may solicit proxies from stockholders of Camco Financial in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Camco Financial common stock held of record by such persons, and Camco Financial will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendations of the Camco Financial Board of Directors

The Camco Financial board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Camco Financial’s reasons for the merger described in this document, the board of directors of Camco Financial believes that the merger is in the best interests of Camco Financial’s stockholders and unanimously recommends that you vote “FOR” approval of the merger proposal. See “The Merger—Recommendation of the Camco Financial Board of Directors and Reasons for the Merger,” beginning on page 42. The Camco Financial board of directors also unanimously recommends that you vote “FOR” approval of the Merger-Related Named Executive Officer Compensation proposal and “FOR” approval of the Camco Financial adjournment proposal.

CAMCO FINANCIAL PROPOSALS

Merger Proposal

As discussed throughout this document, Camco Financial is asking its stockholders to approve the merger proposal. Holders of Camco Financial common stock should read carefully this document in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Camco Financial common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this document.

Vote Required and Camco Financial Board Recommendation

The affirmative vote of a majority of the outstanding shares of Camco Financial common stock entitled to vote is required to approve the merger proposal.

The Camco Financial board of directors recommends a vote “FOR” the merger proposal.

Non-Binding Advisory Vote on Merger-Related Named Executive Officer Compensation

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Exchange Act, Camco Financial is seeking non-binding, advisory stockholder approval of the compensation of Camco Financial’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Interests of Camco Financial Directors and Executive Officers in the Merger—Merger-Related Compensation for Named Executive Officers” beginning on page 50. The proposal gives Camco Financial’s stockholders the opportunity to express their views on the merger-related compensation of Camco Financial’s named executive officers. Accordingly, Camco Financial is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Camco Financial’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Merger—Interests of Camco Financial Directors and Executive Officers in the Merger—Merger-Related Compensation for Named Executive Officers,’ are hereby APPROVED.”

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on Camco Financial or Huntington. If the merger is completed, the merger-related compensation may be paid to Camco Financial’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Camco Financial stockholders fail to approve the advisory vote regarding merger-related compensation.

Vote Required and Camco Financial Board Recommendation

The affirmative vote of a majority of the shares of Camco Financial common stock represented (in person or by proxy) at the Camco Financial special meeting and entitled to vote on the proposal is required to approve the Merger-Related Named Executive Officer Compensation proposal.

The Camco Financial board of directors recommends a vote “FOR” the Merger-Related Named Executive Officer Compensation proposal.

Camco Financial Adjournment Proposal

The Camco Financial special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Camco Financial special meeting to approve the merger proposal.

If, at the Camco Financial special meeting, the number of shares of Camco Financial common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Camco Financial intends to move to adjourn the Camco Financial special meeting in order to enable the Camco Financial board of directors to solicit additional proxies for approval of the merger proposal. In that event, Camco Financial will ask its stockholders to vote only upon the Camco Financial adjournment proposal, and not the merger proposal.

In this proposal, Camco Financial is asking its stockholders to authorize the holder of any proxy solicited by the Camco Financial board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Camco Financial special meeting to another time and place for the purpose of soliciting additional proxies. If the Camco Financial stockholders approve the Camco Financial adjournment proposal, Camco Financial could adjourn the Camco Financial special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Camco Financial stockholders who have previously voted.

Vote Required and Camco Financial Board Recommendation

The affirmative vote of a majority of the shares of Camco Financial common stock represented (in person or by proxy) at the Camco Financial special meeting and entitled to vote on the proposal is required to approve the Camco Financial adjournment proposal.

The Camco Financial board of directors recommends a vote “FOR” the Camco Financial adjournment proposal.

Other Matters to Come Before the Camco Financial Special Meeting

No other matters are intended to be brought before the Camco Financial special meeting by Camco Financial, and Camco Financial does not know of any matters to be brought before the Camco Financial special meeting by others. If, however, any other matters properly come before the Camco Financial special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

INFORMATION ABOUT THE COMPANIES

Huntington Bancshares Incorporated

Huntington Center

41 South High Street

Columbus, Ohio 43287

Phone: (614) 480-8300

Huntington is a regional bank holding company headquartered in Columbus, Ohio, with $57 billion in total assets as of September 30, 2013. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including Internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to automotive dealers and retail automobile financing for dealers’ customers.

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Phone: (740) 435-2020

Camco Financial, the holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio with $760.6 million in total assets as of September 30, 2013. Advantage Bank offers community banking that includes commercial, business, and consumer financial services, and Internet banking from 22 branch offices. Advantage Bank’s lending activities include the origination of commercial real estate and business loans, consumer loans, and residential conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Advantage Bank’s primary market areas. Advantage Bank also originates construction and permanent mortgage loans on condominiums, two- to four-family, multi-family (over four units) and nonresidential properties.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between Huntington and Camco Financial. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Terms of the Merger

Transaction Structure

Huntington’s and Camco Financial’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of Camco Financial by Huntington through the merger of Camco Financial with and into Huntington, with Huntington continuing as the surviving corporation. Immediately following the merger, Advantage Bank, a wholly owned subsidiary of Camco Financial, will merge with and into Huntington Bank, a national banking association and a wholly owned subsidiary of Huntington, with Huntington Bank being the surviving bank.

Merger Consideration

The merger agreement provides that Camco Financial stockholders will have the right, with respect to each of their shares of Camco Financial common stock, to elect to receive, without interest, either (i) 0.7264 shares of Huntington common stock (which we sometimes refer to as a “stock election”), or (ii) $6.00 in cash (which we sometimes refer to as a “cash election”) subject to the payment of cash instead of fractional shares and subject to certain election and allocation procedures described below, if necessary, to ensure that 20% of the outstanding shares of common stock of Camco Financial are exchanged for cash and 80% of the outstanding shares of common stock of Camco Financial are exchanged for shares of common stock of Huntington. Camco Financial stockholders who make no election to receive cash or shares of Huntington common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an election. Camco Financial stockholders who do not make an election may be paid in cash, Huntington common stock or a mix of cash and Huntington common stock depending on, and after giving effect to, the proration and adjustment procedures described below, and the number of valid cash elections and stock elections that have been made by other Camco Financial stockholders. In addition, the merger agreement provides Huntington with the right, under certain circumstances discussed below, to increase the cash portion of the aggregate merger consideration paid to Camco Financial stockholders if Camco Financial stockholders have elected to receive more than 20% of the merger consideration in cash.

Huntington will not issue fractional shares to Camco Financial stockholders. Instead, Camco Financial common stockholders will receive for each fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Huntington common stock as reported by the NASDAQ (as reported by The Wall Street Journal or, if not reported by The Wall Street Journal, by another authoritative source reasonably selected by Huntington) for the five trading days immediately before the effective time of the merger by (ii) the fraction of a share (after taking into account all shares of Camco Financial common stock held by such stockholder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of Huntington common stock, the Camco Financial stockholder would otherwise have been entitled to receive under the merger agreement.

When making an election, Camco Financial stockholders may specify different elections with respect to different shares of Camco Financial common stock held by them (for example, a Camco Financial stockholder with 100 shares of Camco Financial common stock could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares, subject to the adjustment, election and allocation procedures described below).

As described in more detail below, the allocation procedures in the merger agreement are intended to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Camco Financial shares. The allocation of the mix of consideration payable to Camco Financial stockholders in the merger will not be known until Huntington tallies the results of the cash and stock elections made by Camco Financial stockholders, which will not occur until shortly after the closing of the merger.

No guarantee can be made that Camco Financial stockholders will receive the amounts of cash or stock they elect. As a result of the allocation procedures and other limitations outlined in this proxy statement/prospectus and in the merger agreement, Camco Financial stockholders may receive Huntington common stock or cash in amounts that vary from the amounts they elect to receive.

If you are a Camco Financial stockholder and you receive Huntington common stock as merger consideration for all or a portion of your shares of Camco Financial common stock, the implied value of the merger consideration that you will receive will depend on the market price of Huntington common stock when you receive the shares of Huntington common stock.

Election Procedures; Surrender of Stock Certificates

A form of election and transmittal materials will be mailed under separate cover to Camco Financial stockholders who hold shares of Camco Financial common stock in registered form. Each form of election will allow the holder to make cash or stock elections or no elections. Huntington and the exchange agent will also make available forms of election to each person who subsequently becomes a holder of Camco Financial common stock in the time between the initial mailing of the forms of election and the election deadline. We refer to the shares with respect to which a valid cash election is made as “cash election shares,” the shares with respect to which a valid stock consideration election is made as “stock election shares,” and the shares with respect to which no election is made as “non-election shares.”

To make an effective election, a Camco Financial stockholder must submit a properly completed form of election and transmittal materials along with stock certificates or evidence of book-entry shares for which an election is made to the exchange agent by the election deadline, which is 5:00 p.m., Eastern Time, on February 18, 2014. An election is properly made only if the exchange agent actually receives a properly completed and signed form of election by the election deadline. A form of election will be deemed to be properly completed only if accompanied by one or more stock certificates (or a customary guarantee of delivery of such certificates) or evidence of book-entry shares representing all shares of Camco Financial common stock covered by such form of election, together with duly executed transmittal materials included with the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a revised form of election. If an election is revoked and unless a subsequent properly completed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his or her shares of Camco Financial common stock, such shares will be treated as non-election shares, and the exchange agent will return those certificates to the stockholder who submitted those certificates upon the holder’s request. If the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will return those certificates to the stockholder who submitted those certificates.

Camco Financial stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, Camco Financial stockholders who have made elections will be unable to revoke their elections or sell their shares of Camco Financial common stock during the interval between the election deadline and the date of completion of the merger.

If you own shares of Camco Financial in “street name” through a broker or other financial institution, you should receive or seek instructions from the institution holding your shares concerning how to make your election. Any instructions must be given to your broker or other financial institution sufficiently in advance of the election deadline for record holders in order to allow your broker or other financial institution to cause the record holder of your shares to make an election as described above.

If a Camco Financial stockholder either (i) does not submit a properly completed form of election on or before the election deadline or (ii) revokes its form of election prior to the election deadline (without later submitting a properly completed form of election prior to the election deadline), the shares of Camco Financial common stock held by such stockholder shall be designated as non-election shares and will be converted into the right to receive the stock consideration or the cash consideration according to the allocation procedures specified in the merger agreement and summarized below. In addition, if it is reasonably determined by Huntington that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis. Camco Financial stockholders are urged to carefully read and follow the instructions for completion of the form of election and to submit the form along with the stock certificate(s) or evidence of book-entry shares in advance of the election deadline. These instructions and the form of election will be sent to you separately from this proxy statement/prospectus.

Allocation Procedures

The aggregate amount of cash and Huntington common stock that will be paid is subject to the allocation procedures described in detail below. Pursuant to such allocation procedures, if the number of shares of Camco Financial common stock for which a cash election is made is higher than 20% of the outstanding shares of Camco Financial common stock, a pro rata portion of those shares may be converted into the right to receive Huntington common stock in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Camco Financial shares. Huntington has the right under certain circumstances to increase the cash allocations above 20%. See “Cash Consideration Allocation” below. If the number of shares of Camco Financial common stock for which a stock election is made is higher than 80% of the outstanding shares of Camco Financial common stock, a pro rata portion of those shares will be converted into the right to receive the cash consideration, in order to provide for an aggregate 80% stock and 20% cash allocation among all outstanding Camco Financial shares. As a result of these allocations procedures, if you elect to receive only cash consideration or only stock consideration, you may receive a mix of cash consideration and stock consideration.

Stock Consideration Allocation. If the aggregate number of stock election shares, which we refer to as the “stock election number,” exceeds the stock conversion number (as defined below), then all cash election shares and all non-election shares of each holder thereof will be converted into the right to receive the cash consideration, and stock election shares of each holder will be converted into the right to receive the stock consideration but only in an amount equal to that number of stock election shares equal to the product obtained by multiplying (x) the number of stock election shares held by such holder by (y) a fraction, the numerator or which is the stock conversion number and the denominator of which is the stock election number, with the remaining number of such holder’s stock election shares being converted into the right to receive cash consideration.

The “stock conversion number” is equal to the product obtained by multiplying (x) the number of shares of Camco Financial common stock outstanding immediately prior to the effective time of the merger by (y) 0.80.

Cash Consideration Allocation. If the stock election number is less than the stock conversion number (the amount by which the stock conversion number exceeds the stock election number being referred to in this proxy statement/prospectus as the “shortfall number”), then all stock election shares shall be converted into the right to receive the stock consideration, and the non-election shares and cash election shares will be treated in the following manner:

•	If the shortfall number is less than or equal to the number of non-election shares, then all cash election shares will be converted into the right to receive the cash consideration, and the non-election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of non-election shares equal to the product obtained by multiplying (A) the number of non-election shares held by such holder by (B) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, with the remaining number of such holder’s non-election shares being converted into the right to receive the cash consideration; or

•	If the shortfall number exceeds the number of non-election shares, then all non-election shares will be converted into the right to receive the stock consideration, and the cash election shares of each holder thereof will be converted into the right to receive the stock consideration in respect of that number of cash election shares equal to the product obtained by multiplying (A) the number of cash election shares held by such holder by (B) a fraction, the numerator of which is the amount by which (x) the shortfall number exceeds (y) the total number of non-election shares and the denominator of which is the total number of cash election shares, with the remaining number of such holder’s cash election shares being converted into the right to receive the cash consideration.

Notwithstanding these allocation procedures, if the stock election number is less than 80% of the outstanding shares of Camco Financial common stock, Huntington has the right under the merger agreement to decrease the stock proportion number from 80% to as low as 60% by giving public notice within three business days after the closing of the merger of its intention to do so. Huntington’s right to decrease the stock allocation percentage is also subject to both Huntington’s and Camco Financial’s respective outside counsel’s determination that the increase in cash consideration paid in the merger would not reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Illustrative Examples of Allocation Procedures. For illustrative purposes only, the following examples describe the application of the allocation provisions of the merger agreement in the case of an oversubscription of cash election shares and in the case of an oversubscription of stock election shares. Solely for the purposes of these examples, it is assumed that there are 105,000,000 shares of common stock of Camco Financial outstanding, and the stock conversion number is 84,000,000. It is also assumed that there are no shares with respect to which appraisal rights have been properly exercised and perfected under Delaware law and that Huntington does not increase the amount of cash consideration.

Example 1 (Oversubscription of Cash Election Shares)

Assume that valid cash elections are received with respect to 50,000,000 shares (approximately 48% of the outstanding shares) of Camco Financial common stock; valid stock elections are received with respect to 40,000,000 shares (approximately 38% of the outstanding shares); and no elections are received with respect to 15,000,000 shares (approximately 14% of the outstanding shares). This means that the shortfall number is 44,000,000 (84,000,000-40,000,000), and the allocation provisions would generally apply as follows:

•	Stock election shares. All 40,000,000 stock election shares are converted into the right to receive the stock consideration.

•	Non-election shares. Because the shortfall number (44,000,000) exceeds the number of non-election shares (15,000,000), all 15,000,000 non-election shares are converted into the right to receive the stock consideration.

•	Cash election shares. Of the 50,000,000 cash election shares, 29,000,000 cash election shares are converted into the right to receive the stock consideration. The remaining 21,000,000 cash election shares are converted into the right to receive the cash consideration. Since the cash election shares are oversubscribed, this means that the Camco Financial stockholders who make a cash election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of Camco Financial common stock and makes a valid stock election with respect to all 1,000 shares. Stockholder A would receive 726 (1,000 x 0.7264) shares of Huntington common stock and cash instead of a fractional 0.4 share of Huntington common stock.

•	Stockholder B holds 1,000 shares of Camco Financial common stock and makes a valid cash election with respect to all 1,000 shares. 580 of such shares (1,000 x (29,000,000/50,000,000)) would be converted into the right to receive the stock consideration, and the remaining 420 of such shares would be converted into the right to receive the cash consideration. Stockholder B would receive:

•	421 shares of Huntington common stock (580 x 0.7264) and cash instead of a fractional 0.312 share of Huntington common stock; and

•	$2,520 in cash (420 x $6.00).

•	Stockholder C holds 1,000 shares of Camco Financial common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 stock election shares are converted into the right to receive the stock consideration. Of the 500 cash election shares, 290 shares (500 x (29,000,000/50,000,000)) would be converted into the right to receive the stock consideration, and the remaining 210 of such cash election shares would be converted into the right to receive the cash consideration. Stockholder C would receive:

•	573 shares of Huntington common stock ((500 + 290) x 0.7264) and cash instead of a fractional 0.856 share of Huntington common stock; and

•	$1,260 in cash (210 x $6.00).

Example 2 (Oversubscription of Stock Election Shares)

Assume that valid stock elections are received with respect to 94,900,000 shares (approximately 90% of the outstanding shares) of Camco Financial common stock; valid cash elections are received with respect to 10,000,000 shares (approximately 10% of the outstanding shares) of Camco Financial common stock; and no elections are received with respect to 100,000 shares (less than 0.001% of the outstanding shares). The allocation provisions would generally apply as follows:

•	Cash election shares. All 10,000,000 cash election shares are converted into the right to receive the cash consideration.

•	Non-election shares. All 100,000 non-election shares are converted into the right to receive the cash consideration.

•	Stock election shares. Of the 94,900,000 stock election shares, 84,000,000 stock election shares are converted into the right to receive the stock consideration. The remaining 10,900,000 stock election shares are converted into the right to receive the cash consideration. Since the stock election shares are oversubscribed, this means that the Camco Financial stockholders who make a stock election receive a mix of cash and stock merger consideration.

This can be further illustrated as follows:

•	Stockholder A holds 1,000 shares of Camco Financial common stock and makes a valid stock election with respect to all 1,000 shares. 885.142 of such shares (1,000 x (84,000,000/94,900,000)) are converted into the right to receive the stock consideration, and the remaining 114.858 of such shares are converted into the right to receive the cash consideration. Stockholder A would receive:

•	642 shares of Huntington common stock (885.142 x 0.7264) and cash instead of a fractional 0.967 share of Huntington common stock; and

•	$689.15 in cash (114.858 x $6.00).

•	Stockholder B holds 1,000 shares of Camco Financial common stock and makes a valid cash election with respect to all 1,000 shares. Stockholder B would receive $6,000 in cash (1,000 x $6.00).

•	Stockholder C holds 1,000 shares of Camco Financial common stock and makes a valid cash election with respect to 500 shares and a valid stock election with respect to 500 shares. All 500 cash election shares are converted into the right to receive the cash consideration. Of the 500 stock election shares, 442.571 shares (500 x (84,000,000/94,900,000)) are converted into the right to receive the stock consideration, and the remaining 57.429 stock election shares are converted into the right to receive the cash consideration. Stockholder C would receive:

•	321 shares of Huntington common stock (442.571 x 0.7264) and cash instead of a fractional 0.484 share of Huntington common stock; and

•	$3,344.57 in cash ((500 + 57.429) x $6.00).

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of Camco Financial common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will exchange shares of Camco Financial common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Letters of Transmittal

As soon as reasonably practicable after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were Camco Financial stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of Camco Financial common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of Camco Financial common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement. If a certificate for Camco Financial common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Camco Financial common stock certificates are surrendered for exchange, any dividends or other distributions with a record date after the effective time with respect to Huntington common stock into which shares of Camco Financial common stock may have been converted will accrue but will not be paid. Huntington will pay to former Camco Financial stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Camco Financial stock certificates or evidence of book entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of Camco Financial of any shares of Camco Financial common stock. If certificates representing shares of Camco Financial common stock or book-entry shares are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Camco Financial common stock represented by that certificate or evidence of book entry have been converted.

Dissenting Shares

Shares held by Camco Financial stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law will not be converted into the right to receive either the cash consideration or stock consideration, and such Camco Financial stockholders will be entitled only to the rights granted by Delaware law. If any such Camco Financial stockholder withdraws or loses his or her right to dissent under Delaware law at or prior to the effective time of the merger, the shares of Camco Financial common stock held by such Camco Financial stockholder will be converted into the right to receive the stock consideration or cash consideration, or a combination of stock consideration and cash consideration, as determined by Huntington in its sole discretion. See section entitled “Appraisal Rights.”

Treatment of Camco Financial Stock Options and Warrants

In accordance with the merger agreement, at the effective time of the merger, each option to purchase shares of Camco Financial common stock (each, a “Camco Financial stock option”) outstanding and unexercised immediately prior to the effective time of the merger will vest and be converted into an option to purchase the number of shares of Huntington common stock (each, a “Huntington stock option”) equal to the product (rounded down to the nearest whole share) of the number of shares of Camco Financial common stock subject to such Camco Financial stock option and the exchange ratio, at an exercise price per share equal to the exercise price of the Camco Financial stock option divided by the exchange ratio (rounded up to the nearest whole cent). In addition, at the effective time of the merger, each outstanding warrant to purchase Camco Financial common stock shall be converted into a warrant to purchase shares of Huntington common stock, such that, upon the payment of the warrant price as in effect immediately prior to the merger, each warrant will entitle the holder thereof to receive a number of shares of Huntington common stock equal to the exchange ratio (subject to the payment of cash instead of any fractional shares of Huntington common stock).

Background of the Merger

The management of Camco Financial has from time to time explored and assessed, and has discussed with the Camco Financial board of directors, various strategic options potentially available to Camco Financial, including (i) staying the course as an independent entity, (ii) engaging in an acquisition of another financial institution, (iii) pursuing a merger of equals transaction, or (iv) pursuing a sale of Camco Financial. These strategic discussions have focused on, among other things, the business environment facing financial institutions in general and Camco Financial in particular, as well as conditions and ongoing consolidation in the financial services industry. The economic crisis heightened the intensity of these discussions, especially as the financial condition of Camco Financial and Advantage Bank began to deteriorate.

As a result of this deteriorating condition, on March 4, 2009 Camco Financial entered into a memorandum of understanding with the Federal Reserve. Then, on July 31, 2009, Advantage Bank entered into a consent agreement with the Federal Deposit Insurance Corporation (“FDIC”) and the State of Ohio Department of Commerce, Division of Financial Institutions (the “Division”) that provided for the issuance of a consent order by the FDIC and the Division. The consent order required Advantage Bank to, among other things, (1) increase its Tier 1 risk based capital to 8%; and (2) seek regulatory approval prior to declaring or paying any cash dividend. On August 5, 2009, Camco Financial entered into a written agreement with the Federal Reserve. The written agreement required Camco Financial to obtain Federal Reserve approval prior to: (1) declaring or paying any dividends; (2) receiving dividends or any other form of payment representing a reduction in capital from Advantage Bank; (3) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities; (4) incurring, increasing or guaranteeing any debt; or (v) repurchasing any Camco Financial stock. The written agreement also required Camco Financial to develop a capital plan and submit it to the Federal Reserve for approval.

Between 2009 and late 2010, Camco Financial engaged James E. Huston as its new Chairman of the Board, CEO and President and also hired several new persons in senior management positions. Very shortly after engaging Mr. Huston, Camco Financial’s financial condition was stabilized and over the next several months Camco Financial’s financial condition began to improve.

However, despite the improvement in Camco Financial’s financial condition, Camco Financial’s regulatory agreements required Camco Financial to increase its capital more quickly than it turned out to be possible through retained earnings alone. As a result, commencing in the fall of 2010, the Camco Financial board of directors interviewed three different investment banking firms for the purpose of selecting one firm to assist Camco Financial in further analyzing its strategic options to raise capital.

On February 8, 2011, Camco Financial engaged ParaCap Group (“PCG”) for this purpose. Between February 2011 and December 2012, PCG assisted Camco Financial in looking at several different potential capital raising alternatives, including a private placement, sale of branches and a rights offering. Camco Financial also undertook an effort involving over 20 financial institutions located in Camco Financial’s geographic region to determine whether any of these financial institutions had any interest in a transaction with Camco Financial.

On February 9, 2012, the 2009 consent agreement was terminated, and Advantage Bank entered into a new consent agreement with the FDIC and the Division, which required Advantage Bank, within specified timeframes, to, among other things: (i) add two independent directors to Advantage Bank’s board of directors; (ii) increase its Tier 1 leverage capital ratio to 9.0% and its total risk based capital ratio to 12.0% by March 31, 2012; (iii) develop and submit a capital plan; (iv) implement plans to reduce its classified assets and loan concentrations; (v) ensure the establishment of a comprehensive policy and methodology for determining the adequacy of the allowance for loan and lease losses; (vi) seek regulatory approval prior to declaring or paying any cash dividend; and (vii) adopt and develop a strategic plan, liquidity plan, profit plan and budget.

When PCG’s discussions with each of these financial institutions failed to result in any material development regarding a potential transaction with Camco Financial, Camco Financial’s board of directors, in consultation with PCG, decided to further explore other capital raising alternatives including, but not limited to, a rights offering to its stockholders. After several months and considerable deliberations by the Camco Financial board of directors, the board decided to conduct a rights offering to its stockholders with a follow-on public offering of any remaining stock and requested that PCG assist Camco Financial with this offering. The stock offering commenced on September 24, 2012, and was completed on November 1, 2012, raising $10 million in new capital for Camco Financial. In addition, Camco Financial’s financial condition during 2011 and 2012 had improved. In conjunction with the rights offering, Camco Financial also issued warrants to purchase its stock. This improvement, together with the successful stock offering, significantly improved Camco Financial’s capital levels.

On July 24, 2013, Stephen D. Steinour, Huntington’s Chief Executive Officer and James E. Huston, Camco Financial’s Chief Executive Officer, met and Mr. Steinour expressed Huntington’s initial interest regarding a potential transaction between Huntington and Camco Financial. Mr. Steinour and Mr. Huston discussed the anticipated process for a potential transaction as well as the need for a non-disclosure agreement in order to proceed. No transaction terms were discussed at this meeting. Over the next several months, Mr. Huston and Mr. Steinour continued discussions regarding this possible transaction and Camco Financial’s board of directors met frequently with Mr. Huston to discuss the progress of these discussions.

During August 2013, Huntington conducted its own initial due diligence review of Camco Financial and, during the same period, the Camco Financial board of directors continued to consider its strategic direction and options.

On August 29, 2013, Huntington submitted a non-binding indication of interest with respect to a merger between Huntington and Camco Financial at a pricing range between $5.85 and $6.35 per share of Camco Financial common stock. Mr. Huston distributed the proposal to the Camco Financial board of directors for its consideration.

On September 13, 2013, Mr. Steinour and Scott Brewer, Huntington’s Corporate Strategy & Development Director, met with Mr. Huston to further discuss the terms of a potential merger between Huntington and Camco Financial. At this meeting, Camco Financial confirmed that it would allow Huntington to proceed with its due diligence review as the parties worked towards an agreement.

On September 18, 2013, Huntington commenced its formal due diligence review of Camco Financial. On September 21, 2013, Mr. Steinour and Mr. Brewer met with Mr. Huston and the heads of Camco Financial’s retail banking and operations and technology department to engage in due diligence discussions.

On September 24, 2013, the Camco Financial board of directors met to consider the potential transaction with Huntington and also several other strategic options and issues. Vorys, Sater, Seymour and Pease LLP (“Vorys”) was also present at the meeting. Among the options and issues considered by the board of directors was an assessment of whether the Camco Financial stockholders would be better off if Camco Financial (1) stayed the course and remained an independent entity, (2) engaged in a transaction with a financial institution other than Huntington, (3) entered into the transaction with Huntington or (4) considered any other alternative strategy. The board also considered and discussed the fiduciary duties of the directors and the process for negotiating and completing a merger, including the conditions to closing such as stockholder approval and regulatory approvals. The board reviewed and discussed a draft merger agreement provided by Counsel to Huntington. For several reasons, including (i) the directors’ belief that a merger with Huntington could enhance stockholders’ value through growth opportunities and synergies, (ii) the directors’ belief that stockholders would have greater liquidity as a result of a merger with Huntington, (iii) the likelihood that Camco Financial, on an independent basis, would not be able to achieve the per share value of the consideration to be paid to Camco Financial stockholders, (iv) the lack of a receipt of any offer superior to the Huntington proposal during prior attempts to find a buyer in 2011 and 2012 and (v) the other factors set forth below under “—Recommendation of the Camco Financial Board of Directors and Reasons for the Merger.” The board unanimously decided that it was in the best interests of the Camco Financial stockholders to continue to pursue the negotiation of a potential merger with Huntington.

For the next several weeks, Huntington and Camco Financial negotiated the terms of the definitive merger agreement and its related documents and agreements. Huntington and Camco Financial also continued their respective due diligence examinations of each other, with Huntington’s leadership team, including Mr. Steinour and Mr. Brewer meeting with Camco Financial’s leadership team, including Mr. Huston and others on September 30, 2013. During this same time, Camco Financial management and certain members of Camco Financial’s board of directors reviewed several versions of the draft merger agreement and its related documents and agreements with Vorys.

During this time, at the request of the Camco Financial board of directors, Mr. Huston and Camco Financial’s outside legal counsel, Vorys interviewed three different investment banking firms for the purpose of selecting one firm to assist Camco Financial in further analyzing the potential transaction with Huntington and issuing a fairness opinion if necessary. Upon the conclusion of these interviews, the Camco Financial board of directors decided to engage Boenning.

On October 3, 2013, Mr. Steinour contacted Mr. Huston and proposed a potential transaction utilizing a mix of cash and Huntington common stock consideration with an aggregate value of approximately $5.90 per share of Camco Financial common stock. The next day, Mr. Huston responded with a counteroffer proposing a price of $6.00 per share, and Mr. Steinour noted his view that they should seek to proceed on that basis and work towards a transaction. Thereafter, Huntington and Camco Financial, along with their respective outside legal counsel, worked towards completing the merger agreement. On October 9, 2013 Huntington’s board of directors held a meeting at which, after a full discussion, including review and consideration of the factors described under “— Recommendation of the Huntington Board of Directors and Reasons for the Merger,” Huntington’s board of directors determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of Huntington and its stockholders, and the board of directors approved the merger and the merger agreement.

Later that day, at an October 9, 2013 Camco Financial board of directors’ meeting, the board met with Vorys and Boenning to discuss in detail the final terms in the definitive merger agreement and its related agreements and documents. During this meeting, Vorys reviewed in detail the terms of the merger agreement and reviewed again the board’s fiduciary duties in considering the proposed merger agreement with Huntington. Then, Boenning provided information including a detailed analysis of the financial terms of the proposed transaction, an update on the overall mergers and acquisitions market and an overview of Huntington, a peer and comparable company analysis, a standalone valuation analysis, and a pro-forma merger analysis. Finally, Boenning provided the Camco Financial board of directors with an oral fairness opinion (subsequently confirmed in writing) that the financial consideration of the proposed transaction was fair to the stockholders of Camco Financial from a financial point of view as of such date. See “— Opinion of Camco Financial’s Financial Advisor.” The board engaged in a lengthy discussion regarding the advisability of the proposed transaction. Among the topics discussed were those factors described below under “— Recommendation of the Camco Financial Board of Directors and Reasons for the Merger,” including Camco Financial’s ability to grow and increase its profitability if it decided not to enter into this transaction and the challenges Camco Financial would face in the future even though Camco Financial’s financial condition had improved significantly over the last couple of years. The board discussed the liquidity of Huntington’s stock relative to Camco Financial’s, as well as the fact that Huntington paid a dividend while Camco Financial did not. The board also discussed its prior attempts to solicit other institutions’ interest in acquiring Camco Financial and that these solicitations had not yielded a single firm offer. The directors then discussed the impact of the transaction on Camco Financial’s stockholders, employees, customers and the communities where Camco Financial is located. After the discussion, all of the Camco Financial directors that were present unanimously approved the proposed transaction with Huntington and the execution of the merger agreement.

Also on October 9, Mr. Brewer engaged in discussions with Messrs. Caldwell and Wright regarding their willingness to remain at the combined company for a period of time following the merger on the terms described below under “Interests of Camco Financial Directors and Executive Officers in the Merger—Retention Agreements.”

The definitive agreement was signed on October 9, 2013 at approximately 11  p.m. by Huntington and Camco Financial and a joint news release was issued on October 10, 2013 announcing the transaction.

Recommendation of the Camco Financial Board of Directors and Reasons for the Merger

The terms of the merger agreement, including the consideration to be paid to Camco Financial stockholders, were the result of arms-length negotiations. In evaluating the merger proposal and concluding that the merger presented the best opportunity to maximize stockholder value, the Camco Financial board of directors considered a number of factors, including the following:

•	the consideration to be paid to Camco Financial’s stockholders relative to the market value, book value and earnings per share of Camco Financial common stock;

•	the opinion of Boenning that the consideration was fair as of the date of the merger agreement, from a financial point of view, to Camco Financial stockholders;

•	the strategic fit of Huntington and Camco Financial, including the belief that the merger has the potential to enhance stockholders’ value through growth opportunities and synergies resulting from combining the companies’ complementary operations, personnel strengths and assets;

•	the ability of the combined entities to compete in relevant markets;

•	the impact of the merger on the customers, employees and communities served by Camco Financial and the expanded product and service offerings available for Camco Financial customers as a result of the merger;

•	Huntington’s record with respect to the employees and communities of the companies it has acquired;

•	the belief that the terms of the merger are fair to and in the best interests of the Camco Financial stockholders;

•	increased stockholder liquidity as a result of the merger;

•	the likelihood that Camco Financial, on an independent basis, would not be able to achieve, for the foreseeable future, the per share value of the consideration to be paid to Camco Financial stockholders;

•	industry and economic conditions;

•	available current information regarding the businesses, operations, earnings, financial condition, management and prospects of Camco Financial and Huntington;

•	available historical information concerning Camco Financial’s and Huntington’s respective businesses, financial performance and condition, asset quality, operations, management, competitive position, dividends and stock performance;

•	the financial condition and results of operations of Camco Financial and Huntington before and after giving effect to the merger based on due diligence and publicly available earnings estimates for Camco Financial and Huntington;

•	that the merger is expected to be accretive to earnings per share of Huntington;

•	the belief that the receipt of Huntington common stock in the merger generally would permit Camco Financial stockholders who receive Huntington common stock to defer, at a minimum, a portion of the federal income tax liability associated with the increase in the value of their security holdings, if any, as a result of the merger;

•	the terms and conditions of the merger agreement, the limitations on the interim business operations of Camco Financial, the conditions to consummation of the merger, the circumstances under which the merger agreement could be terminated and the advice of Camco Financial’s financial advisor and legal counsel;

•	Camco Financial’s lack of receipt of an offer superior to the Huntington proposal; and

•	the likelihood of receiving required approvals in a timely manner.

The Camco Financial board of directors also considered the potential risks posed by the proposed merger, including:

•	the fact that the implied value per share of the Huntington stock consideration payable to stockholders who receive Huntington stock would decrease if the trading price of Huntington common stock falls prior to the closing date;

•	the risks that the market price of Huntington common stock will significantly decrease, that general economic conditions will change or that Huntington’s or Camco Financial’s business prospects may decline prior to the completion of the merger;

•	the risk that the merger will not be consummated;

•	the challenges of combining the businesses, assets and workforces of the two companies;

•	the risk of not achieving expected operating efficiencies or growth;

•	potential loss, or changes of conditions, of employment for certain Camco Financial and Advantage Bank employees following the merger; and

•	potential reaction of some local communities within Camco Financial’s operating footprint and of Advantage Bank customers to Huntington.

The above discussion of the information and factors considered by the Camco Financial board of directors is not intended to be exhaustive, but includes material factors the Camco Financial board of directors considered. In reaching its determination to approve and recommend the merger proposal, the Camco Financial board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

Opinion of Camco Financial’s Financial Advisor

Boenning is acting as financial advisor to Camco Financial in connection with the merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the merger. As part of its investment banking activities, Boenning is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.

On October 9, 2013, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to Camco Financial’s board of directors that, as of such date, the merger consideration to be received by the holders of Camco Financial’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Boenning has been paid a fee of $175,000 for its fairness opinion.

The full text of Boenning’s written opinion dated October 9, 2013, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement. The summary of Boenning’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Boenning’s opinion will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Camco Financial imposed no limitations on the scope of Boenning’s investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not requested to, and did not, make any recommendation to the Camco Financial board of directors as to the form or amount of the consideration to be paid to Camco Financial’s stockholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to Camco Financial. Its opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning, among other things:

(i)	reviewed the historical financial performances, current financial positions and general prospects of Huntington and Camco Financial and reviewed certain internal financial analyses and forecasts prepared by the management of Camco Financial;

(ii)	reviewed a draft of the merger agreement, dated October 8, 2013;

(iii)	reviewed and analyzed the stock market performance of Huntington and Camco Financial;

(iv)	studied and analyzed the consolidated financial and operating data of Huntington and Camco Financial;

(v)	reviewed the pro forma financial impact of the merger on Huntington, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies derived from discussions with senior management of Huntington and Camco Financial;

(vi)	considered the financial terms of the merger between Huntington and Camco Financial as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

(vii)	met and/or communicated with certain members of Huntington’s and Camco Financial’s senior management to discuss their respective operations, historical financial statements and future prospects; and

(viii)	conducted such other financial analyses, studies and investigations as Boenning deemed appropriate.

Boenning’s opinion was given in reliance on information and representations made or given by Huntington and Camco Financial, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Huntington and Camco Financial including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning Huntington and Camco Financial nor other data which Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of Huntington and Camco Financial as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of Huntington or Camco Financial, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Huntington and Camco Financial, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the management of Huntington and Camco Financial as to their most likely future performance. Boenning further relied on the assurances of management of Huntington and Camco Financial that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information, and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowances for loan losses indicated on the balance sheets of Huntington and Camco Financial were adequate to cover such losses; Boenning did not review individual loans or credit files of Huntington or Camco Financial. Boenning assumed that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party under such agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements were not waived. Boenning assumed that the merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

Boenning’s opinion is based upon information provided to it by the management of Huntington and Camco Financial, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion does not address the relative merits of the merger and the other business strategies that the Camco Financial board of directors has considered or may be considering, nor does it address the underlying business decision of the Camco Financial board of directors to proceed with the merger. In connection with the preparation of Boenning’s opinion, Boenning was not authorized to solicit, and did not solicit, third parties regarding alternatives to the merger. Boenning expressed no opinion as to the value of the shares of Huntington common stock when issued to holders of outstanding Camco Financial common stock pursuant to the merger agreement or the prices at which the shares may trade at any time. Boenning’s opinion is for the information of the Camco Financial board of directors in connection with its evaluation of the merger and does not constitute a recommendation to the board of directors in connection with the merger or a recommendation to any Camco Financial stockholder as to how such stockholder should vote or act with respect to the merger.

In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning’s view of the actual value of Camco Financial.

In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Camco Financial or Huntington. Any estimates contained in Boenning’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning’s analyses was identical to Camco Financial or Huntington or the merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Boenning was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Camco Financial common stock or Huntington common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on October 9, 2013. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Boenning more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Boenning’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Boenning. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of Camco Financial common stock of the merger consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Camco Financial should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Boenning.

In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Boenning assumed the effective per share merger consideration to be $6.00 and the aggregate indicated merger consideration to be $93.4 million, which represents $81.3 million for currently outstanding common shares and $12.1 million for outstanding in-the-money options and warrants, which equals the aggregate difference between the merger consideration and the strike price for each option and warrant.

Comparison of Selected Companies. Boenning reviewed and compared the multiples and ratios of the current trading price of Camco Financial common stock to Camco Financial book value, tangible book value, latest twelve months earnings per share, assets, tangible book premium to core deposits, and deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group of sixteen selected public banks and thrifts with assets between $500 million and $1.25 billion, nonperforming assets to assets between 4% and 6%, and latest twelve months core return on equity between 0% and 8%. Boenning first applied the resulting range of pricing multiples for the peer group specified above to the appropriate financial results without the application of any control premium, referred to as the unadjusted trading price. Boenning then applied a 28% control premium to the trading prices of the peer group specified above, referred to as the adjusted trading price, and compared the pricing multiples of the offer price to the median pricing multiples for the peer group adjusted trading prices. The 28% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from SNL Financial.

Table 1

	Unadjusted Trading Price		Adjusted Trading Price
Pricing Multiple	Camco Financial(1)	Median Statistics for Peer Group(2)	Offer Price	Median Statistics for Peer Group(2)
Price/Book Value	80.6%	79.9%	123.3%	102.2%

Price/Tangible Book Value	80.6%	87.5%	123.3%	112.0%
Price/Latest Twelve Months Core Earnings Per Share	20.9x (3)	19.7x	32.0x (3)	25.2x

Price/Assets	7.0%	8.3%	10.7%	10.7%
Premium over Tangible Book Value/Core Deposits	-2.2%	-1.2%	2.9%	1.2%

Price/Deposits	8.8%	10.1%	13.2%	12.9%

(1)	Based on Camco Financial’s closing stock price of $3.92 on October 8, 2013.
(2)	Peer metrics are based on prices as of market close on October 8, 2013.
(3)	Core earnings are net of $1.455 million loan loss reserve reversal and $5.92 million reversal of the deferred tax asset valuation allowance.

Analysis of Bank Merger Transactions. Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of (i) eight selected Midwest bank and thrift deals announced since October 1, 2011, with target assets between $200 million and $2.5 billion, latest twelve months return on equity greater than -5% and nonperforming assets to assets between 3% and 7%, referred to below as Group A; and (ii) twelve selected nationwide bank and thrift transactions announced since January 1, 2012 with target assets between $500 million and $1.5 billion, latest twelve months return on equity between 0% and 10%, and nonperforming assets to assets between 2.5% and 10.0%, referred to below as Group B. Boenning then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values for Group A and Group B.

Table 2

		Median Statistics for Selected Transactions
Pricing Multiple	The Merger	Group A	Group B
Price/Book Value	123.3%	97.3%	109.4%

Price/Tangible Book Value	123.3%	98.7%	128.4%
Price/Latest Twelve Months Core Earnings Per Share	32.0x (1)	22.8x	23.9x

Price/Assets	10.7%	9.0%	10.3%
Premium over Tangible Book Value/Core Deposits	2.9%	-0.1%	3.0%

Price/Deposits	13.2%	10.6%	12.8%

(1)	Core earnings are net of $1.455 million loan loss reserve reversal and $5.92 million reversal of the deferred tax asset valuation allowance.

Present Value Analysis. Applying present value analysis to Camco Financial’s theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of Camco Financial common stock to the present value of one share of Camco Financial common stock on a stand-alone basis. The analysis was based upon Camco Financial management’s projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and an 8.6% discount rate, which is the median latest twelve months return on equity for U.S. banks with assets between $500 million and $1 billion. The valuation was completed with a sensitivity analysis on the discount rate ranging from 4.6% to 12.6%. Boenning derived the range of terminal price/earnings multiple of 14.9x and terminal price/tangible book value multiple of 121% from the trading multiples of the SNL U.S. Bank and Thrift $500 million to $1 Billion Index as of October 8, 2013. Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 12.9x to 16.9x and 101% to 141%, respectively. The present value of Camco Financial common stock calculated on a stand-alone basis ranged from $1.76 to $3.33 per share based on price/earnings multiples and from $3.28 to $6.63 per share based on price/tangible book value multiples, compared to the offer price of $6.00 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of Camco Financial common stock may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Pro Forma Merger Analysis. Boenning analyzed certain potential pro forma effects of the merger, assuming the following: (i) the merger is completed in the first quarter of 2014; (ii) the implied price to be paid for each share of Camco Financial common stock at the time of the announcement was $6.00 based on the fixed stock-for-stock exchange ratio of 0.7264 shares of Huntington common stock for each share of Camco Financial common stock; (iii) estimated pre-tax cost savings of $9.8 million on an annual basis, 80% phased-in in 2014 and fully phased-in in 2015; (iv) estimated one-time transaction related costs of $20.3 million pre-tax are expensed prior to closing; (v) Camco Financial’s performance was calculated in accordance with Camco Financial management’s prepared earnings projections; (vi) Huntington’s performance was calculated in accordance with the publicly available earnings estimates for Huntington; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 and 2015, the merger (excluding transaction expenses) would be accretive to Camco Financial’s and the combined company’s projected earnings per share and accretive to Camco Financial’s per share equivalent dividends, as dividends were not currently being paid by Camco Financial. The actual results achieved by the combined company may vary from projected results and the variations may be material.

As described above, Boenning’s opinion was just one of the many factors taken into consideration by the Camco Financial board of directors in making its determination to approve the merger.

Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, Huntington and Camco Financial or their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of Huntington and Camco Financial for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning will receive a customary fee for rendering its opinion. Boenning’s fee for rendering its opinion is not contingent upon any conclusion that Boenning may reach or upon completion of the merger. Camco Financial has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning’s engagement.

Boenning has not had any material relationship with Huntington or Camco Financial during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning and Huntington or Camco Financial. Boenning may provide investment banking services to Huntington in the future, although as of the date of Boenning’s opinion, there was no agreement to do so.

Boenning’s opinion was approved by Boenning’s fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by the officers, directors, or employees of any party to the merger agreement, or any class of such persons, relative to the compensation to be received by the holders of Camco Financial common stock in the merger.

Recommendation of the Huntington Board of Directors and Reasons for the Merger

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Huntington board of directors consulted with Huntington management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Huntington’s and Camco Financial’s business, operations, financial condition, asset quality, earnings and prospects;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•	its understanding of the current and prospective environment in which Huntington and Camco Financial operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Huntington, both with and without the proposed transaction;

•	its review and discussions with Huntington’s management concerning the due diligence examination of Camco Financial;

•	the complementary nature of the customers and markets of the two companies, which management believes should provide the opportunity to mitigate integration risks and increase potential returns;

•	the financial and other terms of the merger agreement, including merger consideration, the cash and stock election provisions, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Camco Financial’s business, operations and workforce with those of Huntington;

•	the potential risk of diverting management attention and resources from the operation of Huntington’s business and towards the completion of the merger and the integration of the two companies; and

•	the regulatory and other approvals required in connection with the merger and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the Huntington board of directors is not intended to be exhaustive, but includes the material factors considered by the Huntington board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Huntington board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Huntington board of directors considered all these factors as a whole, including discussions with, and questioning of, Huntington’s management and Huntington’s financial and legal advisors, and overall considered the factors to be favorable to, and in support of, its determination.

For the reasons set forth above, the Huntington board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Huntington and its stockholders, and adopted and approved the merger agreement and the transactions contemplated by it.

Management and Board of Directors of Huntington After the Merger

Upon completion of the merger, the current directors and senior officers of Huntington are expected to continue in their current positions, other than has been publicly announced by Huntington in the normal course. Information about the current Huntington directors and executive officers can be found in the documents listed under “Where You Can Find More Information” in the forepart of this document.

Interests of Camco Financial Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors of Camco Financial to vote for the merger proposal, Camco Financial stockholders should be aware that certain of Camco Financial’s directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as stockholders of Camco Financial. The Camco Financial board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below. For the purposes of this disclosure, the merger constitutes a change in control, change of control or term of similar meaning.

Employment Agreement. Camco Financial has an employment agreement with James E. Huston for which the term of employment began on December 31, 2008. The term of the agreement is renewed daily, so that the remaining unexpired term of the agreement is always 24 months, until the date that Camco Financial gives Mr. Huston written notice of non-renewal. Under the employment agreement, if Mr. Huston’s employment is terminated by Camco Financial in connection with or within one year after a change of control, for any reason other than just cause or Mr. Huston terminates his employment for “good reason”, then Mr. Huston will be entitled to payment of an amount equal to 2.99 times his “base amount” (as such term is defined in Section 280G of the Code) and to continued coverage under all health, life and disability benefit plans for 18 months. For the purposes of the employment agreement, “good reason” is defined as: (1) a material diminution in Mr. Huston’s base compensation; (2) a material diminution in Mr. Huston’s authority, duties, or responsibilities as President and Chief Executive Officer; (3) a requirement that Mr. Huston report to a corporate officer or employee instead of reporting directly to the board of directors; (4) a material change in the geographic location at which Mr. Huston must perform the services; or (5) any other action or inaction that constitutes a material breach of the employment agreement. At the time of termination of employment, if Mr. Huston is considered a specified employee as defined under Section 409A of the Code, payments pursuant to Mr. Huston’s employment agreement that are nonqualified deferred compensation within the meaning of Section 409A of the Code will start on the first day of the seventh month following separation from service instead of the payment schedule otherwise noted.

Change of Control Agreements. Camco Financial has entered into a Change of Control Agreement with each of David S. Caldwell, Edward A. Wright, Laurence Christ, Troy Greenwalt, John Kirksey and Kristina K. Tipton. As specified in the change of control agreements for Messrs. Caldwell, Wright, Christ, Greenwalt and Kirksey, if the officer is terminated by Camco Financial for any reason other than just cause, within six months prior to a change of control, or within one year after a change of control, Camco Financial will pay (1) the officer an amount equal to two times his annual compensation, and (2) the premiums required to maintain coverage under the health insurance plan in which the officer is a participant immediately prior to the change of control until the earlier of (i) the second anniversary of his termination or (ii) the date the officer is included in another employer’s benefit plans. Camco Financial defines annual compensation as base salary. The officer will also be entitled to payments if he or she voluntarily terminates his or her employment within twelve months following a change of control for good reason, which is defined in the change of control agreements as: (1) the capacity or circumstances in which the officer is employed are changed (including, without limitation, a reduction in responsibilities or authority, or a reduction in salary); (2) the officer is required to move his personal residence, or perform his principal executive functions, more than thirty-five miles from his primary office as of the date of the agreement; or (3) Camco Financial otherwise breaches the agreement. Ms. Tipton’s change of control agreement is the same as the others, except that it provides for a payment of an amount equal to her annual salary and the payment of premiums until the earlier of (i) the first anniversary of her termination or (ii) the date she is included in another employer’s benefit plans. At the time of termination of employment, if the officer is considered a specified employee as defined under Section 409A of the Code, payments pursuant to the change of control agreements that are nonqualified deferred compensation within the meaning of Section 409A of the Code will start on the first day of the seventh month following separation from service instead of the payment schedule otherwise noted. The aggregate value of the severance payments and benefits to be provided to these officers of Camco Financial pursuant to change of control agreements (other than named executive officers), assuming each officer is terminated immediately following the closing of the merger, is $1,035,219.

Stock Options. Under the terms of the merger agreement, each outstanding option to purchase Camco Financial common stock, whether or not it is exercisable, will vest and be converted automatically into an option to purchase shares of Huntington common stock. The number of shares of Huntington common stock subject to each assumed Camco Financial option will be equal to the number of shares of Camco Financial common stock previously subject to the assumed Camco Financial option multiplied by the exchange ratio (as may be adjusted) and the per share exercise price under each such Camco Financial option will be adjusted by dividing the per share exercise price under each such Camco Financial option by the exchange ratio (as may be adjusted). As of December 20, 2013, directors and executive officers of Camco Financial, as a group, hold outstanding options to purchase 195,952 shares of Camco Financial common stock with a weighted average exercise price of

$5.34 per share. Assuming a closing date of February 28, 2014, a total of 25,401 unvested options held by executive officers of Camco Financial will be accelerated and will vest upon the completion of the merger.

Restricted Stock. Under the terms of the merger agreement, unvested shares of restricted stock outstanding on October 9, 2013 will vest immediately and the holder of the restricted stock will be given the same rights of election and allocation procedures described elsewhere in this proxy. Assuming a closing date of February 28, 2014, a total of 156,857 unvested shares of restricted stock held by directors and executive officers of Camco Financial will be accelerated and will vest upon the completion of the merger.

Retention Agreements. Huntington intends to enter into retention bonus agreements with Messrs. Caldwell and Wright prior to the closing of the merger. The retention bonus agreements will provide each of Mr. Caldwell and Mr. Wright with the opportunity to receive a $100,000 retention bonus from Huntington on the date that is four months following the closing of the merger, subject to the closing of the merger and the applicable executive officer’s continued employment through such payment date. If Huntington terminates the employment of either Mr. Caldwell or Mr. Wright without just cause prior to the payment date, the terminated executive officer would be entitled to receive the retention bonus immediately following such termination of employment.

Salary Continuation Agreements. Each of Messrs. Caldwell and Wright is a party to a 2002 Salary Continuation Agreement with Camco Financial. As specified in each of the agreements, upon a change of control followed within twelve months by a termination of his employment, each officer will become 100% vested in his accrual balance under the agreement and receive payments based on that balance for fifteen years, beginning in the month following termination.

Mr. Huston is party to a 2009 Salary Continuation Agreement with Camco Financial. As specified in the agreement with Mr. Huston, upon a change of control, he will receive $20,000 annually, divided into twelve monthly payments, for fifteen years.

Each of Messrs. Huston, Christ, Greenwalt and Kirksey is a party to a 2012 Salary Continuation Agreement with Camco Financial. As specified in each of the agreements, upon a change of control, each officer will become 100% vested in his accrual balance under the agreement and receive payments based on that balance in twelve equal monthly payments for ten years following the termination of service. Assuming a closing date of February 28, 2014, the total value of benefits vesting pursuant to Salary Continuation Agreements with these officers (excluding named executive officers) upon the closing of the merger will be $296,714.

Under all of the Salary Continuation Agreements listed above, the benefit is only payable up to the amount that would not trigger excise tax under Section 280G.

Regulatory Compliance Incentive Plan. Pursuant to the Regulatory Compliance Incentive Plan, Mr. Huston may achieve equity and cash incentive awards upon Camco Financial reaching certain regulatory goals. Currently, under the Regulatory Compliance Incentive Plan, there is one remaining goal yet to be achieved: the cancellation and elimination of all regulatory orders, agreements and understandings of any kind with the Federal Reserve, FDIC or the Division at both Camco Financial and Advantage Bank. Upon achievement of this goal, or upon a change of control, such as the merger, Mr. Huston earns an incentive award of $50,000 cash.

Merger-Related Compensation for Named Executive Officers. The discussion and table below reflect the estimated amount of compensation that each of the named executive officers of Camco Financial are entitled to receive upon a qualifying termination of such executive’s employment immediately following the consummation of the merger. The amounts shown assume a termination date of March 31, 2014. Amounts do not include compensation and benefits available to all of Camco Financial’s general employees on a non-discriminatory basis. “COC” refers to a change of control event, as defined by the agreements with each officer. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the merger. As required by applicable SEC rules, all amounts below determined using the per share value of Camco Financial common stock have been calculated based on a per share price of Camco Financial common stock of $5.986 (the average closing market price of Camco Financial common stock over the first five business days following the public announcement of the merger on October 9, 2013). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)		Equity ($)(5)	Pension/Non- Qualified Deferred Compensation($)(6)	Perquisites / Benefits($)		Total ($)
James E. Huston(1)	3,336,042	(2)	250,529	0	0	(7)	3,586,571
David S. Caldwell	415,779	(3)	106,103	0	33,787	(8)	555,669
Laurence S. Christ	298,316	(4)	97,671	135,331	26,017	(8)	557,335

(1)	Payments shown in the table for Mr. Huston are reduced to the maximum amount that may be paid under Section 280G of the Code without triggering excise taxes per the agreement, if applicable.

(2)	As specified in Mr. Huston’s employment agreement, if in connection with or within one year of a COC, Camco Financial terminates his employment for any reason other than just cause, or if the executive terminates for good reason (double trigger), he will receive 2.99 times his base amount as defined by Section 280G of the Code within 30 days following termination.

(3)	As specified in Mr. Caldwell’s change of control agreement (as described above), if Mr. Caldwell’s employment is terminated by Camco Financial for any reason other than just cause, within six months prior to, or within one year after, the merger or he terminates for good reason (double trigger), he will receive an amount equal to two times his base salary or $315,779. In addition, Mr. Caldwell will enter into a retention bonus agreement with Huntington that will provide for the payment of a retention bonus equal to $100,000 on the date that is four months following the closing of the merger or upon a termination of employment without just cause prior to the applicable payment date.

(4)	As specified in Mr. Christ’s change of control agreement (as described above), if Mr. Christ’s employment is terminated by Camco Financial for any reason other than just cause, within six months prior to, or within one year after, the merger or he terminates for good reason (double trigger), he will receive an amount equal to two times his base salary.

(5)	As described above, all outstanding unvested stock options and shares of restricted stock held by the named executive officers as of October 9, 2013 shall vest in connection with the closing of the merger (single trigger). The amounts in the column are calculated based on a Camco Financial share price of $5.986 per share.

(6)	This column includes unvested amounts that will vest in connection with the merger.

(7)	Upon a qualifying termination of employment, Mr. Huston is entitled to the continuation of health, life and disability insurance benefits substantially equal to those being provided immediately prior to the merger at Camco Financial’s expense upon a qualifying termination of employment until the earliest of i) 18 months after the date of his termination or ii) the date Mr. Huston is eligible for another employer’s benefit plans as a full-time employee. These amounts are reduced by the limitations pursuant to Section 280G described in footnote 1.

(8)	Upon a qualifying termination of employment, each of Mr. Caldwell and Mr. Christ is entitled to the premiums required to maintain coverage under the health insurance plan in which the named executive officer is a participant immediately prior to the merger until the earlier of (i) the second anniversary of his termination or (ii) the date the named executive officer is included in another employer’s benefit plans (assumed to be two years for the purposes of calculation here).

Indemnification. For a period following the effective time of the merger, Huntington has agreed to indemnify and hold harmless to the fullest extent provided under Camco Financial’s certificate of incorporation and bylaws, each present and former director and officer of Camco Financial and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. Huntington has also agreed that for a period of six years following the effective time of the merger, it will use commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Camco Financial or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement.

Regulatory Approvals Required for the Merger

Completion of the merger and the bank merger are subject to the receipt of all approvals (and such approvals having remained in full force and effect) required to complete the transactions contemplated by the merger agreement from the OCC and, possibly, the Federal Reserve and the expiration of any statutory waiting periods. Huntington and Camco Financial have agreed to use their respective commercially reasonable efforts to obtain all required regulatory approvals. Huntington, Camco Financial and/or their respective subsidiaries have filed applications and notices to obtain these regulatory approvals.

Although we currently believe we should be able to obtain all required regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to Huntington after the completion of the merger or will contain a burdensome condition.

OCC. The prior approval of the OCC will be required under Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the Bank Merger Act, to merge Advantage Bank with and into Huntington Bank. In evaluating an application filed under the Bank Merger Act, the OCC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks parties to the bank merger, (3) the banks’ effectiveness in combating money laundering activities, and (4) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The OCC also reviews the performance records of the relevant depository institutions under the Community Reinvestment Act of 1997, which we refer to as CRA, including their CRA ratings. In connection with its review under the Bank Merger Act, the OCC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the OCC generally may not be completed until 30 days after the approval of the OCC is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the OCC and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. However, the commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the OCC, and thus it is possible that the DOJ could reach a different conclusion than the OCC does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Federal Reserve Board. Huntington is a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The primary regulator of Huntington is the Federal Reserve. Huntington will be requesting confirmation from the Federal Reserve that no application is required to the Federal Reserve under Section 3 of the BHC Act for the transactions contemplated by the merger agreement. Huntington expects such confirmation will be obtained, but if that were not the case, Huntington would need to obtain prior approval of the transactions contemplated by the merger agreement from the Federal Reserve. In considering the approval of a transaction such as the merger, the BHC Act requires the Federal

Reserve to review, with respect to the bank holding companies and the banks concerned: (1) the competitive impact of the transaction, (2) the financial condition and future prospects, including capital positions and managerial resources, (3) the convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries of the bank holding companies under the CRA, (4) the effectiveness of the companies and the depository institutions concerned in combating money laundering activities, and (5) the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with such a review, the Federal Reserve will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines such meeting or other proceeding would be appropriate.

Additional Regulatory Approvals and Notices. Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

There can be no assurances that the regulatory approvals discussed above will be received on a timely basis, or as to the ability of Huntington and Camco Financial to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result of such challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Huntington will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Camco Financial will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Huntington common stock to be issued to former Camco Financial stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Camco Financial at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated useful lives. Further, the acquisition method of accounting results in the operating results of Camco Financial being included in the operating results of Huntington beginning from the date of completion of the merger.

Public Trading Markets

Huntington common stock is listed on the NASDAQ under the symbol “HBAN.” Camco Financial common stock is listed on the NASDAQ under the symbol “CAFI.” Upon completion of the merger, Camco Financial common stock will be delisted from the NASDAQ and thereafter will be deregistered under the Exchange Act. The Huntington common stock issuable in the merger will be listed on the NASDAQ.

Resale of Huntington Common Stock

All shares of Huntington common stock received by Camco Financial stockholders in the merger will be freely tradable for purposes of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and the Exchange Act, except for shares of Huntington common stock received by any Camco Financial stockholder who becomes an “affiliate” of Huntington after completion of the merger. This document does not cover resales of shares of Huntington common stock received by any person upon completion of the merger, and no person is authorized to make any use of this document in connection with any resale.

THE MERGER AGREEMENT

Effects of the Merger

As a result of the merger, Camco Financial will merge with and into Huntington, with Huntington as the surviving company. The certificate of incorporation and the bylaws of Huntington as in effect immediately prior to the merger will be the certificate of incorporation and bylaws of the surviving company.

As a result of the merger, there will no longer be any publicly held shares of Camco Financial common stock. Those Camco Financial stockholders who receive all of the merger consideration in the form of cash will not participate in Huntington’s future earnings and potential growth as stockholders of Huntington and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business or of any decreases in the value of that business. Those Camco Financial stockholders receiving shares of Huntington common stock as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of Huntington common stock. All of the other incidents of direct stock ownership in Camco Financial, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Camco Financial, will be extinguished upon completion of the merger.

Effective Time of the Merger

The merger will occur no later than the first Friday following the tenth business day after the satisfaction or waiver of the last closing condition to be satisfied, including the receipt of all regulatory and stockholder approvals and after the expiration of all regulatory waiting periods, unless extended by mutual agreement of Huntington and Camco Financial. The merger will become effective at the time specified in the articles of merger to be filed with the Maryland State Department. As of the date of this document, the parties expect that the merger will be effective during the first half of 2014. However, there can be no assurance as to when or if the merger will occur.

If the merger is not completed by the close of business on October 9, 2014, the merger agreement may be terminated by either Camco Financial or Huntington, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

Treatment of Camco Financial Stock Options and Warrants

Camco Financial Stock Options. At the effective time of the merger, each outstanding and unexercised option to purchase shares of Camco Financial common stock, whether vested or unvested, will vest and be converted into an option to purchase shares of Huntington common stock. The following will apply with respect to each Camco Financial stock option after the effective time of the merger:

(i) the number of shares of Huntington common stock purchasable upon exercise of the option will equal the product of (x) the number of shares of Camco Financial common stock that were purchasable under the option immediately before the effective time of the merger and (y) the exchange ratio, rounded down, if necessary, to the nearest whole share; and

(ii) the exercise price per share of Huntington common stock for each option will equal (x) the per share exercise price of the option in effect immediately before the effective time of the merger divided by (y) the exchange ratio, rounded up, if necessary, to the nearest cent.

Following the effective time of the merger, each Camco Financial stock option will continue to be governed by the same terms and conditions as were applicable to the option immediately prior to the effective time.

Camco Financial Warrants. At the effective time of the merger, each outstanding warrant issued by Camco under the Warrant Agreement, dated November 2, 2012, between Camco Financial and Registrar and Transfer

Company, will cease to represent a warrant to purchase Camco Financial common stock and will be converted into a warrant to receive a number of shares of Huntington common stock equal to product of the exchange ratio and the number of shares of Camco Financial common stock subject to the warrant (subject to the payment of cash instead of any fractional shares of Huntington common stock). At the effective time of the merger, Huntington will assume the Warrant Agreement on its terms.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. Camco Financial has agreed that, prior to the effective time of the merger, it will conduct its businesses, and cause its subsidiaries to conduct their respective businesses, in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships. Camco Financial and Huntington have agreed to (and shall cause each of their respective subsidiaries to) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to perform the covenants and agreements in the merger agreement or to complete the merger and other transactions contemplated by the merger agreement.

In addition to the general covenants above, Camco Financial has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the prior written consent of Huntington (which shall not be unreasonably withheld or delayed):

•	(1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or other equity interest, voting debt or equity rights, or (2) grant, award or issue any Camco Financial stock options, restricted units, stock appreciation rights, restricted stock, awards based on the value of Camco Financial capital stock or other equity-based award with respect to shares of Camco Financial common stock under any of the Camco Financial employee benefit plans or Camco Financial stock plans or otherwise, except in the case of clause (1) only, for issuances of Camco Financial common stock with respect to the exercise of Camco Financial stock options outstanding as of September 30, 2013 in accordance with their existing terms and with respect to the exercise of any Camco Financial warrants outstanding as of September 30, 2013 in accordance with the existing terms of the Warrant Agreement, dated November 2, 2012, between Camco Financial and Registrar and Transfer Company;

•	make, declare, pay or set aside for payment any dividend or declare or make any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries), or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business consistent with past practice to satisfy obligations under Camco Financial employee benefit plans);

•	amend the terms of, waive any right under, terminate, knowingly violate the terms of or enter into any contract or other binding obligation outside the ordinary course of business consistent with past practice or comprising certain agreed types of material contracts;

•	sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for those in the ordinary course of business and in transactions that are not material when taken as a whole;

•	acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	amend the Camco Financial certificate of incorporation or the Camco Financial bylaws, or similar governing documents of any of its significant subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	except as required by applicable law or under the terms of any employee benefit plan existing as of the date of the merger agreement (1) increase in any manner beyond agreed amounts the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Camco Financial or its subsidiaries, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employee), (4) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (5) fund any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (6) change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, or (7) hire or terminate without cause any employee who has or would have target total compensation of $125,000 or more;

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied;

•	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by law or as requested by a regulatory agency;

•	other than in consultation with Huntington, make any material change to its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as required by law or as requested by a regulatory agency;

•	settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding against it that is settled in an amount and for consideration not in excess of $25,000 individually (or $50,000 in the aggregate) and that would not impose any restriction on the business of it or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

•	make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	make or incur any capital expenditure in excess of $50,000 individually or $150,000 in the aggregate;

•	issue any communication of a general nature to its employees or customers without the prior approval of Huntington (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the merger;

•

make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes (except as required by applicable tax law), enter into any structured transaction outside of its regular course of business, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return;

•	except for (1) loans or legally binding commitments for loans that have previously been approved by Camco Financial prior to date of the merger agreement, make or acquire any loan or issue a commitment (or renew or extend an existing commitment) for any loan, or amend or modify in any material respect any existing loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $750,000, (2) with respect to amendments or modifications that have previously been approved by Camco Financial prior to the date of the merger agreement, amend or modify in any material respect any existing loan rated “special mention” or below with total credit exposure in excess of $750,000, or (3) with respect to any actions that have previously been approved by Camco Financial prior to the date of the merger agreement, modify or amend any loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Camco Financial, in each case in excess of $750,000; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Huntington has agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, Huntington has agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement, it will not, without the prior written consent of Camco Financial (which shall not be unreasonably withheld or delayed):

•	amend the Huntington bylaws in a manner that would materially and adversely affect Camco Financial stockholders relative to other Huntington stockholders;

•	take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the merger from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable law imposed by any governmental entity, take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger, or take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. Huntington and Camco Financial have agreed to promptly prepare and file with the SEC a registration statement on Form S-4, of which this document is a part. Huntington and Camco Financial have agreed to use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to Camco Financial’s stockholders. Huntington has also agreed to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to complete the merger, and Camco Financial has agreed to furnish all information concerning Camco Financial and the holders of Camco Financial common stock as may be reasonably requested in connection with any such action.

Huntington and Camco Financial have agreed to cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to complete the merger and to comply with the terms and conditions of all such permits, consents, approvals and authorizations.

Additionally, each of Huntington and Camco Financial have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, Camco Financial or any of their respective subsidiaries to any governmental entity in connection with the merger.

Prior to the effective time of the merger, Huntington has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Huntington common stock for delivery upon the exercise of any Camco Financial stock option assumed by Huntington. Huntington will prepare and file a Form S-3 or Form S-8, as the case may be, with the SEC and will cause to become effective on or promptly following the closing date and will use reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Camco Financial stock options remain outstanding.

Stockholder Approval. Camco Financial’s board of directors has resolved to recommend to the Camco Financial stockholders that they approve the merger agreement (subject to certain exceptions if, following the receipt of a superior proposal (as defined below), such recommendation would violate the board’s fiduciary duties under Delaware law) and to submit to the Camco Financial stockholders the merger agreement and any other matters required to be approved by the Camco Financial stockholders in order to carry out the intentions of the merger agreement.

NASDAQ Listing. Huntington will cause the shares of Huntington common stock to be issued in the merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters. The merger agreement provides that for the period beginning on the closing date and ending on the six-month anniversary of the closing date, Huntington will provide employee benefits and compensation opportunities to Camco Financial employees who become employees of Huntington or any of its subsidiaries that are not materially less favorable in the aggregate than the employee benefits and compensation opportunities that are provided to such employees immediately prior to the closing date.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, Huntington will indemnify and hold harmless, to the fullest extent provided under Camco Financial’s certificate of incorporation and bylaws, each present and former director and officer of Camco Financial and its subsidiaries from liabilities arising out of or pertaining to matters existing or occurring at or before the effective time of the merger, including the transactions contemplated by the merger agreement. Huntington has also agreed, that for a period of six years following the effective time of the merger, it will use commercially reasonable efforts to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Camco Financial or any of its subsidiaries with respect to claims against such officers and directors arising from facts or events occurring before the effective time of the merger, including the transactions contemplated by the merger agreement. The insurance will contain terms and conditions that are no less advantageous than the current coverage provided by Camco Financial, except that Huntington is not required to incur annual premium expense greater than 150% of Camco Financial’s current annual directors’ and officers’ liability insurance premium. At the option of Huntington, prior to the completion of the merger and in lieu of the foregoing, Huntington may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in this paragraph.

No Solicitation. The merger agreement precludes Camco Financial and its subsidiaries and their respective officers, directors, employees, agents, advisors and other retained representatives from (1) initiating, soliciting, encouraging, knowingly facilitating (including by way of providing information) or inducing inquiries, proposals or offers with respect to, or the making or completing, any acquisition proposal (as defined below), (2) entering into, continuing or participating in any discussions or negotiations regarding, or furnishing to any person or “group” (as such term is defined in Section 13(d) of the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (3) taking any other action to facilitating any inquiries or any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal,

(4) approving, endorsing or recommending or proposing to approve, endorse or recommend any acquisition proposal or any agreement related to an acquisition proposal, (5) entering into any agreement contemplating or otherwise relating to any acquisition transaction (as defined below) or acquisition proposal, (6) entering into any agreement or agreement in principle requiring, directly or indirectly, Camco Financial to abandon, terminate or fail to complete the merger or breach its obligations under the merger agreement, or (7) proposing or agreeing to do any of the actions in items (1) through (6) above. However, if at any time before Camco Financial’s stockholders meeting Camco Financial receives an unsolicited bona fide written acquisition proposal by any person or “group” (as such term is defined in Section 13(d) of the Exchange Act) other than as a result of taking the prohibited actions described above, and Camco Financial’s board of directors determines, in its good faith judgment (after consultation with Camco Financial’s financial and outside legal counsel) to constitute or to be reasonably likely to result in a superior proposal (as defined below), Camco Financial and its representatives may furnish nonpublic information and participate in negotiations or discussions to the extent Camco Financial’s board of directors has determined, in its good faith judgment (after consultation with its outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable law. Camco Financial has agreed to immediately terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than Huntington with respect to any acquisition proposal. Camco Financial has also agreed to advise Huntington within 24 hours following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal and the terms and conditions of such acquisition proposal (including the identity of the person or “group” (as such term is defined in Section 13(d) of the Exchange Act) making such acquisition proposal), and will keep Huntington promptly apprised of any developments. Camco Financial also agreed to simultaneously provide to Huntington any public information concerning it that may be provided to any other person in connection with any acquisition proposal which has not previously been provided to Huntington.

In addition, at any time prior to Camco Financial’s stockholders meeting, the board of directors of Camco Financial may withdraw its recommendation of the merger agreement, and may change its recommendation with respect to the Camco Financial merger proposal, if and only if (1) from the date of the merger agreement Camco Financial has complied with its obligations with respect to the non-solicitation of acquisition proposals and certain other of its obligations with respect to convening the Camco Financial stockholders meeting set forth in the merger agreement, and (2) the board of directors of Camco Financial has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; except that the board of directors of Camco Financial may not effect such a change in its recommendation to Camco Financial stockholders unless:

•	Camco Financial receives an unsolicited bona fide written acquisition proposal and the board of directors of Camco Financial concludes in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal is a superior proposal, after taking into account any amendment or modification to the merger agreement agreed to or proposed by Huntington;

•	Camco Financial provides prior written notice to Huntington at least five business days in advance (the “notice period”) of taking such action, which notice advises Huntington that the board of directors of Camco Financial has received a superior proposal, specifies the material terms and conditions of such superior proposal (including the identity of the person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the superior proposal);

•	during the notice period, Camco Financial and its financial advisors and outside legal counsel negotiate with Huntington in good faith (to the extent Huntington desires to do so) to make such adjustments in the terms and conditions of the merger agreement so that such superior proposal ceases to constitute a superior proposal; and

•	the board of directors of Camco Financial concludes in good faith (after consultation with Camco Financial’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Huntington, if any, that such acquisition proposal continues to constitute a superior proposal.

If during the notice period any material revisions are made to the superior proposal, Camco Financial must deliver a new written notice to Huntington and must again comply with the requirements described above with respect to such new written notice, except that the new notice period will be two business days. In the event the board of directors of Camco Financial does not conclude, after complying with the requirements described above, that the acquisition proposal continues to constitute a superior proposal, and afterwards seeks to change its recommendation to the Camco Financial stockholders, it must comply once again with the procedures described above with respect to any future superior proposal.

As used in the merger agreement, “acquisition proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Camco Financial or publicly announced to Camco Financial’s stockholders) by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Huntington or any of its affiliates, relating to an acquisition transaction (defined below) involving Camco Financial or any of its present or future consolidated subsidiaries, or any combination of such subsidiaries, the assets of which constitute 15% or more of the consolidated assets of Camco Financial as reflected on Camco Financial’s consolidated statement of condition prepared in accordance with GAAP.

As used in the merger agreement, “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the merger agreement) involving: (1) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Camco Financial by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Huntington or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Camco Financial or any of its subsidiaries (measured by voting power), or any tender offer or exchange offer that if completed would result in any person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Huntington or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Camco Financial or any of its subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Camco Financial pursuant to which the stockholders of Camco Financial immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (2) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Camco Financial; or (3) any liquidation or dissolution of Camco Financial or any of its subsidiaries.

As used in the merger agreement, “superior proposal” means any bona fide written acquisition proposal that the board of directors of Camco Financial determines in its good faith judgment to be more favorable from a financial point of view to Camco Financial’s stockholders than the merger and to be reasonably capable of being completed on the terms proposed, after (1) receiving the advice of outside counsel and Boenning. or another nationally recognized investment banking firm, and (2) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to the merger agreement that may be proposed by Huntington in response to such acquisition proposal (whether or not during the notice period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); except that for purposes of the definition of “superior proposal,” the references to “15%” and “85%” in the definitions of acquisition proposal and acquisition transaction are changed to “50%.”

Representations and Warranties

The merger agreement contains representations and warranties made by Camco Financial to Huntington relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing, corporate power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents and approvals necessary in connection with the merger;

•	existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	conformity with U.S. GAAP and SEC requirements of Camco Financial’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	absence of a material adverse effect since June 30, 2013;

•	compliance with applicable law;

•	non-applicability of state takeover laws;

•	employee compensation and benefits matters;

•	opinion from financial advisor;

•	accuracy of Camco Financial information provided in this document;

•	legal proceedings;

•	home mortgage loan repurchases;

•	material contracts;

•	environmental matters;

•	tax matters;

•	absence of action or any fact or circumstance that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	intellectual property;

•	properties;

•	insurance;

•	accounting and internal controls;

•	derivatives;

•	labor matters; and

•	loan matters.

The merger agreement also contains representations and warranties made by Huntington to Camco Financial relating to a number of matters, including the following:

•	corporate organization, qualification to do business, good standing and power;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	existing or contemplated agreements, orders, memoranda of understanding or similar communications with regulators or other government entities;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	the conformity with GAAP and SEC requirements of Huntington’s financial statements filed with the SEC;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since June 30, 2013;

•	compliance with applicable law;

•	accuracy of Huntington information provided in this proxy statement/prospectus; and

•	legal proceedings; and

•	absence of any action or any fact or circumstance that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” with respect to Huntington or Camco Financial, as the case may be, means a material adverse effect on (1) the financial condition, results of operations or business of that party and its subsidiaries taken as a whole, or (2) a material adverse effect on the ability of that party to complete the merger on a timely basis, other than, with respect to (1) above, effects resulting from (A) changes in applicable GAAP or regulatory accounting requirements, (B) changes in laws of general applicability to companies in the industries in which the party and its subsidiaries operate, (C) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the party and its subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of the merger agreement, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party knowingly breached the merger agreement.

This summary and the copy of the merger agreement attached to this document as Appendix A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The merger agreement contains representations and warranties by Huntington and Camco Financial, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Huntington, Camco Financial or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Huntington’s public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Huntington publicly files with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” in the forepart of this document.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of Huntington and Camco Financial to complete the merger are subject to the satisfaction of the following conditions:

•	the receipt of the requisite approval of the Camco Financial stockholders on the merger agreement;

•	authorization for the listing on the NASDAQ of the Huntington common stock to be issued in the merger;

•	the effectiveness of the registration statement on Form S-4, of which this document is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any order, injunction or decree issued by any court or agency or other law preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement; and

•	the receipt of all regulatory approvals of governmental entities necessary to complete the transactions contemplated by the merger agreement, and the expiration of all applicable statutory waiting periods.

Conditions to Obligations of Huntington. The obligation of Huntington to complete the merger is also subject to the satisfaction, or waiver by Huntington, of the following conditions:

•	the accuracy of Camco Financial’s representations and warranties in the merger agreement as of the date of the merger agreement and as of effective time of the merger (other than representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Camco Financial to that effect);

•	the performance by Camco Financial in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer’s certificate from Camco Financial to that effect);

•

the absence of any action, determination or law enacted, entered, enforced or deemed applicable to the transactions contemplated by the merger agreement, including the merger and the bank merger, by any governmental entity which imposes any restriction, requirement or condition that, individually or in the aggregate would, after the effective time of the merger, restrict or burden Huntington or the surviving company or any of their respective affiliates in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of Huntington or the surviving company that would have a material adverse effect on Huntington, the surviving company or any of their respective affiliates, in each case measured on a scale relative to Camco Financial; and

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Conditions to Obligations of Camco Financial. The obligation of Camco Financial to complete the merger is also subject to the satisfaction, or waiver by Camco Financial, of the following conditions:

•	the accuracy of Huntington’s representations and warranties in the merger agreement as of the date of the merger agreement and as of the effective time of the merger (other than representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date), subject to applicable materiality qualifiers (and the receipt of an officer’s certificate from Huntington to that effect);

•	the performance by Huntington in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer’s certificate from Huntington to that effect); and

•	the receipt of a legal opinion, dated as of the closing date, from its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by Camco Financial stockholders:

•	by mutual written consent of Huntington and Camco Financial;

•	by either party, if a required governmental approval is denied by final, non-appealable action, or if a governmental entity has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement;

•	by either Huntington or Camco Financial, if the merger has not closed on or before October 9, 2014, unless the failure to close by such date is due to the terminating party’s failure to observe the covenants and agreements of such party set forth in the merger agreement;

•	by either Huntington or Camco Financial, if there is a breach by the other party of any of its covenants or agreements or any of its representations or warranties that would, either individually or in the aggregate with other breaches by such party, result in, if occurring or continuing on the closing date, the failure of the conditions of the terminating party’s obligation to complete the merger and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by either Huntington or Camco Financial, if the Camco Financial stockholders do not vote to approve the merger agreement at a duly held stockholders meeting (including any adjournment or postponement of such meeting);

•

by Huntington, if at any time prior to the effective time of the merger, Camco Financial’s board of directors has (1) failed to recommend to the stockholders of Camco Financial that they vote to approve the merger agreement, (2) changed its recommendation with respect to the merger agreement, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, certain acquisition proposals other than the merger agreement, whether or not permitted by the merger agreement, or has resolved to do the same, or (3) failed to substantially comply with its non-solicitation obligations or its obligations to recommend to the Camco Financial stockholders the adoption of the merger proposal and/or the Camco Financial adjournment proposal and call a stockholder meeting for that purpose; or

•	by Huntington, if a tender offer or exchange offer for 15% or more of the outstanding shares of Camco Financial common stock is commenced (other than by Huntington or a subsidiary of Huntington), and Camco Financial’s board of directors recommends that the stockholders of Camco Financial tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within ten business days.

Camco Financial must pay Huntington a termination fee of $3.25 million in the following circumstances:

•	(1) either (A) Camco Financial or Huntington terminates the merger agreement because the merger has not been completed by October 9, 2014 and Camco Financial stockholders have not approved the merger agreement, (B) Huntington terminates the merger agreement because Camco Financial has knowingly breached the merger agreement, or (C) either Camco Financial or Huntington terminates the merger agreement because Camco Financial stockholders have not approved the merger agreement at the Camco Financial stockholders meeting, and (2) prior to termination, there has been a publicly announced acquisition proposal by any person or “group” (as such term is defined in Section 13(d) under the Exchange Act) to Camco Financial or its stockholders or an person or “group” (as such term is defined in Section 13(d) under the Exchange Act) announced an intention to make an acquisition proposal, and (3) within twelve months of such termination Camco Financial either (A) completes an acquisition transaction, or (B) enters into any agreement contemplating or otherwise relating to any acquisition transaction (including any letter of intent, but not including any confidentiality agreement required by the non-solicitation provisions contained in the merger agreement) with respect to an acquisition transaction or acquisition proposal, whether or not such acquisition transaction or acquisition proposal is subsequently completed (but changing, in the case of the preceding clauses (A) and (B), the references to the 15% and 85% amounts in the definitions of acquisition transaction and acquisition proposal elsewhere in this document to 50%); or

•	Huntington terminates the merger agreement because prior to the effective time of the merger, (1) the Camco Financial board of directors (A) failed to recommend that the Camco Financial stockholders approve the merger agreement, (B) withdrew, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to Huntington, or took any action, or made any public statement, filing or release inconsistent with, its recommendation in favor of the merger agreement, or publicly approved, endorsed or recommended, or publicly proposed to approve, endorse or recommend, any acquisition proposal, whether or not permitted by the merger agreement, or resolved to do the same, or (C) failed to substantially comply with its obligations to call a special meeting of the Camco Financial stockholders and recommend that they approve the merger agreement and to refrain from soliciting alternative acquisition proposals, or (2) a tender offer or exchange offer is commenced for 15% or more of the outstanding shares of Camco Financial common stock (other than by Huntington or one of its subsidiaries), and the board of directors of Camco Financial recommends that the Camco Financial stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that they reject such tender offer or exchange offer within the ten business day period provided for in Rule 14e-2(a) under the Exchange Act.

Effect of Termination

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party knowingly breaches the merger agreement. However, the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fee, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement proposal by the Camco Financial stockholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Camco Financial stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in a signed writing.

Stock Market Listing

Application will be made by Huntington to have the shares of Huntington common stock to be issued in the merger approved for listing on the NASDAQ, which is the principal trading market for existing shares of Huntington common stock. It is a condition to both parties’ obligation to complete the merger that such approval is obtained, subject to official notice of issuance. As promptly as reasonably practicable following completion of the merger, Camco Financial common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Fees and Expenses

All fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section describes the anticipated material United States federal income tax consequences of the merger to “U.S. holders” (as defined below) of Camco Financial common stock who exchange shares of Camco Financial common stock for shares of Huntington common stock, cash, or a combination of shares of Huntington common stock and cash pursuant to the merger.

For purposes of this discussion, a U.S. holder is a beneficial owner of Camco Financial common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Department of Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) holds Camco Financial common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Camco Financial common stock, you should consult your tax advisor.

This discussion addresses only those Camco Financial stockholders that hold their Camco Financial common stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular holders of Camco Financial common stock, such as:

•	financial institutions;

•	pass-through entities and investors in those entities;

•	retirement plans;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Camco Financial common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk management transaction;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders; and

•	stockholders who acquired their shares of Camco Financial common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan or through exercise of warrants.

In addition, the discussion does not address any alternative minimum tax, United States federal estate or gift tax, or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The following discussion is based on the Code, its legislative history, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

Huntington and Camco Financial have structured the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of Huntington to complete the merger is conditioned upon the receipt of an opinion from Wachtell, Lipton, Rosen & Katz, counsel to Huntington, to the effect that the merger will for federal income tax purposes qualify as a “reorganization” based upon customary representations made by Huntington and Camco Financial. The obligation of Camco Financial to complete the merger is conditioned upon the receipt of an opinion from Vorys, counsel to Camco Financial, to the effect that the merger will for federal income tax purposes qualify as a “reorganization” based upon customary representations made by Huntington and Camco Financial. Neither of these opinions is binding on the Internal Revenue Service or the courts. Huntington and Camco Financial have not requested and do not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger. Accordingly, each Camco Financial stockholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder. In addition, because a Camco Financial stockholder may receive a mix of cash and stock despite having made a cash election or stock election, it will not be possible for holders of Camco Financial common stock to determine the specific tax consequences of the merger to them at the time of making the election.

Tax Consequences of the Merger Generally to Holders of Camco Financial Common Stock. If the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Code, the tax consequences are as follows:

•	gain or loss will be recognized by those holders receiving solely cash in exchange for shares of Camco Financial common stock pursuant to the merger, in an amount equal to the difference between the amount of cash received by such holder and such holder’s cost basis in such holder’s shares of Camco Financial common stock;

•	no gain or loss will be recognized by those holders receiving solely shares of Huntington common stock in exchange for shares of Camco Financial common stock pursuant to the merger (except with respect to any cash received instead of fractional share interests in Huntington common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Huntington Common Stock” below);

•	gain (but not loss) will be recognized by those holders who receive shares of Huntington common stock (including fractional share interests in Huntington common stock, if any, deemed to be received and exchanged as discussed in the section entitled “Cash Received Instead of a Fractional Share of Huntington Common Stock” below) and cash in exchange for shares of Camco Financial common stock pursuant to the merger (other than any cash received instead of fractional share interests in Huntington common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Huntington Common Stock” below), in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the shares of Huntington common stock and the amount of cash received by such holder (other than any cash received instead of fractional share interests in Huntington common stock) exceeds such holder’s cost basis in such holder’s shares of Camco Financial common stock, and (2) the amount of cash received by such holder (other than any cash received instead of fractional share interests in Huntington common stock);

•

the aggregate basis of the Huntington common stock received by a holder in the merger (including fractional share interests in Huntington common stock, if any, deemed to be received and exchanged as discussed in the section entitled “Cash Received Instead of a Fractional Share of Huntington Common

Stock” below) will be the same as such holder’s aggregate basis in the Camco Financial common stock for which it is exchanged, decreased by the amount of cash received by such holder in the merger (other than any cash received instead of fractional share interests in Huntington common stock), and increased by the amount of gain recognized by such holder in the merger (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss resulting from the deemed receipt and exchange of fractional share interests in Huntington common stock); and

•	the holding period of the Huntington common stock received by a holder in the merger (including fractional share interests in Huntington common stock, if any, deemed to be received and exchanged as discussed in the section entitled “Cash Received Instead of a Fractional Share of Huntington Common Stock” below) will include such holder’s holding period in the Camco Financial common stock for which it is exchanged.

If holders of Camco Financial common stock acquired different blocks of Camco Financial common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Camco Financial common stock and such holders’ bases and holding periods in their shares of Huntington common stock may be determined with reference to each block of Camco Financial common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Huntington common stock received in the merger should be allocated among different blocks of Camco Financial common stock and regarding their bases and holding periods in the particular shares of Huntington common stock received in the merger.

Gain that holders of Camco Financial common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Camco Financial common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of Camco Financial common stock generally is taxed at preferential rates. In some cases, if a holder of Camco Financial common stock actually or constructively owns Huntington common stock other than the Huntington common stock received pursuant to the merger, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of Camco Financial common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Huntington Common Stock. A holder of Camco Financial common stock who receives cash instead of a fractional share of Huntington common stock generally will be treated as having received the fractional share pursuant to the merger and then as having exchanged that fractional share for cash. As a result, a holder of Camco Financial common stock generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and such holder’s basis in the fractional share as set forth above. Except as described above, this gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such holder’s holding period in the fractional share is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Payments of cash to a holder of Camco Financial common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption satisfactory to Huntington and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

Camco Financial is incorporated under the laws of the State of Delaware and the rights of Camco Financial stockholders are governed by the laws of the State of Delaware, Camco Financial’s restated certificate of incorporation and Camco Financial’s amended and restated bylaws. As a result of the merger, Camco Financial stockholders who receive shares of Huntington common stock will become Huntington stockholders. Huntington is incorporated under the laws of the State of Maryland and the rights of Huntington stockholders are governed by the laws of the State of Maryland, Huntington’s charter and Huntington’s amended and restated bylaws. Thus, following the merger, the rights of Camco Financial stockholders who become Huntington stockholders in the merger will no longer be governed by the laws of the State of Delaware, Camco Financial’s certificate of incorporation and Camco Financial’s bylaws and instead will be governed by the laws of the State of Maryland, as well as by the Huntington charter and the Huntington bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Huntington stockholders under the Huntington charter and the Huntington bylaws (right column), and the rights of Camco Financial stockholders under the Camco Financial restated certificate of incorporation and Camco Financial amended and restated bylaws (left column). The summary set forth below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Huntington charter and Huntington amended and restated bylaws, and the Camco Financial restated certificate of incorporation and Camco Financial amended and restated bylaws.

Camco Financial	Huntington
Authorized Capital Stock

Camco Financial’s restated certificate of incorporation authorizes Camco Financial to issue up to 29,900,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were 14,691,428 shares of Camco Financial common stock outstanding and 100,000 shares of Camco Financial preferred stock outstanding.

Huntington’s charter authorizes it to issue up to 1,000,000,000 shares of common stock, par value $0.01 per share, and 6,617,808 shares of preferred stock, par value $0.01 per share. As of November 30, 2013, there were 830,753,164 shares of Huntington common stock outstanding, 362,507 shares of Huntington Series A Preferred Stock and 35,500 shares of Huntington Series B Preferred Stock outstanding.

Number of Directors

Camco Financial’s restated certificate of incorporation provides that its board of directors will consist of nine directors unless changed in accordance with law, and the Camco Financial board of directors currently has nine directors. The exact number of directors shall be determined from time to time by a resolution of the Camco Financial board of directors.

Huntington’s charter provides that the number of directors is initially 12 and may be increased or decreased as set forth in its bylaws, but may not be fewer than three.

Huntington’s amended and restated bylaws provide that a majority of the entire board of directors may alter the size of the board, but Huntington may not have more than 25 directors nor fewer than three directors. Huntington’s board currently has 11 directors.

Camco Financial	Huntington
No person shall be appointed, nominated or elected director of Huntington after having attained the age of 70 years.
Classes of Directors

The board of directors of Camco Financial is currently divided into three classes with respect to the term of office of the directors, with the term of office of directors in each class expiring each successive year.

Huntington’s board of directors is not classified. Huntington’s charter provides that each director is elected annually.
Election of Directors
Camco Financial’s amended and restated bylaws provide that at any meeting at which a quorum is present, the candidates receiving the greatest number of votes shall be elected.

Huntington’s amended and restated bylaws provide that a nominee for election to the board of directors shall be elected only if the number of votes cast “for” such nominee’s election exceeds the number of votes cast “against” or affirmatively “withheld” as to such nominee’s election; provided that if on either the date of Huntington’s proxy statement for the meeting or on the date of the meeting, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of all the votes cast at the meeting.

Removal of Directors

Camco Financial’s restated certificate of incorporation provides that any or all of the directors may be removed at any time, but only for cause, and any such removal shall require the affirmative vote of not less than 80% of the outstanding Camco Financial stock entitled to vote an election of directors.

Huntington’s amended and restated bylaws provide that any Huntington director may be removed only for cause by the affirmative vote of the holders of two-thirds of all the votes entitled to be cast for the election of directors.

Filling Vacancies on the Board of Directors

Pursuant to Camco Financial’s amended and restated bylaws, all vacancies on the board of directors shall be filled by a vote of a majority of the directors then in office or by a sole remaining director, and any director so elected shall hold office until the next annual election and until his successor is duly elected and qualified. If, at the time of the filling of any vacancy, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase),

Under Huntington’s amended and restated bylaws, stockholders may elect a successor to fill a vacancy on the board of directors which results from the retirement or removal of a director. Huntington’s amended and restated bylaws also provide that a majority of the remaining directors may fill a vacancy which results from any cause except an increase in the number of directors and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors.

Camco Financial	Huntington
the Court of Chancery of the State of Delaware may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office.	Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
Nomination of Director Candidates by Stockholders

Camco Financial’s amended and restated bylaws provide that nominations of individuals for election to the board of directors at an annual meeting of stockholders may be made by any stockholder of Camco Financial entitled to vote for the election of directors at such meeting who provides timely notice in writing to the corporate secretary. In order for a notice to be considered timely, such notice must be received by the corporate secretary on or before the 60th day prior to the first anniversary of the most recent annual meeting of stockholders held for the election of directors, or, in the case of a special meeting of stockholders, no later than the close of business on the seventh day following the day on which notice of the special meeting was mailed to stockholders.

Huntington’s amended and restated bylaws require that all director nominations be properly brought before the meeting. In order for a stockholder nomination to be properly brought before the meeting, any Huntington stockholder making such a nomination must give notice to Huntington’s corporate secretary at Huntington’s principal executive offices not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Nominations by stockholders of individuals for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected only by a stockholder that has duly requested that a special meeting be called for the purpose of electing directors, or provided that the special meeting has been duly called for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice of the special meeting and at the time of the special meeting and who has complied with the notice provisions relating to such nomination.

Calling Special Meetings of Stockholders
Under Camco Financial’s restated certificate of incorporation, except as required by law and subject to any rights afforded to holders of any preferred	Huntington’s amended and restated bylaws provide that the chairman of the board of directors, the president, the chief executive officer, a majority of

Camco Financial	Huntington
stock, special meetings of stockholders may be called only by the president or by resolution of at least a majority of the total number of directors which Camco Financial would have if there were no vacancies.	the board by vote at a meeting, or the secretary on the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, may call a special meeting of the stockholders.
Stockholder Action Without a Meeting
Camco Financial’s restated certificate of incorporation and amended and restated bylaws prohibit stockholder action without a meeting.

Under Maryland law, common stockholders may act without a meeting if a unanimous written or electronic consent which describes the action is given by all the stockholders entitled to vote on the matter and is filed with the records of stockholders meetings. If authorized by the charter, holders of common stock may act by the written or electronic consent of the holders of the shares necessary to approve the action at a meeting.

Huntington’s charter and amended and restated bylaws do not address stockholder action without a meeting and, therefore, unanimous consent is required for stockholder action without a meeting.

Stockholder Proposals

Neither Camco Financial’s restated certificate of incorporation nor its amended and restated bylaws contains a provision governing stockholder proposals other than the nomination of director candidates as discussed above.

Huntington’s amended and restated bylaws require that all business conducted at a meeting of stockholders be properly brought before the meeting. In order for a stockholder proposal to be properly brought before the meeting, any Huntington stockholder making such a proposal must give notice to Huntington’s corporate secretary at Huntington’s principal executive offices not earlier than the 150th day nor later than the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting, provided that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Notice of Stockholder Meetings
Camco Financial’s amended and restated bylaws provide that written notice stating the place, date and hour of any meeting of stockholders, and in the case	Huntington’s amended and restated bylaws provide that Huntington must give written notice between 10 and 90 days before any stockholders meeting to each

Camco Financial	Huntington
of a special meeting, the purpose or purpose for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than 60 days before the date of such meeting.	stockholder entitled to vote at such a meeting and each other stockholder entitled by statute to notice of the meeting. The notice shall state the time and place of the meeting, and in the case of a special meeting or if notice of the purpose is required by statute, the purpose of the meeting.
Voting Limitations
Neither Delaware law, nor Camco Financial’s restated certificate of incorporation or amended and restated bylaws limit the number of shares that may be voted by a stockholder.

Maryland law includes a control share acquisition statute that, in general terms, provides that where a stockholder acquires issued and outstanding shares of a corporation’s voting stock (referred to as control shares) within one of several specified ranges (one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more), approval of the control share acquisition by the corporation’s stockholders must be obtained before the acquiring stockholder may vote the control shares. The required stockholder vote is two-thirds of all votes entitled to be cast, excluding “interested shares,” defined as shares held by the acquiring person, officers of the corporation and employees who are also directors of the corporation. A corporation may, however, opt out of the control share statute through a charter or bylaw provision.

Huntington has not opted out of the control share acquisition statute. Accordingly, the Maryland control share acquisition statute applies to acquisitions of shares of Huntington common stock

Anti-Takeover Provisions and Other Stockholder Protections

Camco Financial’s restated certificate of incorporation provides that certain specified business combination transactions shall require the affirmative vote of not less than 80% of the shares of capital stock of Camco Financial entitled to vote generally in the election of directors, provided that such affirmative vote must include the affirmative vote of such shares not beneficially owned by the counterparty in certain specified business combination transactions, subject to certain specified exceptions relating to business combinations approved by the board of directors in a manner specified in Camco Financial’s restated certificate of incorporation.

Maryland law includes a business combination statute that prohibits a business combination between a corporation and an interested stockholder (one who beneficially owns 10% or more of the voting power) for a period of five years after the interested stockholder first becomes an interested stockholder, unless the transaction has been approved by the board of directors before the interested stockholder became an interested stockholder or the corporation has exempted itself from the statute pursuant to a charter provision. After the five-year period has elapsed, a corporation subject to the statute may not complete a business combination with an interested stockholder unless (1) the transaction has been recommended by the board of directors and (2) the transaction has been approved by (A) 80% of the outstanding shares

Camco Financial	Huntington
In addition, § 203 of Delaware law prohibits a Delaware corporation from engaging in a “business combination” (as defined under Delaware law) with a person owning 15% or more of the corporation’s voting stock for three years following the time that a person becomes a 15% stockholder, with certain exceptions. Camco Financial has not opted out of § 203 of Delaware law and is therefore governed by the default terms of this provision of Delaware law.

entitled to be cast and (B) two-thirds of the votes entitled to be cast other than shares owned by the interested stockholder. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

Huntington has not opted out of the Maryland business combination statute.

Liability of Directors and Officers

Camco Financial’s restated certificate of incorporation provides that no director will have any liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Camco Financial or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware law (regarding unlawful dividends), or (iv) any transaction from which the director derived an improper personal benefit.

Huntington’s charter provides that no director or officer of the corporation will be personally liable to the corporation or its stockholders for money damages, to the extent permitted by Maryland law.

Mergers, Acquisitions and Other Transactions

Delaware law requires approval of mergers and similar business combination transactions by the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote, unless a greater vote is required under the corporation’s certificate of incorporation.

Camco Financial’s charter does not provide for approval of a merger by a vote of more than a majority of the outstanding stock of the corporation entitled to vote.

Maryland law requires approval of mergers and similar business combination transactions by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, unless a different number, not less than a majority, is specified in the charter.

Huntington’s charter does not provide for approval of a merger by a vote of less than two-thirds of the outstanding shares entitled to vote.

Amendments to Articles/Certificate of Incorporation and Bylaws

Under § 242 of Delaware law, a corporation’s certificate of incorporation may be amended only if the proposed amendment is approved by the board of directors and, unless the amendment adversely affects a class of non-voting shares, the holders of a majority of the outstanding stock entitled to vote.

In addition, Camco Financial’s restated certificate of incorporation provides that certain amendments to

Under Maryland law, a corporation’s charter may be amended by the affirmative vote of two-thirds of all the votes of stockholders entitled to be cast on the matter, or, in cases in which class voting is required, of stockholders of the corporation holding two-thirds of the voting power of that class, unless a lesser percentage, not less than a majority, is specified in the charter. Huntington’s charter does not provide for a lesser percentage. Huntington’s charter provides

Camco Financial	Huntington

the certificate of incorporation, including those related to Article EIGHTH (removal of directors), NINTH (certain definitions), TENTH (action by stockholders without a meeting), TWELFTH (procedures regarding the board of director’s evaluation of certain transactions), THIRTEENTH (limitation on director’s monetary liability to Camco Financial), FOURTEENTH (amendments to bylaws), FIFTEENTH (amendments to certificate of incorporation) must be approved by the affirmative vote of at least 80% of the shares of capital stock of Camco Financial entitled to vote generally in the election of directors.

In addition, amendments related to Article ELEVENTH (certain business combinations) must be approved by the affirmative vote of at least 80% of the shares of capital stock of Camco Financial entitled to vote generally in the election of directors, including at least a majority of such shares not beneficially owned by certain substantial stockholders.

Finally, any amendment to Camco Financial’s restated certificate of incorporation that contravenes any bylaw in existence on the record date of the meeting of stockholders at which such amendment is to be voted on requires the affirmative vote of at least 80% of the shares of capital stock of Camco Financial entitled to vote generally in the election of directors.

Under the terms of Camco Financial’s restated certificate of incorporation and amended and restated bylaws, Camco Financial’s bylaws may be amended upon the vote of not less than a majority of the total number of directors which Camco Financial would have if there were no vacancies, provided that any amendment to the bylaw classifying the board of directors into three classes may only be amended by the stockholders. In order for stockholders to amend the bylaws, the affirmative vote of at least 80% of the shares of capital stock of Camco Financial entitled to vote generally in the election of directors is required.

that the corporation reserves the right to make any amendments to its charter.

Maryland law provides that the power to alter and repeal the bylaws is vested with the stockholders except to the extent the charter or the bylaws vest such power with the corporation’s board of directors.

Huntington’s charter provides that Huntington’s bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the outstanding shares of voting stock and by the board of directors as provided in the bylaws, which provide that the board has the power to alter, repeal or make new bylaws.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Huntington’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Huntington’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The report dated March 18, 2013, with respect to the consolidated financial statements of Camco Financial and its subsidiaries as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, included in Camco Financial’s 2012 Annual Report on Form 10-K for the year ended December 31, 2012, and incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of Plante & Moran PLLC, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS

Wachtell, Lipton, Rosen & Katz and Vorys, Sater, Seymour and Pease LLP will deliver prior to the effective time of the merger their opinions to Huntington and Camco Financial, respectively, as to certain United States federal income tax consequences of the merger. See “Material United States Federal Income Tax Consequences of the Merger” on page 69. The validity of the Huntington common stock to be issued in connection with the merger will be passed upon for Huntington by Wachtell, Lipton, Rosen & Katz.

OTHER MATTERS

As of the date of this document, the Camco Financial board of directors does not know of any matters that will be presented for consideration at its special meetings other than as described in this document. However, if any other matter shall properly come before the Camco Financial special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of Camco Financial’s special meeting.

CAMCO FINANCIAL ANNUAL MEETING STOCKHOLDER PROPOSALS

Camco Financial held its 2013 annual meeting of stockholders on May 21, 2013. If the merger is completed, Camco Financial will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if Camco Financial is otherwise required to do so under applicable law, Camco Financial will hold a 2014 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at Camco Financial’s next annual meeting must be submitted to Camco Financial as set forth below.

Any stockholder proposal intended for inclusion in Camco Financial’s proxy statement and proxy card relating to its 2014 annual meeting of stockholders must be submitted in writing to the Corporate Secretary of Camco Financial at 814 Wheeling Avenue, Cambridge, Ohio 43725 no later than December 13, 2013, pursuant to the proxy solicitation regulations of the SEC. In addition, if a Camco Financial stockholder intends to present a proposal at the 2014 annual meeting without including the proposal in the proxy materials related to the meeting, and if the proposal is not received by March 5, 2014, then the proxies designated by the board of directors of Camco Financial for the 2014 annual meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting. Nothing in this paragraph shall be deemed to require Camco Financial to include in its proxy statement and proxy card for such meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.

APPRAISAL RIGHTS

Under Delaware law, holders of Camco Financial common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware law, referred to as Section 262. Pursuant to Section 262, Camco Financial stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Court of Chancery of the State of Delaware if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the Delaware law.

Camco Financial stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. ANY CAMCO FINANCIAL STOCKHOLDER WISHING TO PRESERVE THEIR RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Camco Financial stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this proxy statement/prospectus.

Under Section 262, Camco Financial is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES CAMCO FINANCIAL’S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Appendix C to this proxy statement/prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Camco Financial common stock, you must:

•	NOT vote your shares of Camco Financial stock in favor of the merger;

•	deliver to Camco Financial a written demand for appraisal of your shares before the date of the special meeting, as described further below under “—Written Demand and Notice;”

•	continuously hold your shares of Camco Financial common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Only a holder of record of shares of Camco Financial common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Camco Financial common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Camco Financial. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Camco Financial common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Camco Financial common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Camco Financial common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of Camco Financial common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to Camco Financial a written demand for payment of the fair value of the Camco Financial common stock held by you.

Written Demand and Notice

A written demand for appraisal should be filed with Camco Financial before the Camco Financial special meeting. The demand notice shall be sufficient if it reasonably informs Camco Financial of your identity and that you wish to seek appraisal with respect to your shares of Camco Financial common stock. All demands should be delivered to: Camco Financial Corporation, 814 Wheeling Avenue, Cambridge, Ohio 43725, Attention: Investor Relations.

The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger, that the merger has become effective.

Judicial Appraisal

Within 120 days after the effective time, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of Camco Financial held by all such stockholders. The combined company is under no obligation to and has no present intention to file a petition and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you.

After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Camco Financial common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Camco Financial common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Camco Financial common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of shares of Camco Financial common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which Camco Financial has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and Huntington and Camco Financial have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Camco Financial common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Camco Financial common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective time. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this proxy statement/prospectus and which merger agreement is attached in its entirety as Appendix A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Appendix C to this proxy statement/prospectus. Camco Financial urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Huntington and Camco Financial to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Huntington (File No. 001-34073):

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

•	Current Reports on Form 8-K filed on March 15, 2013, April 23, 2013, May 23, 2013, August 2, 2013, October 11, 2013 and December 4, 2013 (other than the portions of those documents not deemed to be filed); and

•	The description of Huntington common stock and the rights issued under a certain Rights Agreement, dated February 22, 1990, between Huntington and The Huntington Trust Company, National Association, which rights are attached to the common stock of Huntington, are contained in Huntington’s Forms 8-A filed with the SEC pursuant to Section 12 of the Exchange Act, as updated in any amendment or report filed for the purpose of updating such descriptions.

This document incorporates by reference the following documents that have previously been filed with the SEC by Camco Financial (File No. 000-25196):

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013; and

•	Current Reports on Form 8-K filed on January 31, 2013, April 29, 2013, May 22, 2013, June 3, 2013, July 29, 2013, July 30, 2013, August 30, 2013, October 11, 2013, October 18, 2013, October 29, 2013 and November 1, 2013 (other than the portions of those documents not deemed to be filed).

In addition, Huntington and Camco Financial are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the special meeting of the Camco Financial stockholders; provided, however, that they are not incorporating by reference any information furnished (but not filed).

Huntington and Camco Financial each file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Huntington or Camco Financial files with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” in the forepart of this document.

Huntington and Camco Financial have not authorized anyone to give any information or make any representation about the merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Execution Copy

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

CAMCO FINANCIAL CORPORATION

and

HUNTINGTON BANCSHARES INCORPORATED

Dated as of October 9, 2013

A-i

(Continued)

A-ii

(Continued)

A-iii

INDEX OF DEFINED TERMS

Section
Acquisition Agreement	8.3(b)(i)
Acquisition Proposal	6.8(g)(ii)
Acquisition Transaction	6.8(g)(iii)
Agreement	Preamble
Articles of Merger	1.2
Bank Merger	6.15
Bankruptcy and Equity Exception	3.3(a)
BHC Act	3.1(a)
Book-Entry Shares	1.4(c)
Capitalization Date Outstanding Share Count	3.2(a)
Cash Consideration	1.4(b)(i)
Cash Election	1.4(b)(i)
Cash Election Shares	1.4(b)(i)
Certificate	1.4(c)
Certificate of Merger	1.2
Change in the Company Recommendation	6.3
Closing	9.1
Closing Date	9.1
Code	Recitals
Collective Bargaining Agreement	3.26
Company	Preamble
Company 401(k) Plan	6.5(c)
Company Bank	3.4
Company Benefit Plans	3.11(a)
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(b)
Company Common Stock	1.4(a)
Company Disclosure Schedule	9.12
Company Preferred Stock	3.2(a)
Company Recommendation	6.3
Company SEC Reports	3.5(b)
Company Shareholder Approval	6.3
Company Stock Option	1.5(a)
Company Stock Plans	1.5(b)
Confidentiality Agreement	6.2(b)
Controlled Group Liability	3.11(o)(i)
Covered Employees	6.5(a)
Delaware Secretary	1.2
Derivative Contract	3.25
DGCL	1.1
Dissenting Shareholder	2.3(p)
Dissenting Shares	2.3(p)
DPC Common Shares	1.4(a)
Effective Time	1.2
Election	2.3(a)
Election Deadline	2.3(d)
Employees	5.2(h)
Environmental Laws	3.18

A-iv

Index of Defined Terms

(Continued)

Section
Equity Rights	3.2(a)
ERISA	3.11(a)
ERISA Affiliate	3.11(o)(ii)
Exchange Act	3.5(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(b)(ii)
FDIC	3.1(c)
Federal Reserve	3.4
Form of Election	2.3(b)
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Holder	2.3
HSR Act	3.4
Indemnified Parties	6.6(a)
Intellectual Property	3.21(e)(i)
IRS	3.11(b)
IT Assets	3.21(e)(ii)
Knowledge	9.4
Law	3.9(a)
Letter of Transmittal	2.3(h)
Licensed Intellectual Property	3.21(e)(iii)
Liens	3.2(c)
Loans	3.27(a)
Material Adverse Effect	3.8
Material Contract	3.17(a)
Merger	Recitals
Merger Consideration	1.4(b)
MGCL	1.1
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	2.3(m)
Non-Election Shares	1.4(b)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Notice Period	6.8(d)(2)
OCC	3.4
Owned Intellectual Property	3.21(e)(iv)
Owned Properties	3.22
Permitted Encumbrances	3.22
Person	3.17(a)
Premium Cap	6.6(b)
Previously Disclosed	9.12
Proxy Statement	3.4
Purchaser	Preamble
Purchaser 401(k) Plan	6.5(c)
Purchaser Bank	4.4

A-v

Index of Defined Terms

(Continued)

Section
Purchaser Capitalization Date	4.2
Purchaser Closing Price	2.3(m)
Purchaser Common Stock	1.4(b)(ii)
Purchaser Disclosure Schedule	9.12
Purchaser SEC Reports	4.5(b)
Purchaser Stock Plans	4.2
Qualified Plans	3.11(e)
Real Property	3.22
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.16(b)
Regulatory Approvals	3.4
Representative	6.8(a)
Requisite Regulatory Approvals	7.1(e)
Sarbanes-Oxley Act	3.5(b)
SEC	3.4
Securities Act	3.2(a)
Shareholders’ Meeting	6.3
Shortfall Number	1.4(e)(ii)(2)
SRO	3.4
Stock Conversion Number	1.4(e)(i)
Stock Election	1.4(b)(ii)
Stock Election Number	1.4(e)(ii)(1)
Stock Election Shares	1.4(b)(ii)
Stock Proportion Number	1.4(e)(i)
Subsidiary	3.1(c)
Superior Proposal	6.8(g)(i)
Surviving Company	Recitals
Takeover Laws	3.10
Tax	3.19
Tax Return	3.19
Termination Fee	8.3(b)
Trade Secrets	3.21(e)(ii)
Trademarks	3.21(e)(i)
Trust Account Common Shares	1.4(a)
Voting Debt	3.2(a)
Warrant	1.7
Warrant Agreement	1.7

A-vi

AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2013 (this “Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Purchaser”), and Camco Financial Corporation, a Delaware corporation (“Company”).

RECITALS

A. The Boards of Directors of Company and Purchaser have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Purchaser (the “Merger”), with Purchaser as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

B. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

C. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the Maryland General Corporation Law (the “MGCL”), at the Effective Time Company shall merge with and into Purchaser. Purchaser shall be the Surviving Company in the Merger and shall continue its existence under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Company shall cease.

(b) Purchaser may at any time change the method of effecting the combination, including by providing for the merger of Company and a wholly owned subsidiary of Purchaser; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of Company or the tax treatment of either party pursuant to this Agreement, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) require Company to mail a revised Proxy Statement if such change is made prior to obtaining Company Shareholder Approval, or require further approval of Company’s shareholders if such change is made after obtaining Company Shareholder Approval.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Purchaser shall cause to be filed (i) articles of merger (the “Articles of Merger”) as provided in Section 3-109 of the MGCL with the Maryland State Department of Assessments and Taxation, and (ii) a certificate of merger as provided in Section 252 of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”). The Merger shall become effective as of the date and time specified in the Articles of Merger and the Certificate of Merger. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL and DGCL.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company or the holder of any of the following securities:

(a) All shares of common stock, par value $1.00 per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned directly by Company or Purchaser (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) shall be cancelled and shall cease to exist, and no Merger Consideration and/or cash in lieu of fractional shares shall be delivered in exchange therefor.

(b) Subject to Section 1.4(d) and (e), each share of Company Common Stock, except for shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares or DPC Common Shares) and for Dissenting Shares, shall be converted, at the election of the holder thereof in accordance with the procedures set forth in Article II, into the right to receive (the “Merger Consideration” ) the following, without interest:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), $6.00 in cash (the “Cash Consideration”) (such shares collectively, “Cash Election Shares”); or

(ii) for each share of Company Common Stock with respect to which an election to receive Purchaser Common stock has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), 0.7264 (the “Exchange Ratio”) shares (the “Stock Consideration”) of common stock, par value $0.01 per share, of Purchaser (“Purchaser Common Stock”) (such shares collectively, “Stock Election Shares”); or

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3 (collectively, the “Non-Election Shares”), the right to receive from Purchaser such Cash Consideration or Stock Consideration as is determined in accordance with Section 1.4(e).

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a “Certificate”) and each non-certificated share of Company Common Stock represented by book-entry (“Book-Entry Shares”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares into which the shares of Company Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(m), as well as any dividends to which holders of Company Common Stock become entitled in accordance with Section 2.3(c).

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(e)

(i) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be converted into Stock Consideration pursuant to Section 1.4(b) (the “Stock Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of

Company Common Stock outstanding immediately prior to the Effective Time by (y) 0.80 (the “Stock Proportion Number”). All of the other shares of Company Common Stock (except for shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares and DPC Common Shares) and for Dissenting Shares) shall be converted into Cash Consideration.

(ii) Within five business days after the Closing Date, Purchaser shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(1)	If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and

(2)	If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(iii) Notwithstanding anything to the contrary contained herein, in the event that the Stock Election Number is less than the Stock Conversion Number, then Purchaser may elect by making public notice within three business days after the Closing Date to reduce the Stock Proportion Number to an amount (but not below 0.60) that would result in no Shortfall Number, provided that such reduction would not, and would not reasonably be expected, as determined by each of Vorys, Sater, Seymour and Pease LLP and Wachtell, Lipton, Rosen & Katz, to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

1.5 Stock Options.

(a) At the Effective Time, all outstanding and unexercised employee and director options to purchase shares of Company Common Stock granted under the Company’s Stock Plans (each, a “Company Stock Option”) will cease to represent an option to purchase Company Common Stock and will be converted automatically into options to purchase Purchaser Common Stock, and Purchaser will assume each Company Stock Option subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of Purchaser Common Stock purchasable upon exercise of each Company Stock Option will equal the product of (x) the number of shares of Company Common Stock that were purchasable under the Company Stock Option immediately before the Effective Time and (y) the Exchange Ratio, rounded down to the nearest whole share; and

(ii) the per share exercise price for each Company Stock Option will equal the quotient of (x) the per share exercise price of the Company Stock Option in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded up to the nearest cent.

(b) Except as specifically provided above, following the Effective Time, each Company Stock Option shall continue to be governed by the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, including any vesting requirements. As used in this Agreement, the term “Company Stock Plans” means the Company 2013 Equity Plan, Company 2010 Equity Plan, 2002 Equity Incentive Plan and Westwood Homestead Financial 1997 Stock Option Plan.

(c) Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt resolutions and take any other action necessary to effectuate the provisions of this Section 1.5.

1.6 [RESERVED].

1.7 Warrants. At the Effective Time, each warrant issued by Company (each, a “Warrant”) pursuant to the Warrant Agreement, dated November 2, 2012, between Company and Registrar and Transfer Company (the “Warrant Agreement”) shall, by virtue of the Merger and in accordance with the terms of such Warrant, and without any action on the part of the holders thereof, cease to represent a warrant to purchase Company Common Stock and will be converted automatically into a warrant to receive the Merger Consideration that the holder of such Warrant would have been entitled to receive upon consummation of the Merger if such Warrant had been exercised immediately prior to the Effective Time, such that, upon the payment of the warrant price as in effect immediately prior to the Merger, each Warrant will entitle the holder thereof to receive a number of shares of Huntington Common Stock equal to the Exchange Ratio in lieu of entitling the holder of each Warrant to receive one share of Company Common Stock (with cash in lieu of fractional shares of Huntington Common Stock, calculated in the manner provided in Section 2.3(m)). At the Effective Time, Purchaser will assume the Warrant Agreement on its terms.

1.8 Articles of Incorporation and Bylaws of the Surviving Company. The charter and bylaws of the Surviving Company shall be the charter and bylaws of Purchaser as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable Law.

1.9 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Company and shall hold office until their respective successors are duly appointed, or their earlier death, resignation or removal. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

1.10 Effect on Purchaser Common Stock. Each share of Purchaser Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time, Purchaser shall appoint a bank or trust company selected by Purchaser and reasonably acceptable to Company, or Purchaser’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”), to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Delivery of Merger Consideration. At or prior to the Effective Time, Purchaser shall (a) authorize the Exchange Agent to deliver an aggregate number of shares of Purchaser Common Stock equal to the aggregate Merger Consideration payable in shares of Purchaser Common Stock and (b) deposit, or cause to be deposited with, the Exchange Agent, an amount in cash equal to the aggregate Cash Consideration and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(m) (the “Exchange Fund”).

2.3 Election and Exchange Procedures.

Each holder of record of shares of Company Common Stock (other than shares of Company Common Stock owned directly by Company or Purchaser (other than Trust Account Common Shares or DPC Common Shares) and for Dissenting Shares) whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of Purchaser Common Stock (“Holder”) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.3 (an “Election”) (x) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Purchaser shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s stockholders entitled to vote at the Shareholder Meeting so as to permit the Company’s stockholders to exercise their right to make an Election prior to the Election Deadline.

(c) Purchaser shall make the Form of Election initially available at the time that the Proxy Statement is made available to the stockholders of the Company, to such stockholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder of the Company who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d) Any Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates of the shares of Company Common Stock or evidence of shares in Book Entry to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Purchaser, in its sole discretion. As used herein, “Election Deadline” means 5:00 p.m. on the date that is the day prior to the date of the Company Stockholder Meeting. The Company and Purchaser shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Purchaser shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates of the shares of Company Common Stock or evidence of shares in Book Entry, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated in accordance with Article VII.

(g) Purchaser, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.3, (iii) the issuance and delivery of certificates representing shares of Purchaser Common Stock or evidence of book entry shares into which shares of Company Common Stock are converted in the Merger and (iv) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Purchaser Common Stock where the holder of the applicable Company Stock Certificate has no right to receive whole shares of Purchaser Common Stock.

(h) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder who theretofore has not submitted such Holder’s certificates of the shares of Company Common Stock or evidence of shares in Book Entry (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”)) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(i) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration, determined as provided in Section 1.4. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(j) No dividends or other distributions with respect to Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Purchaser Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Shares in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Shares in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Purchaser Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Purchaser Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(k) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Company Common Stock that is not registered in the stock transfer records of Company, the Merger Consideration (including cash in lieu of fractional shares of Purchaser Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Purchaser that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the one-year anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Purchaser) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Purchaser, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Purchaser, as the case may be, and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Purchaser, as the case may be.

(l) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Purchaser Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(m) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Purchaser Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Purchaser Common Stock based on information reported by the Nasdaq Global Select Market (the “Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Purchaser) for the five (5) trading days immediately preceding the Effective Time (the “Purchaser Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Purchaser Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(n) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company as of the one year anniversary of the Effective Time may be paid to Purchaser. In such event, any former shareholders of Company who have not theretofore complied with this Article II shall thereafter look only to Purchaser with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(o) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser or the Exchange Agent, the posting by such Person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this Article II.

(p) Each issued and outstanding share of Company Common Stock the holder of which has perfected his, her or its right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Company shall give Purchaser prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Company shall give Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive, without interest, the Stock Election Consideration or the Cash Election Consideration, or a combination thereof, as determined by Purchaser in its sole discretion.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as Previously Disclosed, Company hereby represents and warrants to Purchaser as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956 (“BHC Act”).

(b) True, complete and correct copies of the Certificate of Incorporation of Company, as amended (the “Company Certificate”), and the Bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have been publicly filed by Company and made available to Purchaser prior to the date hereof.

(c) Company has Previously Disclosed a list of all its Subsidiaries. Each Subsidiary of Company (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term “Subsidiary,” when used with respect to either party, shall mean a corporation, association or other business entity of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. The deposit accounts of each of its Subsidiaries that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The articles of incorporation, bylaws and similar governing documents of each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) of Company, copies of which have been made available to Purchaser, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement. The Company has also Previously Disclosed a list of all Persons with respect to which Company or its Subsidiaries own 5% or more of any class of capital stock or other equity interest, which list shall set forth the amount and form of ownership of the Company or its applicable Subsidiary in each such Affiliate.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 29,900,000 shares of Company Common Stock, of which, as of September 30, 2013 (the “Company Capitalization Date”), 13,603,438 shares were issued and outstanding (the “Capitalization Date Outstanding Share Count”), and 100,000 shares of Company preferred stock, par value $1.00 per share (the “Company Preferred Stock”), of which no shares are issued or outstanding. As of the Company Capitalization Date, no shares of Company Common Stock or Company Preferred Stock were reserved for issuance except for (i) 2,601,468 shares of Company Common Stock reserved for issuance pursuant to the Warrant Agreement, (ii) 564,783 shares of Company Common Stock were reserved for issuance in connection with outstanding Company Stock Options, and (iii) 1,192,906 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company Stock Plans. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Company are issued or outstanding. As of the date hereof, except under the Company Stock Plans and Warrant Agreement, in each case in the amounts set forth above, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Company Common Stock, Company Preferred Stock, Voting Debt or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company (“Equity Rights”). As of the Company Capitalization Date, there are no contractual obligations of Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any equity security of Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Company or its Subsidiaries or (ii) other than the Company Stock Plans, pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of

1933, as amended (the “Securities Act”). Section 3.2(a)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options outstanding as of the Company Capitalization Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such award, (iii) the grant date of each such award, (iv) the vesting schedule of each such award, (v) the exercise price for each such award, (vi) the expiration date of each such Company Stock Option, (vii) whether any Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and (viii) the Company Stock Plan under which each such award was granted. There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Company Common Stock, Company Preferred Stock, Voting Debt, other equity securities of Company or Equity Rights. There have not been any adjustments to the Warrant Price (as defined in the Warrant Agreement) or the number of shares of Company Common Stock purchasable upon exercise of any Warrant, pursuant to Section 4 of the Warrant Agreement, and nor have there been any amendments to or waivers of the terms of the Warrant Agreement since it became effective on November 2, 2012.

(b) Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and that are set forth in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards are outstanding. Since the Company Capitalization Date through the date hereof, Company has not (i) issued or repurchased any shares of Company Common Stock, Company Preferred Stock, Voting Debt or other equity securities of Company or Equity Rights or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Company has not issued any Company Stock Options under any Company Stock Plan or otherwise with an exercise price that is less than the “fair market value” of the underlying shares on the date of grant, as determined for financial accounting purposes under GAAP. With respect to each grant of a Company Stock Option or Company Restricted Stock Award, (i) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of The NASDAQ Stock Market and any other exchange on which Company securities are traded and (ii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. Since December 31, 2012, neither Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

(c) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company are owned by Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Directors of Company by a unanimous vote thereof. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s shareholders for approval at a duly held Shareholders’ Meeting and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock, no other corporate proceedings on the part of Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Purchaser) constitutes the valid and binding obligations of Company, enforceable against Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any Law, judgment, order, injunction or decree applicable to Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (i) filings of applications and notices with, and receipt of consents, authorizations, approvals, exemptions or non-objections from, the Securities and Exchange Commission (the “SEC”), The NASDAQ Stock Market, state securities authorities, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations (each, an “SRO”), (ii) the filing of any other required applications, filings or notices with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the United States Office of the Comptroller of the Currency (the “OCC”), any foreign, federal or state banking, other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each of the bodies set forth in clauses (i) and (ii), a “Governmental Entity”) and approval of or non-objection to such applications, filings and notices (taken together with the items listed in clause (i), the “Regulatory Approvals”), (iii) the filing with the SEC of a proxy statement in definitive form relating to the Shareholders’ Meeting (the “Proxy Statement”) and of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Certificate of Merger with the Delaware Secretary, (v) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Company of the Merger, the consummation by Advantage Bank, an Ohio bank regulated by the State of Ohio Department of Commerce, Division of Financial Institutions (“Company Bank”), of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Company of this Agreement.

3.5 Reports.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with (i) the Federal Reserve, (ii) the FDIC, (iii) the State of Ohio Department of Commerce, Division of Financial Institutions, (iv) any state banking or other state regulatory authority, (v) the SEC, (vi) any foreign regulatory authority and (vii) any applicable industry SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2008, including any report or statement required to be filed pursuant to any applicable Laws, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and the Company and its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008, including any and all amendments thereto filed prior to the date hereof (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Company SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Form 13F).

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Company and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Company nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2013 or (iii) in connection with this Agreement and the transactions contemplated hereby.

3.7 Broker’s Fees. Neither Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Boenning & Scattergood, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Purchaser.

3.8 Absence of Changes. Since June 30, 2013, (i) Company and its Subsidiaries have not undertaken any of the actions prohibited by Section 5.2 had such Section been in effect at all times since such date, (ii) Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practice, and (iii) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (i) the financial condition, results of operations or business of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a “Material Adverse Effect” shall not be deemed to include effects resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which such party and its Subsidiaries operate, (D) failure, in and of itself, to meet earnings projections, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, or (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.9 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, to the Knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened in writing. Company and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all applicable Laws relating to broker-dealers, investment advisors and insurance brokers, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither the Company nor any of its Subsidiaries knows of, or has received since December 31, 2008, written notice of, any material defaults or material violations of any applicable Law. For purposes of this Agreement, “Law” shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

(b) Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law, except where the failure to so administer such accounts has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that has had and would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, and, except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.10 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreement and such transactions any applicable provisions of any takeover Laws of any jurisdiction, including Section 203 of the DGCL and any “moratorium,” “control share,” “takeover,” “affiliated transaction,” “interested stockholder” or similar provisions under Law or the Company Certificate (collectively, the “Takeover Laws”). No “fair price” Law is applicable to this Agreement and the transactions contemplated hereby.

3.11 Company Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance or other contracts or agreements to which Company or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, currently maintains, contributes to or sponsors for the benefit of any current or former employee, officer, director or independent contractor of Company or any Subsidiary or any of their respective ERISA Affiliates or for which the Company or any Subsidiary could otherwise have any current or future material liability or material obligations (all such plans, programs, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, collectively, the “Company Benefit Plans”).

(b) The Company has delivered or made available to Purchaser true, correct and complete copies of the following (as applicable): (i) the written document evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the Department of Labor or the IRS and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Purchaser, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. During the six years preceding the date of this Agreement, neither Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (iii) December 31, 2008, been in documentary and operational compliance with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

(e) Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust has not been revoked (nor has revocation been threatened), and neither Company nor any of its Subsidiaries has any knowledge of any existing circumstances or events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

(f) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); and none of Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from such Multiemployer Plan or Multiple Employer Plan.

(g) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. The Company and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company’s or such Subsidiary’s right to amend, terminate or modify any such benefits.

(h) All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of Company, its Subsidiaries or any of their ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(k) None of Company and its Subsidiaries nor any of their respective ERISA Affiliates nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any Person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(m) Each individual who renders services to Company or any of its Subsidiaries who is classified by Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.

(n) No deduction of any amount payable pursuant to the terms of any Company Benefit Plan has been disallowed or is subject to disallowance under Section 162(m) of the Code.

(o) Definitions.

(i) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

(ii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

3.12 Approvals. As of the date of this Agreement, Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Company has received the opinion of Boenning & Scattergood, Inc., to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock.

3.14 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.15 Loan Put-Backs. Company has Previously Disclosed to Purchaser all claims for repurchases by Company or any of its Subsidiaries of home mortgage loans that were sold to third parties by Company or its Subsidiaries during the past five years that are outstanding or currently threatened in writing, and Company has no reason to believe that it may be required to repurchase any material dollar volume of home mortgage loans sold to third parties by the Company or its Subsidiaries. None of the agreements pursuant to which Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

3.16 Legal Proceedings.

(a) There is no suit, action, investigation, claim, proceeding or review pending, or to Company’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Entity, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Purchaser, Surviving Company or any of their affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its affiliates) that is or could reasonably be expected to be material to the Company or any of its Subsidiaries.

(b) Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by Company, any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries from any Governmental Entity, except such as are received by Company or any of its Subsidiaries or any affiliate of Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2009, a recipient of any supervisory letter from, or since December 31, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing since December 31, 2009 by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.17 Material Contracts.

(a) Except as Previously Disclosed, neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, whether or not Previously Disclosed, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (iii) any Contract relating to the borrowing of money by Company or any of its Subsidiaries or the guarantee by Company or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds and Federal Home Loan Bank advances of depository institution Subsidiaries and ordinary course trade payables not past due) in excess of $100,000, (iv) any Contract that contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of the Company or its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its affiliates (including, following consummation of the transactions contemplated hereby, Purchaser or any of its affiliates) is or could be conducted, (v) any Contract not terminable by Company, without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice relating to the purchase or sale of any goods or services by Company or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business consistent with past practice and involving payments under any individual Contract not in excess of $50,000 or involving Loans, borrowings or guarantees originated or purchased by Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), (vi) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which obligates Company or any of its affiliates (or, following the consummation of the Merger, Purchaser or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis, (vii) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which requires referrals of business or requires Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis, (viii) any Contract not terminable by Company without penalty or other incremental expense in excess of $50,000, with less than 90 days’ notice which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or any of its Subsidiaries, (ix) any Contract which limits the payment of dividends by Company or any of its Subsidiaries, (x) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (xi) any Contract pursuant to which Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (xii) any Contract which relates to any material Intellectual Property of or used by Company or any of its Subsidiaries, (xiii) any Contract between Company or any of its Subsidiaries, on the one hand, and (a) any officer or director of Company or any of its Subsidiaries, or (b) to the Knowledge of Company, any affiliate or family member of any such officer or director or (c) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally, or (xiv) any Contract that provides for payments to be made by Company or any of its Subsidiaries upon a change in control thereof or a termination of such Contract in excess of $50,000. For purposes of this Agreement, “Person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization, or Governmental Entity.

(b) Each Material Contract is a valid and legally binding agreement of Company or one of its Subsidiaries, as applicable, and, to Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither Company nor any of its Subsidiaries, and, to Company’s Knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Company has provided true and complete copies of each Material Contract to Purchaser prior to the date hereof.

3.18 Environmental Matters. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries, and to the Knowledge of Company, (i) Company and its Subsidiaries have complied with all applicable Laws relating to: (a) the protection or restoration of the environment, health, safety or natural resources; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; and (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (“Environmental Laws”); (ii) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to any Environmental Law and there is no reasonable basis for any such proceeding, claim, action or investigation; (iii) there are no agreements, orders, judgments, indemnities or decrees by or with Company or its Subsidiaries, and any Person, court, regulatory agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (iv) there are, and have been, no hazardous substances or other environmental conditions at any property under circumstances which could reasonably be expected to result in liability to or claims against Company or its Subsidiaries relating to any Environmental Law; and (v) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities to Company and its Subsidiaries under any Environmental Law.

3.19 Taxes. Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by it and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have timely paid all material Taxes (as defined below) that are required to have been paid or that Company or any of its Subsidiaries are obligated to have withheld from amounts owing to any employee, creditor or third party and to have paid, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Company or its Subsidiaries. None of the material Tax Returns or material matters, in each case pertaining to Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Taxing authority and neither Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes is pending or threatened. No material deficiencies have been asserted or assessments made against Company or any of its Subsidiaries that has not been paid or resolved in full. No claim has been made against Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or such Subsidiary is or may be subject to taxation by that jurisdiction. No liens for Taxes exist with respect to any of the assets of Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither Company nor any of its Subsidiaries has entered into, or obtained, as applicable, any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Neither Company nor any of its Subsidiaries (A) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than a group of which Company was the common parent, (B) has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other Person with respect to Taxes (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). None of Company or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or like assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

3.20 Reorganization. Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21 Intellectual Property. Except as has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries:

(a) Each of Company and its Subsidiaries, to the best of its Knowledge (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (B) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. To the Knowledge of Company, the Owned Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted. To the best of its Knowledge, each of Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

(b) To Company’s Knowledge, the operation of Company and each of its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Company or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To Company’s Knowledge, no third Person has infringed, diluted, misappropriated or otherwise violated any of Company’s or any of its Subsidiary’s rights in the Owned Intellectual Property.

(c) Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Company or any of its Subsidiaries, and to Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company’s Knowledge, no Person has gained unauthorized access to Company’s or its Subsidiaries’ IT Assets.

(d) Company’s and each of its Subsidiaries’ respective IT Assets operate and perform as required by Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. To Company’s Knowledge, Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. To Company’s Knowledge, Company and each of its Subsidiaries is compliant with all applicable Laws, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (“Trademarks”); (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Company and each of its Subsidiaries as presently conducted.

(iv) “Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries.

3.22 Properties. Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in either the latest audited balance sheet or latest interim balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in either the latest audited financial statements or latest interim financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of Company, the lessor. There are no pending or, to the Knowledge of Company, threatened (in writing) condemnation proceedings against the Real Property.

3.23 Insurance. Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice. Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.24 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Company and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) Company’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2012, and such assessment concluded that such controls were effective. Company has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors, and has described in Section 3.24(b) of the Company Disclosure Schedule: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since December 31, 2008, (A) neither Company nor any of its Subsidiaries nor, to Company’s Knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Company or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its Board of Directors or any committee thereof or to any of its directors or officers.

3.25 Derivatives. Except as has not had and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company, neither Company nor its Subsidiaries, nor to Company’s Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of it and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

3.26 Labor. (i) Neither Company nor any of its Subsidiaries is or since December 31, 2008, has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”); (ii) no employee is represented by a labor organization for purposes of collective bargaining with respect to Company or any of its Subsidiaries; (iii) to the Knowledge of Company, as of the date hereof, there are no activities or proceedings of any labor or trade union to organize any employees of Company or any of its Subsidiaries; (iv) no Collective Bargaining Agreement is being negotiated by Company or any of its Subsidiaries; (v) as of the date hereof, there is no strike, lockout, slowdown, or work stoppage against Company or any of its Subsidiaries pending or, to the Knowledge of Company, threatened, that may interfere in any material respect with the respective business activities of Company or any of its Subsidiaries; (vi) to the Knowledge of the Company, there is no pending charge or complaint against Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity and (vii) Company and its Subsidiaries have complied with all Laws regarding employment and employment practices, terms and conditions of employment and wages and hours and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

3.27 Loans; Loan Matters.

(a) As of August 31, 2013, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) the unpaid principal balance of which exceeds $50,000, and under the terms of which the obligor was 90 days or more delinquent in payment of principal or interest or (y) to the knowledge of Company, the unpaid principal balance of which exceeds $50,000 and which the obligor is in material default of any other provision under such Loan (for purposes of this clause (y), the failure of a borrower to deliver financial and other data on a timely basis to Company as required by the relevant loan agreement shall not be deemed a material default), or (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the knowledge of Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 3.27(a) of the Company Disclosure Schedule sets forth (i) all of the Loans in original principal amount in excess of $50,000 of Company or any of its Subsidiaries that as of August 31, 2013, were classified (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, (ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company and its Subsidiaries that as of August 31, 2013, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category and (iii) each asset of the Company that as of August 31, 2013, was classified as “Other Real Estate Owned” and the book value thereof as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to Company’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Company or its Subsidiaries and are complete and correct. Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents, Company’s written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with the requirements under all applicable Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Company as follows:

4.1 Corporate Organization. Purchaser is a corporation duly formed, validly existing and in good standing under the laws of the State of Maryland. Purchaser has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is and will be duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Purchaser is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act.

4.2 Capitalization. The authorized capital stock of Purchaser consists of 1,500,000,000 shares of Purchaser Common Stock, of which, as of September 30, 2013, (the “Purchaser Capitalization Date”), 830,144,646 were issued and outstanding, and 6,617,808 shares of preferred stock, par value $0.01 per share, of which, as of the Purchaser Capitalization Date, 362,507 shares, designated as Series A, 8.50% fixed rate, non-cumulative perpetual convertible preferred stock, and 1,420,000 shares, designated as Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, were issued and outstanding. As of the Purchaser Capitalization Date, 51,000,000 shares of Purchaser Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Purchaser or a Subsidiary of Purchaser in effect as of the date of this Agreement (the “Purchaser Stock Plans”). All of the issued and outstanding shares of Purchaser Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Purchaser is issued or outstanding. As of the Purchaser Capitalization Date, except pursuant to this Agreement, the Purchaser Stock Plans and the Series B, floating rate, non-voting, non-cumulative perpetual preferred stock, Purchaser does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or any other equity securities of Purchaser or any securities representing the right to purchase or otherwise receive any shares of Purchaser Common Stock, Purchaser Preferred Stock, Voting Debt of Purchaser or other equity securities of Purchaser. The shares of Purchaser Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation.

(a) Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Board of Directors of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the terms or provisions of this Agreement, will (i) violate any provision of the restated certificate of incorporation or bylaws of Purchaser, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any other Law, judgment, order, injunction or decree applicable to Purchaser, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

4.4 Consents and Approvals. Except for (i) the Regulatory Approvals, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iii) the filing of the Articles of Merger with the Maryland State Department of Assessments and Taxation and the Certificate of Merger with the Delaware Secretary, (iv) any notices or filings under the HSR Act, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and approval of listing of such Purchaser Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement or with the consummation by Purchaser of the Merger, by The Huntington National Bank, a wholly owned Subsidiary of Purchaser and a national banking association duly organized, validly existing and in good standing under the National Bank Act, 12 U.S.C § 1 et seq. (“Purchaser Bank”) of the Bank Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Purchaser of this Agreement.

4.5 Reports.

(a) Purchaser and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2008 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2008, including any report or statement required to be filed pursuant to any applicable Law, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and have paid all fees and assessments due and payable in connection therewith.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser pursuant to the Securities Act or the Exchange Act since December 31, 2008 and prior to the date of this Agreement (the “Purchaser SEC Reports”) is publicly available. No such Purchaser SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Purchaser SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Purchaser SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

4.6 Financial Statements.

(a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Purchaser and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Deloitte & Touche LLP has not resigned (or informed Purchaser that indicated it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Purchaser nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since June 30, 2013 or (iii) in connection with this Agreement and the transactions contemplated hereby.

4.7 Broker’s Fees. Neither Purchaser nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than to Sandler O’Neill + Partners, L.P.

4.8 Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since December 31, 2008 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing. Purchaser and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable Law relating to Purchaser or any of its Subsidiaries.

4.9 Legal Proceedings. (a) Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Purchaser, none of Purchaser or any of its Subsidiaries is a party to any, and there are no pending or, to Purchaser’s knowledge, threatened, material legal, administrative, arbitral or other material suits, actions, investigations, claims, proceedings or reviews of any nature against Purchaser or any of its Subsidiaries.

(b) There is no injunction, order, award, judgment, settlement, decree or regulatory restriction (other than those of general application that apply to similarly situated banks or their Subsidiaries) imposed upon Purchaser or any of its Subsidiaries that is or could reasonably be expected to be material to Purchaser or any of its Subsidiaries.

4.10 Absence of Changes. Since June 30, 2013, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.

4.11 Approvals. As of the date of this Agreement, Purchaser knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.12 Purchaser Information. The information relating to Purchaser and its Subsidiaries that is provided by Purchaser or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Purchaser and its Subsidiaries and other portions within the reasonable control of Purchaser and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.13 Reorganization. Purchaser has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as Previously Disclosed, during the period from the date of this Agreement to the Effective Time, (i) Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (ii) each of Company and Purchaser shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Company or Purchaser to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a) (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or other equity interest, Voting Debt or Equity Rights, or (ii) grant, award or issue any Company Stock Options, restricted units, stock appreciation rights, restricted stock, awards based on the value of the Company’s capital stock or other equity-based award with respect to shares of the Company Common Stock under any of the Company Benefit Plans or Company Stock Plans or otherwise, except in the case of clause (i) only, for issuances of Company Common Stock with respect the exercise of Company Stock Options outstanding as of the Company Capitalization Date in accordance with their existing terms and with respect to the exercise of any Warrants outstanding as of the Company Capitalization Date in accordance with the existing terms of the Warrant Agreement.

(b) (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business consistent with past practice to satisfy obligations under the Company Benefit Plans).

(c) Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any contract or other binding obligation other than in the ordinary course of business consistent with past practice or (ii) any contract or other binding obligation of the sort specified in Section 3.17(a)(iv), (vi), (vii), (viii), (ix), (x), (xiii) or (xiv).

(d) Sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(f) Amend the Company Certificate or the Company Bylaws, or similar governing documents of any of its Significant Subsidiaries.

(g) Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(h) Except as required under applicable Law or the terms of any Company Benefit Plan existing as of the date hereof (i) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of Company or its Subsidiaries (collectively, “Employees”), other than increases in base salary to Employees in the ordinary course consistent with past practice, which shall not exceed 1.5% in the aggregate or 3% for any individual to Employees (in each case, on an annualized basis), (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (or newly hired Employee), (iv) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation, (v) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (vii) hire or terminate without cause the employment of any Employee who has (in the case of Employees to be terminated) or would have (in the case of Employees to be hired) target total compensation (base salary, target cash incentive and target equity) of $125,000 or more.

(i) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

(k) Enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Law or requested by a Regulatory Agency.

(l) Other than in consultation with Purchaser, make any material change to (i) its investment securities portfolio, derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or (ii) the manner in which the portfolio is classified or reported, except as required by Law or requested by a Regulatory Agency.

(m) Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $25,000 individually (or $50,000 in the aggregate for all such actions, suits, claims) and that would not (i) impose any restriction on the business of it or its Subsidiaries or (ii) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries.

(n) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility.

(o) Make or incur any capital expenditure of in excess of $50,000 individually or $150,000 in the aggregate.

(p) Issue any communication of a general nature to its employees or customers without the prior approval of Purchaser (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby.

(q) Make or change any material Tax elections, change or consent to any change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), enter into any structured transaction outside of its regular course of business, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

(r) Except (i) for Loans or legally binding commitments for Loans that have previously been approved by the Company prior to the date of this Agreement, make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan, or amend or modify in any material respect any existing Loan, that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $750,000, (ii) with respect to amendments or modifications that have previously been approved by the Company prior to the date of this Agreement, amend or modify in any material respect any existing Loan rated “special mention” or below by the Company with total credit exposure in excess of $750,000 or (iii) with respect to any such actions that have previously been approved by the Company prior to the date of this Agreement, modify or amend any Loan in a manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by the Company, in each case in excess of $750,000.

(s) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Purchaser Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Company (which shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Purchaser shall not, and shall not permit any of its Subsidiaries to:

(a) Amend the Purchaser Bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock.

(b) Take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or, except as may be required by applicable Law imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

(c) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Purchaser and Company shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Company and

Purchaser shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the information relating to Company or Purchaser, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything contained herein to the contrary, in no event shall the foregoing or any other provision of this Agreement require Purchaser to take or commit to take any actions in connection with obtaining such consents, approvals and authorizations, or agree to or suffer any condition or restriction on Purchaser, Company or the Surviving Corporation in connection therewith, that would or could reasonably be expected to have a material adverse effect (measured on a scale relative to Company) on Purchaser or Company.

(c) Each of Purchaser and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact required to be stated therein or necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement.

(d) Each of Purchaser and Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

(e) Prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of any Company Stock Options assumed by Purchaser. Purchaser shall prepare and file with the SEC and cause to become effective on or promptly following the Closing Date a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to Purchaser Common Stock issuable upon exercise of Company Stock Options, and shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as any of such Company Stock Options remain outstanding.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Purchaser, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking or insurance Laws (other than reports or documents that Company is not permitted to disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, including periodic updates of the information provided in Section 3.27. Upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement. Neither Company nor Purchaser, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the confidentiality agreement entered into between the parties as of August 5, 2013 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.3 Shareholder Approval. The Board of Directors of Company has resolved to recommend to Company’s shareholders that they approve this Agreement and will submit to its shareholders this Agreement and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Company will take, in accordance with applicable Law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its shareholders (“Shareholders’ Meeting”), as promptly as practicable after Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4, to consider and vote upon approval of this Agreement. Company agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal or Change in the Company Recommendation. Subject to the provisions of Section 6.8, Company shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement (the “Company Recommendation”), and shall use its best efforts to obtain from its shareholders the requisite affirmative vote approving this Agreement (the “Company Shareholder Approval”). Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of Company at the Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve Company of such obligation so long as Purchaser has obtained the SEC’s declaration of effectiveness of the Form S-4; provided, however, that if the Board of Directors of Company shall have effected a Change in the Company Recommendation permitted hereunder, then the Board of Directors of Company shall submit this Agreement to Company’s shareholders without the recommendation of the Agreement (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Law; provided that, for the avoidance of doubt, Company may not take any action under this sentence unless it has complied with the provisions of Section 6.8. In addition to the foregoing, neither Company nor its Board of Directors of Company shall recommend to its shareholders or submit to the vote of its shareholders any Acquisition Proposal other than the Merger. Except as set forth in Section 6.8, neither the Board of Directors of Company nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendation or take any action, or make any public statement, filing or release inconsistent with the Company Recommendation (any of the foregoing being a “Change in the Company Recommendation”).

6.4 Nasdaq Listing; Reservation of Purchaser Common Stock.

(a) Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to have been authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

(b) Purchaser agrees at all times from the date of this Agreement to reserve a sufficient number of shares of Purchaser Common Stock to fulfill its obligations under this Agreement, including payment of the Merger Consideration and issuance of Purchaser Common Stock under Warrants, and Company Stock Plans.

6.5 Employee Matters.

(a) For the six-month period following the Closing Date, Purchaser shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employed by Company and its Subsidiaries on the Closing Date (“Covered Employees”) during the period in which any such Covered Employee is employed by Purchaser or its Subsidiaries following the Closing Date that provide employee benefits that, in the aggregate, are not materially less favorable to the employee benefits that are generally made available by Company to the Covered Employees as of immediately prior to the Closing Date.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Purchaser or any of its Subsidiaries (other than Company or its Subsidiaries), Purchaser shall cause such employee benefit plan to recognize the service of such Covered Employee with Company or its Subsidiaries for purposes of eligibility, participation, vesting and, except with respect to any pension plan or retiree welfare plan, benefit accrual or levels of pay credits under such employee benefit plan of Purchaser or any of its Subsidiaries, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service and (ii) apply for purposes of any plan, program or arrangement (x) if employees of Purchaser and its Subsidiaries would not have received credit for that service if it had been performed for Purchaser or its Subsidiaries or (y) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any health care plan of Purchaser or any of its Subsidiaries (other than Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Purchaser shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Purchaser or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Purchaser or any of its Subsidiaries.

(c) To the extent requested by Purchaser in writing prior to the Effective Time, effective as of immediately prior to, and contingent upon, the Closing Date, Company shall adopt such resolutions and/or amendments to terminate Company’s tax-qualified savings plans or any 401(k) plan of any of its Subsidiaries (collectively, “Company 401(k) Plan”). Company shall provide Purchaser with a copy of the resolutions and/or plan amendments evidencing that the Company 401(k) Plan has been terminated in accordance with its terms. If the Company 401(k) Plan is terminated pursuant to the preceding sentence (i) following the Closing Date and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and (ii) Purchaser shall take any necessary action, including amendments to the a tax-qualified defined contribution retirement plan sponsored by Purchaser (the “Purchaser 401(k) Plan”) to permit each Covered Employee to make rollover contributions of

“eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) to the Purchaser 401(k) Plan, in the form of cash, shares of Purchaser Common Stock, notes (in the case of loans) or a combination thereof, in an amount equal to the eligible rollover distribution portion distributed to such Company Employee from the Company 401(k) Plan.

(d) Without limiting the generality of Section 9.10 the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser, Company or any of their respective affiliates; (ii) alter or limit the ability of Purchaser or any of its Subsidiaries (including, after the Closing Date, Company and its Subsidiaries) to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) to confer upon any current or former Employee, any right to employment or continued employment or continued service with the Purchaser or any of its Subsidiaries (including, following the Closing Date, Company and its Subsidiaries), or constitute or create an employment or other agreement with any Employee.

(e) At and after the Effective Time, Covered Employees (other than those who are party to an individual agreement or arrangement that provides for severance, salary continuation or termination pay or benefits) will participate in the Purchaser’s severance plan as in effect from time to time in accordance with the terms and conditions thereof. For the avoidance of doubt, for the purposes of determining the level of benefits pursuant to the Purchaser severance plan, each Covered Employee shall be credited for service with Company as provided in Section 6.5(b) above.

6.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, to the full extent provided under the Company Certificate and Company Bylaws (including advancement of expenses as incurred to the extent permitted under applicable Law), each present and former director and officer of Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six years following the Effective Time, Purchaser will use its commercially reasonable efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Company; provided that in no event shall Purchaser be required to expend, on an annual basis, an amount in excess of 150% of the annual premiums paid as of the date hereof by the Company for any such insurance (the “Premium Cap”); provided, further, that if any such annual expense at any time would exceed the Premium Cap, then Purchaser will cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. At the option of Purchaser, in consultation with Company, prior to the Effective Time and in lieu of the foregoing, Purchaser or Company may purchase a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence (including subject to the Premium Cap) and fully pay for such policy prior to the Effective Time.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.6(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Purchaser; provided that failure to so notify will not affect the obligations of Purchaser under Section 6.6(a) unless and to the extent that Purchaser is actually prejudiced as a consequence.

6.7 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Purchaser and Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8 No Solicitation.

(a) Except as set forth in Section 6.8(b), none of the Company nor any of its Subsidiaries shall, and each of them shall cause its respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each a “Representative”) not to, directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal (other than any confidentiality agreement required by Section 6.8(b)), (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.8(a), if Company or any of its Representatives receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.8 by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) at any time prior to the Shareholders Meeting that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s financial advisors and outside legal counsel) to constitute or to be reasonably likely to result in a Superior Proposal, Company and its Representatives may take any action described in Section 6.8(a)(ii) above to the extent that the Board of Directors of Company has determined, in its good faith judgment (after consultation with Company’s outside legal counsel), that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that, prior to taking any such action, Company has obtained from such Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) an executed confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, the terms of the Confidentiality Agreement.

(c) As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Company shall advise Purchaser in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, shall promptly provide to Purchaser a written summary of the material terms of such Acquisition Proposal, request or inquiry (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Acquisition Proposal and shall keep Purchaser promptly apprised of any related developments, discussions and negotiations (including providing Purchaser with a copy of all material documentation and correspondence relating thereto) on a current basis. Company agrees that it shall simultaneously provide to Purchaser any public information concerning Company that may be provided (pursuant to Section 6.8(b)) to any other Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) in connection with any Acquisition Proposal which has not previously been provided to Purchaser.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Shareholders’ Meeting, the Board of Directors of Company may withdraw its recommendation of the Merger Agreement, thereby resulting in a Change in the Company Recommendation, if and only if (x) from and after the date hereof, Company has complied with Sections 6.3 and 6.8, and (y) the Board of Directors of Company has determined in good faith, after consultation with outside counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable Law; provided, that the Board of Directors of Company may not effect a Change in the Company Recommendation unless:

(1) Company shall have received an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Purchaser;

(2) Company shall have provided prior written notice to Purchaser at least five (5) Business Days in advance (the “Notice Period”) of taking such action, which notice shall advise Purchaser that the Board of Directors of Company has received a Superior Proposal, specify the material terms and conditions of such Superior Proposal (including the identity of the Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal);

(3) during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith (to the extent Purchaser desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(4) the Board of Directors of Company shall have concluded in good faith (after consultation with Company’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Purchaser, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal and such revisions are material, Company shall deliver a new written notice to Purchaser and shall again comply with the requirements of this Section 6.8(d) with respect to such new written notice, except that the new Notice Period shall be two (2) Business Days. In the event the Board of Directors of Company does not make the determination referred to in clause (4) of this paragraph and thereafter seeks to effect a Change in the Company Recommendation, the procedures referred to above shall apply anew and shall also apply to any subsequent Change in the Company Recommendation.

(e) Company and its Subsidiaries shall, and shall cause their respective Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) request the prompt return or destruction of all confidential information previously furnished in connection therewith; and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Acquisition Proposal to which it or Company or any of its Subsidiaries or Representative is a party, and enforce the provisions of any such agreement.

(f) Nothing contained in this Agreement shall prevent Company or its Board of Directors from issuing as “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to Company shareholders if Company’s Board of Directors (after consultation with outside counsel) concludes that its failure to do so would cause it to violate its fiduciary duties under applicable Law; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

(g) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal with respect to which the Board of Directors of Company determines in its good faith judgment to be more favorable from a financial point of view to Company’s shareholders than the Merger and to be reasonably capable of being consummated on the terms proposed, after (i) receiving the advice of outside counsel and Boenning & Scattergood, Inc. or another nationally recognized investment banking firm and (ii) taking into account all relevant factors (including the likelihood of consummation of such transaction on the terms set forth therein; any proposed changes to this Agreement that may be proposed by Purchaser in response to such Acquisition Proposal (whether or not during the Notice Period); and all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing)); provided, that for purposes of the definition of “Superior Proposal,” the references to “15%” and “85%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”; and

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Company or publicly announced to Company’s shareholders) by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) (in each case other than Purchaser or any of its affiliates) relating to an Acquisition Transaction involving Company or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 15% or more of the consolidated assets of Company as reflected on Company’s consolidated statement of condition prepared in accordance with GAAP; and

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Company by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, of 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Purchaser or any of its affiliates, beneficially owning 15% or more in interest of the total outstanding voting securities of Company or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction would hold less than 85% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power); (ii) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 15% or more of the consolidated assets, business, revenues, net income, assets or deposits of Company; or (iii) any liquidation or dissolution of Company or any of its Subsidiaries.

6.9 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement, to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

6.10 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Company will furnish to Purchaser (a) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Company or any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable Law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.11 Notification of Certain Matters. Company and Purchaser will give prompt notice to the other of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or is reasonably likely to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.12 Shareholder Litigation. Company shall give Purchaser prompt notice of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Purchaser the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

6.13 TRUPS Redemption. Company shall take all reasonable action necessary, appropriate and permissible to assist Purchaser in redeeming, after the Effective Time, all outstanding junior subordinated debt securities issued to Camco Statutory Trust I, and the concurrent redemption of all preferred capital securities issued by each such trust, in each case in accordance with the terms thereof and the indentures related thereto and subject, as applicable, to the approval or non-objection of the Federal Reserve.

6.14 Transition. Commencing following the date hereof, and in all cases subject to applicable Law, Company shall, and shall cause its Subsidiaries to, cooperate with Purchaser and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Purchaser. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Company and its Subsidiaries in the ordinary course of business, Company shall cause the employees, officers and representatives of Company and its Subsidiaries to use their commercially reasonable efforts to provide support, including support from its outside contractors and vendors, as well as data and records access, take actions and assist Purchaser in performing all tasks, including conversion planning, assisting in any required divestiture, equipment installation and training, the provision of customer communications and notices (including joint communications and notices relating to anticipated account changes, branch closures, divestiture and/or systems conversion, it being agreed that any notices of branch closures need not be provided more than 90 days in advance of the anticipated Closing Date), and other matters reasonably required to result in a successful transition and integration at the Closing or such later date as may be determined by Purchaser.

6.15 Bank Merger. Company shall take all actions reasonably requested by Purchaser to cause the merger of Company Bank with and into Purchaser Bank (the “Bank Merger”), with Purchaser Bank as the surviving institution, immediately following the Merger, including by executing and delivering a bank merger agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of Company Bank with respect to the Bank Merger reasonably deemed necessary or appropriate by Purchaser.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the shareholders of Company entitled to vote thereon.

(b) Stock Exchange Listing. The shares of Purchaser Common Stock to be issued to the holders of Company Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(e) Regulatory Approvals. (i) All regulatory approvals from the Federal Reserve, the OCC and, if applicable, under the HSR Act, and (ii) any other regulatory approvals required to consummate the transactions contemplated by this Agreement, including the Merger and (unless otherwise determined by Purchaser) the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods referred to in clauses (i) or (ii), the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction, or waiver by Purchaser, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Company (other than the representations and warranties set forth in (i) Section 3.2(a), which shall be true and correct except to a de minimis extent (relative to Section 3.2(a) taken as a whole), (ii) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, which shall be true and correct in all material respects, and (iii) Sections 3.8(iii) and Section 3.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Company, has had or would reasonably be expected to result in a Material Adverse Effect on Company; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Purchaser shall have received a certificate signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.

(c) Tax Opinion. Purchaser shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

(d) Regulatory Conditions. There shall not be any action taken or determination made, or any Law enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, including the Merger and the Bank Merger, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction, requirement or condition that, individually or in the aggregate, would, after the Effective Time, restrict or burden Purchaser or Surviving Company or any of their respective affiliates in connection with the transactions contemplated by this Agreement or with respect to the business or operations of Purchaser or Surviving Company that would have a material adverse effect on Purchaser, Surviving Company or any of their respective affiliates, in each case measured on a scale relative to Company.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction or waiver by Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Purchaser (other than the representations and warranties set forth in (i) Section 4.3(a) and 4.3(b)(i), which shall be true and correct in all material respects, and (ii) Section 4.10, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Purchaser, has had or would reasonably be expected to result in a Material Adverse Effect on Purchaser; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) (other than in the immediately preceding parenthetical), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to the foregoing effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Company shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer or the Chief Financial Officer of Purchaser to such effect.

(c) Tax Opinion. Company shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Vorys, Sater, Seymour and Pease LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a) by mutual consent of Company and Purchaser in a written instrument authorized by the Boards of Directors of Company and Purchaser;

(b) by either Company or Purchaser, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(c) by either Company or Purchaser, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Company, in the case of a termination by Purchaser, or on the part of the Purchaser, in the case of a termination by Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a)-(c) or 7.3(a)-(c), as the case may be, and which is not cured within 30 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by Purchaser, if (i) at any time prior to the Effective Time, the Board of Directors of Company has (A) failed to recommend to the shareholders of Company that they give the Company Shareholder Approval; (B) effected a Change in the Company Recommendation, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any Acquisition Proposal (other than this Agreement), whether or not permitted by the terms hereof, or resolved to do the same, or (C) failed to substantially comply with its obligations under Section 6.3 or 6.8 hereof; or (ii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or

(f) by Purchaser or Company, if the approval of Company’s shareholders required by Section 7.1(a) shall not have been obtained at a duly held Shareholders’ Meeting (including any adjournment or postponement thereof).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Purchaser as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Company, Purchaser, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) neither Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its knowing breach of any provision of this Agreement.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Notwithstanding the foregoing, if:

(i) (A) Either Company or Purchaser terminates this Agreement pursuant to 8.1(c) (without the Company Shareholder Approval having been obtained), Purchaser terminates pursuant to Section 8.1(d) (as a result of a volitional breach by Company), or either Company or Purchaser terminates this Agreement pursuant to Section 8.1(f), and (B) prior to termination, there has been publicly announced an Acquisition Proposal or any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act) shall have communicated to Company or its shareholder an Acquisition Proposal (whether or not conditional), or an intention (whether or not conditional) to make an Acquisition Proposal, and (C) within twelve months of such termination Company shall either (1) consummate an Acquisition Transaction or (2) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction (including any letter of intent, but not including any confidentiality agreement required by Section 6.8(b) (an “Acquisition Agreement”)) with respect to an Acquisition Transaction or Acquisition Proposal, whether or not such Acquisition Transaction or Acquisition Proposal is subsequently consummated (but changing, in the case of (1) and (2), the references to the 15% and 85% amounts in the definition of Acquisition Transaction and Acquisition Proposal to 50%); or

(ii) Purchaser shall terminate this Agreement pursuant to Section 8.1(e);

then Company shall pay to Purchaser an amount equal to $3.25 million (the “Termination Fee”). If the Termination Fee shall be payable pursuant to subsection (b)(i) of this Section 8.3, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction or Acquisition Proposal. If the Termination Fee shall be payable pursuant to subsection (b)(ii) of this Section 8.3, the Termination Fee shall be paid in same-day funds immediately upon delivery of the written notice of termination required by Section 8.1.

(c) The Parties acknowledge that the agreements contained in paragraph (b) of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if Company fails to pay promptly any fee payable by it pursuant to this Section 8.3, then Company shall pay to Purchaser, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Shareholder Approval; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, counsel to Purchaser, on a date to be specified by the parties, which date shall be the first Friday following the tenth (10th) business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:

Camco Financial Corporation

814 Wheeling Avenue

Cambridge, Ohio 43725

Attention:     James E. Huston

Facsimile:     (740) 435-2021

with a copy (which shall not constitute notice) to:

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, Ohio 43215

Attention:     Michael D. Martz

Facsimile:     (614) 719-4841

(b)	if to Purchaser, to:

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Attention:     Richard A. Cheap, Esq.

Facsimile:     (614) 480-5485

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:     Nicholas G. Demmo

Facsimile:     (212) 403-2000

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “Knowledge” means the actual knowledge of any of Company’s officers listed on Section 9.4 of the Company Disclosure Schedule. When a reference is made in this Agreement to an affiliate of a Person, the term “affiliate” means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware (which the parties expressly agree shall exclusively be the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County). Each of the parties hereto submits to the exclusive jurisdiction of such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such suit, action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Company nor Purchaser shall, and neither Company nor Purchaser shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Purchaser, in the case of a proposed announcement, statement or disclosure by Company, or Company, in the case of a proposed announcement, statement or disclosure by Purchaser; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

9.12 Disclosure Schedule. Before entry into this Agreement, Company delivered to Purchaser a schedule (a “Company Disclosure Schedule”) and Purchaser has delivered to Company a schedule (a “Purchaser Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as the case may be, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, “Previously Disclosed” means information set forth by Company or Purchaser, as the case may be, in the applicable paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule, respectively, or any other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule (so long as it is reasonably clear on the face of such disclosure that the disclosure in such other paragraph of its Company Disclosure Schedule or Purchaser Disclosure Schedule is also applicable to the section of this Agreement in question).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Scott Brewer
	Name:	Scott Brewer
	Title:	Executive Vice President

CAMCO FINANCIAL CORPORATION

By:	/s/ James Huston
	Name:	James Huston
	Title:	CEO

Appendix B—Opinion of Boenning & Scattergood, Inc.

October 9, 2013

Board of Directors

Camco Financial Corporation

814 Wheeling Ave.

Cambridge, OH 43725

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the “Company Common Stock”), of Camco Financial Corporation (“CAFI”) of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the “Proposed Merger”) by and between CAFI and Huntington Bancshares Incorporated (“HBAN”) as set forth in the Agreement and Plan of Merger, dated October 9, 2013 (the “Merger Agreement”). As detailed in the Merger Agreement, CAFI will merge with and into HBAN, and each share of Company Common Stock (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Company Common Stock held, directly or indirectly, by Company or Purchaser in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) will be converted, at the election of the holder thereof, into the right to receive $6.00 in cash or 0.7264 shares of common stock, par value $0.01 per share, of HBAN (the “Merger Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of HBAN and CAFI and reviewed certain internal financial analyses and forecasts prepared by the management of CAFI, (ii) reviewed a draft of the Merger Agreement, dated October 8, 2013, (iii) reviewed and analyzed the stock market performance of HBAN and CAFI, (iv) studied and analyzed the consolidated financial and operating data of HBAN and CAFI, (v) reviewed the pro forma financial impact of the Proposed Merger on HBAN, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies derived from discussions with senior management of HBAN and CAFI, (vi) considered the financial terms of the Proposed Merger between HBAN and CAFI as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of HBAN’s and CAFI’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by HBAN and CAFI, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by HBAN and CAFI including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning HBAN and CAFI nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of HBAN and CAFI as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of HBAN or CAFI, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of HBAN and CAFI, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgment of the management of HBAN and CAFI as to their most likely future performance. We have further relied on the assurances of management of HBAN and CAFI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheets of HBAN and CAFI are adequate to cover such losses; we have not reviewed individual loans or credit files of HBAN and CAFI. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

Our opinion is based upon information provided to us by the management of HBAN and CAFI, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger and the other business strategies that CAFI’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of CAFI’s Board of Directors to proceed with the Merger. In connection with the preparation of our opinion, we were not authorized to solicit, and did not solicit, third parties regarding alternatives to the Proposed Merger. We are expressing no opinion as to the value of the shares of HBAN common stock when issued to holders of outstanding CAFI common stock pursuant to the Merger Agreement or the prices at which the Shares may trade at any time. Our opinion is for the information of CAFI’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of CAFI in connection with the Proposed Merger or a recommendation to any stockholder of CAFI as to how such stockholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by CAFI or HBAN in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, HBAN and CAFI or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of HBAN and CAFI for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We will receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. CAFI has also agreed to indemnify us against certain liabilities that may arise out of our engagement.

Boenning & Scattergood, Inc. has not had any material relationship with HBAN or CAFI during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc. and HBAN or CAFI. Boenning & Scattergood, Inc. may provide investment banking services to HBAN in the future, although as of the date of this opinion, there is no agreement to do so.

This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Stock in the Proposed Merger.

Based on, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Boenning & Scattergood, Inc.

Appendix C—

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (3) of this subsection, § 251(h) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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